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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material pursuant to §240.14a-12

REGAL ENTERTAINMENT GROUP
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 5, 2010

DEAR STOCKHOLDERS:

        We cordially invite you to attend the Annual Meeting of Stockholders of Regal Entertainment Group, which will be held on May 5, 2010 at 9:30 a.m. (Eastern Time) at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 for the following purposes:

        1.     To elect four Class II directors to serve for three-year terms on our board of directors;

        2.     To ratify the Audit Committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2010; and

        3.     To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournments or postponements thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Our board of directors has fixed the close of business on Wednesday, March 10, 2010 as the record date for determining the stockholders entitled to notice of and to vote at the Annual Meeting of Stockholders or at any adjournment or postponement thereof. Therefore, stockholders who owned shares of our Class A or Class B common stock at the close of business on March 10, 2010 are entitled to notice of and to vote at the meeting. A list of these stockholders will be available at the time and place of the meeting and, during the ten days prior to the meeting, at the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

        Only stockholders and persons holding proxies from stockholders may attend the meeting. If your shares are registered in your name, you should bring your proxy card and a proper form of identification such as your driver's license to the meeting. If your shares are held in the name of a broker, trust, bank or other nominee, you will need to bring a proxy or letter from that broker, trust, bank or other nominee that confirms you are the beneficial owner of those shares.

        In order that your shares may be represented at the meeting if you are not personally present, you are urged to vote your shares by telephone or Internet, or, if you have received hard copy materials, by completing, signing and dating the enclosed proxy card and returning it promptly in the accompanying postage prepaid (if mailed in the U.S.) return envelope.

 ALL STOCKHOLDERS ARE EXTENDED A CORDIAL INVITATION
TO ATTEND THE ANNUAL MEETING OF STOCKHOLDERS

By Order of the Board of Directors,

Knoxville, Tennessee April 14, 2010	Peter B. Brandow Executive Vice President, General Counsel and Secretary

PROXY STATEMENT

 GENERAL INFORMATION

        This proxy statement is provided in connection with the solicitation of proxies by the board of directors of Regal Entertainment Group, a Delaware corporation (the "Company" or "Regal"), for use at the Annual Meeting of Stockholders of the Company, to be held on May 5, 2010 at 9:30 a.m. (Eastern Time), or any adjournment or postponement thereof, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922 (the "Annual Meeting").

        Pursuant to the rules and regulations of the Securities and Exchange Commission (the "SEC"), we are providing access to our proxy materials, which include our notice of annual meeting, proxy statement and summary annual report over the Internet at www.proxyvote.com. These proxy materials are available without charge.

        This proxy statement and the accompanying proxy are first being sent or given to stockholders beginning on or about April 14, 2010. The costs of this proxy solicitation will be borne by the Company, which maintains its principal executive offices at 7132 Regal Lane, Knoxville, Tennessee 37918.

THE PROXY

        A stockholder giving the electronic proxy by telephone or over the Internet or the proxy card may by mail revoke it at any time before it is used by giving written notice of revocation to the Secretary of the Company, by delivering to the Secretary of the Company a duly executed proxy bearing a later date or by voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, in and of itself, revoke a proxy. Proxies provided by telephone or over the Internet or by mailed proxy card, unless revoked, will be voted at the Annual Meeting as directed by you, or, in the absence of such direction, in favor of Proposals 1 and 2 at the Annual Meeting.

VOTING AT THE ANNUAL MEETING

        The only voting securities of the Company are its shares of Class A and Class B common stock (collectively, the "Common Stock"). Only stockholders of record of our Common Stock at the close of business on March 10, 2010, the date selected as the record date by our board of directors, are entitled to vote at the Annual Meeting. The holders of Class A common stock are entitled to one vote per share and the holders of Class B common stock are entitled to ten votes per share on each matter submitted to a vote of stockholders. The shares of Class A and Class B common stock will vote together as a single class on all matters to be considered at the Annual Meeting. At the close of business on March 10, 2010, 130,529,027 shares of Class A common stock and 23,708,639 shares of Class B common stock were outstanding and entitled to vote.

        The holders of a majority of the voting power of the Common Stock entitled to vote at the Annual Meeting and who are present, in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting or any adjournment or postponement thereof. Abstentions and broker non-votes (which are explained below) are counted as present to determine whether there is a quorum for the Annual Meeting. Directors are elected by a plurality of the affirmative votes cast by the stockholders present at the Annual Meeting in person or by proxy, and entitled to vote. Cumulative voting is not permitted in the election of directors. The affirmative vote of the holders of a majority of the voting power of the Common Stock present at the Annual Meeting, in person or by proxy, and entitled to vote, is necessary for ratification of the Company's auditors. If ratification of the auditors is not approved, our Audit Committee of the board of directors will review its future selection of auditors.

        Abstentions and broker non-votes are not relevant to the election of directors. Abstentions on the proposal for the ratification of Company's auditors will have the effect of votes against those proposals. Broker non-votes will have no effect on the vote for the ratification of auditors. A broker non-vote occurs if a stockholder does not provide the record holder of their shares (usually a bank, broker or other nominee) with voting instructions on a matter and the holder is not permitted to vote on the matter without instructions from such stockholder under the New York Stock Exchange (the "NYSE") rules.

        Unless you indicate otherwise on your proxy card, the persons named as your proxies will vote your shares FOR all of the nominees for director named in this proxy statement and FOR ratification of KPMG LLP ("KPMG") as our independent registered public accounting firm for the fiscal year ending December 30, 2010.

PROPOSAL 1. ELECTION OF CLASS II DIRECTORS

        Regal's business and affairs are managed under the direction of our board of directors, which is currently comprised of ten members. The size of our board of directors may be fixed from time to time by our board of directors as provided in our bylaws. Pursuant to our amended and restated certificate of incorporation, our board of directors is divided into three classes, designated as Class I, Class II and Class III, and the members of each class are elected to serve a three-year term, with the terms of office of each class ending in successive years.

Director Nomination

        The Company's board of directors shall be comprised of individuals who meet the highest possible personal and professional standards. Our director nominees should have broad experience in management, policy-making and/or finance, relevant industry knowledge, business creativity and vision. They should also be committed to enhancing stockholder value and should be able to dedicate sufficient time to effectively carry out their duties.

        The Nominating and Corporate Governance Committee monitors the mix of skills, knowledge, perspective, leadership, age, experience and diversity among directors in order to assure that the board has the ability to perform its oversight function effectively.

        The Nominating and Corporate Governance Committee considers many factors when determining the eligibility of candidates for nomination as director. The Committee does not have a formal diversity policy; however, the Committee considers the diversity of candidates to ensure that the board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the board's overall effectiveness in carrying out its responsibilities.

        The Nominating and Corporate Governance Committee considers the following specific characteristics in making its nominations for our board of directors:

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  Personal and professional integrity;

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  Exceptional ability and broad business judgment;

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  Skills, knowledge and a diverse perspective;

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  Leadership;

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  Industry knowledge;

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  Business creativity and vision; and

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  Overall experience, age and diversity.

For additional information relating to the nomination process, see the discussion under the heading "Corporate Governance—Nominating and Corporate Governance Committee."

        Since the 2009 Annual Meeting of Stockholders, no fees were paid to any third party to identify or evaluate a potential director nominee. In 2009, Amy E. Miles was referred to our Nominating and Corporate Governance Committee as a director candidate. Upon the recommendation of the Nominating and Corporate Governance Committee, the board of directors increased its size to ten and elected Ms. Miles to the board effective June 30, 2009.

        At this Annual Meeting of Stockholders, there are four nominees for election to the board of directors, each of whom, if elected, will serve as a Class II director. The Class II directors, each of whom were recommended for election by the Nominating and Corporate Governance Committee, will serve on the board of directors for a three-year term expiring on the date of our Annual Meeting of Stockholders to be held in 2013. The names of each nominee and continuing director, their respective ages (as of March 15, 2010), class of the board of directors, the year during which each director's current term expires, the year they became a Company director and any current or former directorships of other publicly-held corporations (within the last five years) appear below in tabular format. Additional biographical information about our nominees and continuing directors is set forth in more detail below. There are no family relationships among any director, executive officer or any person nominated or chosen by us to become a director.

        Each nominee is an incumbent director and each nominee has consented to be named herein and to serve on the board of directors if elected. If any of these director nominees should be unavailable for election at the time of the Annual Meeting of Stockholders, which is not anticipated, the proxies will be voted for such other person as may be recommended by the Nominating and Corporate Governance Committee and the board of directors in place of each such nominee.

Name	Age	Class or Nominee Class	Expiration of Current Term	Director Since	Current or Former Public Company Directorships(2)
Thomas D. Bell, Jr.(1)	60	II	2010	2002	Cousins Properties Incorporated (NYSE: CUZ)
					AGL Resources, Inc. (NYSE: AGL)
					Lincoln National Corporation Co. (NYSE: LNC)
					Norfolk Southern Corporation (NYSE: NSC)
David H. Keyte(1)	53	II	2010	2006	N/A
Amy E. Miles(1)	43	II	2010	2009	N/A
Lee M. Thomas(1)	65	II	2010	2006	Airgas, Inc. (NYSE: ARG)
					Rayonier, Inc. (NYSE: RYN)
Stephen A. Kaplan	51	III	2011	2002	Genco Shipping & Trading Limited (NYSE: GNK)
					Alliance Healthcare Services, Inc. (formerly known as Alliance Imaging, Inc. (NYSE: AIQ))
Jack Tyrrell	63	III	2011	2006	N/A
Nestor R. Weigand, Jr.	71	III	2011	2005	N/A

Name	Age	Class or Nominee Class	Expiration of Current Term	Director Since	Current or Former Public Company Directorships(2)
Charles E. Brymer	50	I	2012	2007	N/A
Michael L. Campbell	56	I	2012	2005	National CineMedia, Inc. (NasdaqGS: NCMI)
Alex Yemenidjian	54	I	2012	2005	MGM MIRAGE (formerly MGM Grand, Inc.) (NYSE: MGM)
					Guess?, Inc. (NYSE: GES)

(1)
Director nominee

(2)
For a detailed description of current or former public company directorships (within the last five years), please see each individual director's biographical summary immediately below.

Nominees and Continuing Directors of the Company

        All of our directors and director nominees bring extensive management and leadership experience acquired through their individual roles as executives and business leaders in many diverse areas of business. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, many of our directors and director nominees bring public company board experience—either significant experience on other boards or long service on our board—that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions.

        In the paragraphs below, we describe each director's individual management and leadership experience for at least the last five years, which we believe, in the aggregate, creates a well-rounded and capable board of directors and contributes to the overall effectiveness of our board and each of its committees.

Nominees for Director—Class II
For a Three-Year Term Expiring 2013

        Thomas D. Bell, Jr., 60, has served as a director since March 2002 and is the Chairman of our Nominating and Corporate Governance Committee. Mr. Bell was a member of our Audit Committee until October 2009. Mr. Bell is the Chairman of SecurAmerica LLC, a national commercial security company and Vice Chairman and Partner of Goddard Investment Group. Mr. Bell was Chief Executive Officer from January 2001 until July 2009 of Cousins Properties Incorporated (NYSE: CUZ), a real estate investment trust, and served as the Vice Chairman of the board of directors and Chairman of the Executive Committee from January 2001 until December 2006, at which time he assumed the role of Chairman of the Board until July 2009. Prior to joining Cousins Properties Incorporated, Mr. Bell served as a senior advisor at Credit Suisse First Boston Corporation, overseeing real estate activities. Prior thereto, Mr. Bell spent ten years with Young & Rubicam and retired as Chairman and Chief Executive Officer. Mr. Bell currently serves as a director of AGL Resources, Inc. (NYSE: AGL) and Norfolk Southern Corporation (NYSE: NSC). Mr. Bell also served as a director of Lincoln National Corporation Co. (NYSE: LNC) from May 1988 to May 2005.

        The Nominating and Corporate Governance Committee has determined that Mr. Bell's extensive public company board experience together with his real estate, investment and executive management experience make him a suitable nominee for the Company's board of directors. In addition, the Nominating and Corporate Governance Committee believes Mr. Bell brings to the board of directors a valuable historical perspective of board and Company operations.

        David H. Keyte, 53, has served as a director since September 2006. Mr. Keyte currently serves as the Chief Executive Officer and a director of Caerus Oil and Gas LLC since November 2009. Mr. Keyte served as the Executive Vice President and Chief Financial Officer of Forest Oil

Corporation from November 1997 to November 2009. Mr. Keyte served as Forest Oil Corporation's Vice President and Chief Financial Officer from December 1995 to November 1997 and its Vice President and Chief Accounting Officer from December 1993 until December 1995.

        The Nominating and Corporate Governance Committee has determined that Mr. Keyte's vast executive management experience and his finance and accounting background make him a suitable nominee for the Company's board of directors.

        Amy E. Miles, 43, was appointed as a director on June 30, 2009 and has also served as our Chief Executive Officer since that time. Ms. Miles served as our Executive Vice President, Chief Financial Officer and Treasurer from March 2002 through June 2009. Ms. Miles has also served as the Executive Vice President, Chief Financial Officer and Treasurer of Regal Cinemas, Inc., a wholly owned subsidiary of the Company, from January 2000 until March 2002. Ms. Miles served as Executive Vice President, Chief Financial Officer and Treasurer of Regal Cinemas, Inc. when it filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on October 11, 2001 and throughout the bankruptcy proceedings. Prior thereto, Ms. Miles served as Senior Vice President of Finance from April 1999, when she joined Regal Cinemas, Inc. Ms. Miles was a Senior Manager with Deloitte & Touche from 1998 to 1999. From 1989 to 1998, she was with PricewaterhouseCoopers, LLP. Ms. Miles currently serves as an Executive Board Member and Treasurer of the National Association of Theatre Owners.

        The Nominating and Corporate Governance Committee has determined that Ms. Miles' finance and accounting background together with her extensive industry knowledge make her a suitable nominee for the Company's board of directors. In addition, since Ms. Miles has been involved with the Company for over ten years, the Nominating and Corporate Governance Committee believes that Ms. Miles brings to the board of directors a valuable historical perspective of board and Company operations.

        Lee M. Thomas, 65, has served as a director since May 2006 and is a member of our Audit Committee. Since March 2007, Mr. Thomas has served as President and Chief Executive Officer of Rayonier, Inc. Mr. Thomas served as President and Chief Operating Officer of Georgia-Pacific Corporation through December 31, 2005. Mr. Thomas held this and other senior executive positions within Georgia-Pacific Corporation since 1993. Prior thereto, he was Chairman and Chief Executive Officer of Law Companies Environmental Group Inc. and has held numerous federal and state government positions, including positions with the U.S. Environmental Protection Agency, the Federal Emergency Management Agency and the Office of the Governor of South Carolina. Mr. Thomas also currently serves as a member of the board of directors of the Federal Reserve Bank of Atlanta and Airgas, Inc. (NYSE: ARG), and as the Chairman of the Board of Rayonier, Inc. (NYSE: RYN).

        The Nominating and Corporate Governance Committee has determined that Mr. Thomas' extensive management experience in the governmental sector coupled with his executive and leadership roles, including public board experience, in the private sector make him a suitable nominee for the Company's board of directors.

        The board of directors unanimously recommends a vote "FOR" the election of each of the four nominees to serve as a Class II Director.

 Continuing Directors—Class III
Term Expires 2011

        Stephen A. Kaplan, 51, has served as a director since March 2002 and is the Chairman of our Compensation Committee. Mr. Kaplan is also a member of our Nominating and Corporate Governance Committee. Mr. Kaplan is currently a principal of Oaktree Capital Management, LLC. Since 1995, Mr. Kaplan has managed Oaktree's Principal Investment Activities Group, which invests in controlling and minority positions in private and public companies. Prior to joining Oaktree Capital

Management, LLC, Mr. Kaplan was a Managing Director of Trust Company of the West. Prior to his work with Trust Company of the West, Mr. Kaplan was a partner with the law firm Gibson, Dunn & Crutcher. Mr. Kaplan currently serves as a director of Genco Shipping & Trading Limited (NYSE: GNK), Cannery Casino Resorts, LLC, Oaktree Capital Management, LLC (traded on Goldman Sachs' GS True Exchange), and Pierre Foods, Inc. Mr. Kaplan served on the board of directors of Alliance Healthcare Services, Inc. (formerly known as Alliance Imaging, Inc. (NYSE: AIQ)) from May 2007 until he resigned in May 2008.

        The Nominating and Corporate Governance Committee has determined that Mr. Kaplan's legal background and education, extensive investment background together with his public board experience make him a suitable continuing member of the Company's board of directors. In addition, since Mr. Kaplan has been a Company director since 2002, the Nominating and Corporate Governance Committee believes Mr. Kaplan brings to the board of directors a valuable historical perspective of board and Company operations.

        Jack Tyrrell, 63, has served as a director since May 2006 and was appointed as a member of our Audit Committee in October 2009. Mr. Tyrrell founded five venture capital funds since 1985 and currently serves as managing partner of Richland Ventures L.P., Richland Ventures II, L.P. and Richland Ventures III, L.P. Mr. Tyrrell also has experience serving as a director over the past 25 years for various portfolio companies. In the past five years, Mr. Tyrrell has served on the board of directors of e+ healthcare of Nashville, Tennessee, Symbion, Inc. and Appriss, Inc.

        The Nominating and Corporate Governance Committee has determined that Mr. Tyrrell's extensive venture capital experience together with his lengthy board service on various boards of directors make him a suitable continuing member of the Company's board of directors.

        Nestor R. Weigand Jr., 71, has served as a director since October 2005 and is a member of our Compensation Committee and Nominating and Corporate Governance Committee. Since 1961, Mr. Weigand has been employed by J. P. Weigand & Sons, Inc., a residential, commercial, industrial and investment real estate firm, and served as its President from 1983 to 2001. Since 2001, Mr. Weigand has served as Chairman and Chief Executive Officer of J. P. Weigand & Sons, Inc. Mr. Weigand has served as a member of the International Real Estate Federation ("FIABCI") since 1985 and served as the World President of FIABCI from 2001 to 2002. Mr. Weigand has over 48 years of experience in the real estate industry and has served in a variety of key roles in domestic and international real estate organizations. Mr. Weigand served as the President of the National Association of Realtors in 1988. Mr. Weigand also serves as Chairman of the Board of Wesley Medical Center in Wichita, Kansas, a wholly owned subsidiary of Hospital Corporation of America and as a director of the National Association of Realtors. Mr. Weigand is a former director of Central Bank & Trust and Nations Bank.

        The Nominating and Corporate Governance Committee has determined that Mr. Weigand's real estate, leadership and executive management experience make him a suitable continuing member of the Company's board of directors.

Continuing Directors—Class I
Term Expires 2012

        Charles E. Brymer, 50, has served as a director since September 2007 and was appointed as a member of our Compensation Committee in October 2009. Mr. Brymer has served as President and Chief Executive Officer of DDB Worldwide Communications Group, Inc. since April 2006. DDB Worldwide is a leading advertising and communications company and is part of the Omnicom Group. From 1994 to 2006, Mr. Brymer served as Chairman and Chief Executive Officer of Interbrand Group, a leading branding and design firm.

        The Nominating and Corporate Governance Committee has determined that Mr. Brymer's extensive executive management and branding and advertising experience make him a suitable continuing member of the Company's board of directors.

        Michael L. Campbell, 56, served as our Chairman of the Board since May 2005 until June 2009, when he became our Executive Chairman, and as a director since March 2002. Mr. Campbell served as the Company's Chief Executive Officer from May 2005 until June 2009. Mr. Campbell served as Co-Chairman of the Board and Co-Chief Executive Officer from March 2002 until May 2005. Mr. Campbell founded Regal Cinemas, Inc., a wholly owned subsidiary of the Company, in November 1989, and has served as Chief Executive Officer of Regal Cinemas, Inc. since its inception. Mr. Campbell served as a director and executive officer of Regal Cinemas, Inc. when it filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on October 11, 2001 and throughout the bankruptcy proceedings. Prior to Mr. Campbell's service with Regal Cinemas, Inc., he served as the Chief Executive Officer of Premiere Cinemas Corporation, which he co-founded in 1982, and served in such capacity until Premiere was sold in October 1989. Mr. Campbell currently serves as a director of National CineMedia, Inc. (NasdaqGS: NCMI) and National CineMedia, LLC.

        The Nominating and Corporate Governance Committee has determined that Mr. Campbell's extensive industry knowledge and executive management experience make him a suitable continuing member of the Company's board of directors. The Nominating and Corporate Governance Committee believes Mr. Campbell brings to the board of directors a valuable historical perspective of board and Company operations.

        Alex Yemenidjian, 54, has served as a director since October 2005 and is the Chairman of our Audit Committee. Mr. Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel and Casino, Inc. since July 2009 and Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC since January 2005. He served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc. from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM MIRAGE (formerly MGM Grand, Inc.) (NYSE: MGM) from 1989 to 2005. From July 1995 through December 1999, Mr. Yemenidjian served as President of MGM MIRAGE. He also served MGM MIRAGE in other capacities during such period, including as Chief Operating Officer from June 1995 until April 1999 and as Chief Financial Officer from May 1994 to January 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of Metro-Goldwyn-Mayer Inc., and of MGM MIRAGE from January 1990 to January 1997 and from February 1999 to April 1999. Prior to 1990, Mr. Yemenidjian was the Managing Partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian currently serves as a director of Guess?, Inc. (NYSE: GES), Baron Investment Funds Trust, The Lincy Foundation, The United Armenian Fund, USC Marshall School of Business Board of Leaders and as Co-Chair of The Imagine the Arts Campaign at California State University, Northridge.

        The Nominating and Corporate Governance Committee has determined that Mr. Yemenidjian's accounting and finance background coupled with extensive executive management and public company board experience make him a suitable continuing member of the Company's board of directors.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        Our board of directors adopted Corporate Governance Guidelines that reflect the principles by which the Company operates and set forth the Company's director qualification standards, responsibilities, compensation, evaluation, orientation and continuing education, board committee structure, Chief Executive Officer performance review, management succession planning and other policies for the governance of the Company. Copies of the Corporate Governance Guidelines are

available on our website at www.regalentertainmentgroup.com under "Investor Relations"—"Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Code of Business Conduct and Ethics

        Our board of directors adopted the Code of Business Conduct and Ethics applicable to the Company's directors, officers and employees. The Code of Business Conduct and Ethics sets forth the Company's conflict of interest policy, records retention policy, insider trading policy and policies for the protection of the Company's property, business opportunities and proprietary information. The Code of Business Conduct and Ethics requires prompt disclosure to stockholders of any waiver of the Code of Business Conduct and Ethics for executive officers or directors made by the board of directors or any committee thereof. Copies of the Code of Business Conduct and Ethics are available on our website at www.regalentertainmentgroup.com under "Investor Relations"—"Corporate Governance" or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918.

Risk Management

        The Company's board of directors believes that oversight of the Company's risk management efforts is the responsibility of the entire board of directors. We view risk management as an important part of the Company's overall strategic planning process. The board of directors receives updates from its committees on individual areas of risk. In addition, the Audit Committee established an internal audit function to provide management, the Audit Committee and the board of directors with ongoing assessments of the Company's risk management processes and system of internal control. As part of its responsibilities, the Audit Committee inquires of management and our independent auditors about the Company's processes for identifying and assessing such risks and exposures and the steps management has taken to minimize such risks and exposures to the Company. The Audit Committee also reviews the Company's guidelines and policies that govern the processes for identifying and assessing significant risks or exposures and for formulating and implementing steps to minimize such risks and exposures to the Company.

Board and Committee Information

        The board of directors held six meetings during our fiscal year ended December 31, 2009, to which we refer as fiscal 2009. Each of our incumbent directors attended at least 75% of the total number of meetings held by the board of directors and by the committees of the board of directors on which they served for the period during which each director was a member.

Communications with the Board

        Interested parties, including our stockholders, desiring to communicate with our board members, including our lead non-management director or non-management directors as a group, may do so by mailing a request to the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. Pursuant to the instruction of the Company's non-management directors, the Secretary will review inquiries and if they are relevant to, and consistent with our operations, policies and procedures, they will be forwarded to the director or directors to whom they are addressed. Inquiries not forwarded will be retained by the Company and will be made available to any director upon request.

 Stockholder Recommendations of Candidates for Director

        Stockholders wishing to recommend candidates to the Nominating and Corporate Governance Committee for consideration as directors should submit a written recommendation to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. The Nominating and Corporate Governance Committee employs a process for evaluating all candidates for director, including those recommended by stockholders. See the discussion under the heading "Corporate Governance—Nominating and Corporate Governance Committee."

Director Independence

        Our board of directors has determined that each of Messrs. Bell, Brymer, Kaplan, Keyte, Thomas, Tyrrell, Weigand and Yemenidjian qualifies as an independent director under the applicable listing standards of the NYSE and the Company's categorical standards for independence adopted by our board of directors, as set forth below. In addition, each member of the Company's Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee qualifies as an independent director under the applicable listing standards of the NYSE and the SEC applicable to such committees. Pursuant to the NYSE listing standards, a director shall be considered independent if the board of directors makes an affirmative determination after a review of all relevant information that the director has no material relationship with the Company. Under the categorical standards for independence established by our board of directors, a director will not be considered independent if the director:

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  is, or within the last three years has been, employed by the Company;

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  has an immediate family member (which, for purposes of the these independence standards, shall include such person's spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law and anyone (other than domestic employees) who shares such person's home) who is, or within the last three years has been, employed as an executive officer of the Company;

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  has received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from the Company other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

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  has an immediate family member who received, during any twelve-month period within the last three years, more than $120,000 per year in direct compensation from the Company other than pension or other forms of deferred compensation (provided such compensation is not contingent in any way on continued service);

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  is a current partner or employee of the Company's auditor;

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  was, within the last three years, a partner or employee of the Company's auditor and personally worked on the Company's audit during that time;

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  has an immediate family member who is a current partner of the Company's auditor;

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  has an immediate family member who is a current employee of the Company's auditor and personally works on the Company's audit;

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  has an immediate family member who was, within the last three years, a partner or employee of the Company's auditor and personally worked on the Company's audit during that time;

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  is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives serve, or within the last three years have served, on such other company's compensation committee;

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  has an immediate family member who is, or within the last three years has been, employed as an executive officer of another company where any of the Company's present executives serve, or within the last three years have served, on such other company's compensation committee;

  •
  is an employee of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues; or

  •
  has an immediate family member who is a current executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company's consolidated gross revenues.

        The following factor is also considered by the board of directors in making an independence determination. However, the board of directors is not precluded from finding a director to be independent if the director:

  •
  is, or within the last three years has been, an executive officer of a charitable organization that receives contributions from the Company in an amount which, in any single fiscal year, exceeds the greater of $1.0 million or 2% of such charitable organization's consolidated gross revenues.

Executive Sessions

        Our non-management directors meet in an executive session at least once per year and approve a lead non-management director annually. For fiscal 2009, the lead non-management director was Thomas D. Bell, Jr. and Mr. Bell will continue to serve in this role for fiscal 2010. We intend to hold an executive session including only our independent directors at least once a year.

Attendance at Annual Meetings

        We encourage, but do not require, our board members to attend our Annual Meeting of Stockholders. Last year, all of our directors serving at the time of our Annual Meeting of Stockholders attended such meeting.

Committees

        Our board of directors has established three standing committees. The standing committees consist of an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The standing committees are comprised entirely of non-management directors as provided in the table below.

Board Member	Audit	Compensation	Nominating and Corporate Governance
Thomas D. Bell, Jr.(1)			X
Charles E. Brymer(1)		X
Michael L. Campbell
Stephen A. Kaplan(1)		X	X
David H. Keyte(1)
Amy E. Miles
Lee M. Thomas(1)	X
Jack Tyrrell(1)	X
Nestor R. Weigand, Jr.(1)		X	X
Alex Yemenidjian(1)	X
Meetings Held in Fiscal 2009	7	3	1

(1)
Non-management director.

        Each of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee operates under a charter, adopted by our board of directors, which is available on our website at www.regalentertainmentgroup.com under "Investor Relations"—"Corporate Governance," or in print, without charge, to any stockholder who sends a request to the office of the Secretary of Regal Entertainment Group at 7132 Regal Lane, Knoxville, Tennessee 37918. The functions performed by each of the committees of the board of directors are briefly described below.

Audit Committee

        The duties and responsibilities of the Audit Committee are to:

  •
  oversee the integrity of the Company's financial statements;

  •
  oversee the Company's compliance with legal and regulatory requirements;

  •
  review the qualifications and independence of the registered public accounting firm engaged to be the independent auditor of the Company;

  •
  evaluate the performance of the Company's internal audit function and the independent registered public accounting firm; and

  •
  prepare the report required to be included in our annual meeting proxy statements.

        Our board of directors has determined that each of the members of the Audit Committee is financially literate and that Mr. Yemenidjian qualifies as an "audit committee financial expert" within the meaning of the rules and regulations of the SEC.

Compensation Committee

        The Compensation Committee is responsible for reviewing and making recommendations to the board of directors regarding compensation of the Company's directors and executive officers and administering and implementing the Company's incentive compensation plans and equity-based plans. The Compensation Committee's duties and responsibilities are to:

  •
  review and approve corporate goals and objectives relevant to the compensation of the Company's executive officers;

  •
  evaluate the performance of the Company's executive officers in light of such goals and objectives; and

  •
  determine and approve the Company's executive officers' compensation level based on such evaluation.

The Compensation Committee also reviews and discusses the Compensation Discussion and Analysis with our management, and based on such review and discussions, has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

        Under our Compensation Committee Charter, the Compensation Committee has the authority to retain and terminate any compensation consultant and has the sole authority to approve the consultant's fees and other retention terms. In the past, the Compensation Committee has engaged an outside compensation consultant, Mellon Human Resources & Investor Services, to which we refer as our prior outside compensation consultant, to review and make recommendations regarding our executive compensation program. In fiscal 2008, the Compensation Committee engaged an outside compensation consultant, Towers Perrin, to which we refer as our current outside compensation consultant, to review and make recommendations to our executive and director compensation programs for fiscal 2009 through an analysis of market compensation data, and making recommendations with respect to the redesign of our long-term incentive based compensation. Certain elements of our executive compensation program have been developed, based in part, on the recommendations of the prior and current outside compensation consultants. See the discussion under the heading "Compensation Discussion and Analysis" for further information regarding the executive compensation program.

        The Compensation Committee has the authority to obtain advice and assistance from our executives, internal or external legal, accounting or other advisors as it determines necessary to carry out its duties. Under the Compensation Committee Charter, however, none of our executives shall be involved in the Compensation Committee's determination of his or her own compensation. The Compensation Committee has the ability to delegate its authority to its members or a subcommittee as it deems appropriate, provided that any delegate or subcommittee shall report any actions taken by it to the whole Compensation Committee at the Compensation Committee's next regularly scheduled Compensation Committee meeting.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee's duties and responsibilities are to:

  •
  identify qualified nominees for our board of directors;

  •
  develop and recommend to our board of directors a set of corporate governance principles to assist the board of directors in fulfilling its corporate governance responsibilities; and

  •
  oversee an annual evaluation of the board of directors and management.

The Nominating and Corporate Governance Committee has the ability to consider nominees recommended by stockholders and other interested parties and does not distinguish between nominees recommended by our stockholders and those recommended by other parties.

        The Nominating and Corporate Governance Committee identifies director candidates based on input provided by a number of sources, including members of the Committee, other directors, our stockholders, our Executive Chairman, Chief Executive Officer and third parties. The Nominating and Corporate Governance Committee also has the authority to consult with or retain advisors or search firms to assist in the identification of qualified director candidates. As part of the identification process, the Nominating and Corporate Governance Committee takes into account each nominee's skills, knowledge, perspective, broad business judgment and leadership, relevant industry knowledge, business creativity and vision, experience, age and diversity, all in the context of the perceived needs of the board of directors at that time. The Nominating and Corporate Governance Committee does not have a formal diversity policy; however, it considers the diversity of candidates to ensure that the board is comprised of individuals with a broad range of experiences and backgrounds who can contribute to the board's overall effectiveness in carrying out its responsibilities. Incumbent directors who are being considered for re-nomination are re-evaluated both on their performance as directors and their continued ability to meet the required qualifications.

Director Compensation During Fiscal 2009

        Directors who are our employees or our subsidiaries' employees receive no additional cash or equity compensation for service on our board of directors. All of our directors are reimbursed for reasonable out-of-pocket expenses related to attendance at board of directors and committee meetings.

In fiscal 2009, we provided the following annual compensation to directors who were not employed by us or our subsidiaries:

Name	Fees earned or paid in cash(1)	Stock awards(2)	All other compensation(3)	Total
Thomas D. Bell, Jr.	$43,750	$85,005	$6,114	$134,869
Charles E. Brymer	$40,000	$85,005	$6,114	$131,119
Stephen A. Kaplan	$40,000	$85,005	$6,114	$131,119
David H. Keyte	$40,000	$85,005	$6,114	$131,119
Lee M. Thomas	$45,000	$85,005	$6,114	$136,119
Jack Tyrrell	$41,250	$85,005	$6,114	$132,369
Nestor R. Weigand, Jr.	$40,000	$85,005	$6,114	$131,119
Alex Yemenidjian	$50,000	$85,005	$6,114	$141,119

(1)
Non-employee directors received an annual cash retainer for service on our board of directors of $40,000 during fiscal 2009. During fiscal 2009, Mr. Yemenidjian, the Chairman of the Audit Committee, received an additional $10,000 annual cash retainer and the other directors who served on the Audit Committee received an additional $5,000 annual cash retainer for a full year of service on the Audit Committee. In October 2009, Mr. Bell resigned as a member of the Audit Committee and Mr. Tyrrell was subsequently appointed to fill the vacancy created by Mr. Bell. Therefore, the $5,000 annual retainer for Audit Committee service was split between Messrs. Bell and Tyrrell based on each of Messrs. Bell's and Tyrrell's length of service on the Audit Committee in fiscal 2009. Directors do not receive additional cash or equity compensation for service on any other committees of the board of directors.

(2)
During fiscal 2009, each director who was not an employee of the Company received a grant of restricted Class A common stock having, at the time of grant, a fair market value of approximately $85,005 (as computed in accordance with FASB ASC Topic 718). Such shares of restricted stock vest on the first anniversary of the date of grant. On January 14, 2009, Messrs. Bell, Brymer, Kaplan, Keyte, Thomas, Tyrrell, Weigand and Yemenidjian each received a grant of 8,492 shares of restricted stock, based on the closing market price of the Company's Class A common stock of $10.01 per share on such date. These amounts represent the portion of the fair value of the restricted shares during fiscal 2009 (disregarding estimated forfeitures for service-based vesting conditions) for financial statement reporting purposes in accordance with FASB ASC Topic 718, and do not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. The amounts reported for fiscal 2009 do not include the portion of the fair value of the January 13, 2010 grant to each of our non-employee directors of 6,793 restricted shares of Class A common stock, having a fair market value of $99,993 (as computed in accordance with FASB ASC Topic 718), based on the closing market price of the Company's Class A common stock of $14.72 per share on such date.

(3)
Represents dividends paid on the shares of restricted stock held by our non-employee directors during fiscal 2009.

BENEFICIAL OWNERSHIP OF VOTING SECURITIES

        The following table shows information with respect to beneficial ownership of our Common Stock, as of March 31, 2010, for:

  •
  each of our directors and our executive officers listed in the 2009 Summary Compensation Table provided below, who we refer to as our named executive officers;

  •
  all of our directors and executive officers as a group; and

  •
  each person known by us, based upon our review of documents filed by them with the SEC with respect to the ownership of our shares of Common Stock, to beneficially own five percent or more of either class of our Common Stock.

        We have calculated the percentage of beneficial ownership based on 130,561,991 shares of Class A common stock and 23,708,639 shares of Class B common stock outstanding as of the close of business on March 31, 2010.

	Class A common stock		Class B common stock
Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Amount and Nature of Beneficial Ownership(1)	Percent of Class	Percentage of Voting Power(2)
Directors
Thomas D. Bell, Jr.(3)	54,730	*	-	-	*
Charles E. Brymer(4)	24,060	*	-	-	*
Stephen A. Kaplan(4)	99,316	*	-	-	*
David H. Keyte(4)	25,540	*	-	-	*
Lee M. Thomas(4)	38,494	*	-	-	*
Jack Tyrrell(4)	28,494	*	-	-	*
Nestor R. Weigand, Jr.(4)	43,138	*	-	-	*
Alex Yemenidjian(4)	28,638	*	-	-	*
Executive Officers
Michael L. Campbell(5)	570,144	*	-	-	*
Amy E. Miles(6)	371,029	*	-	-	*
Gregory W. Dunn(7)	147,138	*	-	-	*
Peter B. Brandow(8)	152,489	*	-	-	*
David H. Ownby(9)	79,496	*	-	-	*
All directors and executive officers as a group (13 persons)	1,662,706	*	-	-	*
Five Percent Stockholders
Anschutz Company(10)	73,708,639	47.8	23,708,639	100%	78.1

*
Represents less than 1%.

(1)
Beneficial ownership is determined under the rules of the SEC and includes voting or investment power with respect to the securities. Unless indicated by footnote, the address for each listed director, executive officer and principal stockholder is 7132 Regal Lane, Knoxville, Tennessee 37918. Except as indicated by footnote, the persons named in the table report having sole voting and investment power with respect to all shares of Class A common stock and Class B common stock shown as beneficially owned by them.

  Class B common stock may convert into Class A common stock on a one-for-one basis. The number of shares of Class A common stock and Class B common stock outstanding used in calculating the percentage for each listed person includes the shares of Class A common stock and Class B common stock and shares of Class A common stock underlying warrants or options held by that person that are currently exercisable or are exercisable within 60 days of March 31, 2010, but excludes shares of Class A common stock and Class B common stock and shares of Class A common stock underlying warrants or options held by any other person.

(2)
Each share of Class A common stock has one vote and each share of Class B common stock has ten votes on all matters to be voted on by stockholders. This column represents the combined voting power of the outstanding shares of Class A common stock and Class B common stock held by such beneficial owner (assuming exercise of currently exercisable options) and assumes that no currently outstanding shares of Class B common stock have been converted into Class A common stock.

(3)
Includes 6,793 shares of restricted stock and 9,092 shares subject to currently exercisable options.

(4)
Includes 6,793 shares of restricted stock.

(5)
Includes 140,305 shares of restricted stock.

(6)
Includes 231,602 shares of restricted stock.

(7)
Includes 57,664 shares of restricted stock.

(8)
Includes 5,900 shares subject to currently exercisable options and 43,449 shares of restricted stock.

(9)
Includes 41,241 shares subject to currently exercisable options and 23,946 shares of restricted stock.

(10)
The 73,708,639 shares of Class A common stock represent 50,000,000 shares of Class A common stock and 23,708,639 shares of Class A common stock issuable upon the conversion of a like number of shares of Class B common stock owned by Anschutz Company. The address of Anschutz Company is 555 17th Street, Suite 2400, Denver, CO 80202. This information was derived from the Schedule 13G/A filed by Anschutz Company with the SEC on February 14, 2007.

AUDIT COMMITTEE REPORT

        Our Audit Committee reviews our financial reporting process on behalf of our board of directors. In March 2004, our board of directors adopted a written charter for our Audit Committee, and has re-evaluated it in connection with the filing of our annual report on Form 10-K with the SEC. In fulfilling its responsibilities, the Audit Committee has reviewed and discussed the audited financial statements contained in the 2009 annual report on Form 10-K with our management and our independent registered public accounting firm, KPMG. Our management is responsible for the financial statements and the reporting process, including the system of internal controls. KPMG is responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles. KPMG is also responsible for expressing an opinion on the effectiveness of the Company's internal control over financial reporting.

        The Audit Committee has discussed with KPMG the matters requiring discussion by Statement on Auditing Standards No. 61, Communication with Audit Committees (as amended), and all other matters required to be discussed with the auditors. In addition, the Audit Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with KPMG their independence from Regal and our management. The Audit Committee has received the written disclosures and the letter from KPMG required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG's communications with the Audit Committee concerning independence, and, with KPMG, has discussed KPMG's independence.

        Based on the reviews and discussions to which we refer above, the Audit Committee recommended to our board of directors (and our board of directors has approved) that the audited financial statements be included in our annual report on Form 10-K for fiscal 2009, for filing with the SEC.

        Respectfully submitted on April 14, 2010 by the members of the Audit Committee of the board of directors.

Alex Yemenidjian, Chairman Jack Tyrrell Lee M. Thomas

        In accordance with the rules and regulations of the SEC, the above report of the Audit Committee shall not be deemed to be "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

Independent Registered Public Accounting Firm

        KPMG served as our independent registered public accounting firm for fiscal 2009 and has been selected to serve as our independent registered public accounting firm for the current fiscal year, to which we refer as fiscal 2010. For the fiscal year ended January 1, 2009, to which we refer as fiscal 2008, and fiscal 2009, we incurred fees for services from KPMG as discussed below.

  •
  Audit Fees.  The aggregate fees billed for professional services rendered by KPMG for the audit of our annual financial statements included in our annual report filed on Form 10-K and the review of the financial statements included in our quarterly reports filed on Form 10-Q were approximately $1,055,000(1) for fiscal 2008 and $960,000(2) for fiscal 2009. For fiscal 2008 and fiscal 2009, such fees included fees for KPMG's examination of the effectiveness of the Company's internal control over financial reporting.

  •
  Audit-Related Fees.  The aggregate fees billed for professional services rendered by KPMG for assurances and related services that are reasonably related to the performance of the audit or review of our financial statements were approximately $0 for fiscal 2008 and fiscal 2009.

  •
  Tax Fees.  The aggregate fees billed for professional services rendered by KPMG related to federal and state tax compliance, tax advice and tax planning were approximately $11,000 for fiscal 2008 and $11,500 for fiscal 2009. All of these services are permitted non-audit services.

  •
  All Other Fees.  There were no fees for professional services rendered by KPMG for continuing professional education and training in fiscal 2008 and fiscal 2009.

(1)
Includes comfort letter and consent fess of $55,000 for fiscal 2008.

(2)
Includes comfort letter and consent fees of $35,000 for fiscal 2009.

Audit Committee Pre-Approval Policy

        The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm on a case-by-case basis. These services may include audit services, audit-related services, tax services and other services. Our Chief Financial Officer is responsible for presenting the Audit Committee with an overview of all proposed audit, audit-related, tax or other non-audit services to be performed by our independent registered public accounting firm. The presentation must be in sufficient detail to define clearly the services to be performed. The Audit Committee does not delegate its responsibilities to pre-approve services performed by our independent registered public accounting firm to management or to an individual member of the Audit Committee.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Goals and Objectives of Our Executive Compensation Program

        The primary goals of the Compensation Committee of our board of directors with respect to executive compensation are to create value for our stockholders in both the short and long term through growth in our earnings and to incentivize and reward our executive officers, including our named executive officers, Messrs. Campbell, Dunn, Brandow, and Ownby and Ms. Miles. To achieve these goals, we maintain compensation plans that tie a substantial portion of our executives' overall compensation to key short-term and long-term strategic, operational and financial goals which, in fiscal 2009, were the achievement of budgeted levels of revenue, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest, taxes, depreciation, amortization and rent ("EBITDAR") margin and other non-financial goals that the Compensation Committee and board of directors deem important. We implement this philosophy by focusing on the following three key objectives:

  •
  to attract, retain and motivate talented executives;

  •
  to tie annual and long-term compensation incentives to achievement of specified performance objectives; and

  •
  to create long-term value by aligning the interests of our executives with our stockholders.

        To achieve these objectives, management and the members of the Compensation Committee analyze market data and evaluate individual executive performance with a goal of setting compensation at levels they believe, based on their general business and industry knowledge and experience, are comparable with executives in companies of similar size operating in the domestic motion picture exhibition industry and other comparable companies. For fiscal 2009, these companies were AMC Entertainment Inc. and Cinemark, Inc. (which we refer to as the "comparable companies"), based on such comparable companies' industry, size and scope of operations. The members of the Compensation Committee also take into account retention needs, internal pay equity, our relative performance and our own strategic goals in determining executive compensation. We generally rely on SEC filings made by each of the comparable companies or other publicly available data to collect this information.

        With respect to internal pay equity, in setting each element of compensation, the Compensation Committee makes an assessment of each executive position's responsibility for and ability to impact Company performance, and based on such analysis, provides for differing amounts of compensation with respect to different named executive officers. For example, Messrs. Campbell's and Dunn's and Ms. Miles' annual executive incentive program targets and long-term performance-based equity compensation awards, each as a percentage of base salary, are higher than those of other named executive officers, based on the Compensation Committee's determination that Mr. Campbell, as our Executive Chairman, Ms. Miles, as our Chief Executive Officer, and Mr. Dunn as our President and Chief Operating Officer, have the greatest management and oversight responsibility and have a greater ability to affect the Company's performance than our other named executive officers. In addition, the Compensation Committee's decisions with respect to each element of compensation take into account other elements of the executive officer's compensation. Specifically, we allow each of our named executive officers the opportunity to earn a larger portion of their overall compensation in the form of long-term performance-based equity awards as opposed to base salary, in order to put a greater percentage of potential compensation at risk in any given year and to further align the interests of our executives with our stockholders.

        The Company has conducted in the past, and we intend to conduct in the future, an annual review of the aggregate level of our executive compensation as part of our annual budget review and annual performance review processes, which include determining the operating metrics (such as EBITDA and EBITDAR margin targets with respect to annual cash bonuses) and non-financial elements used to measure our performance and to compensate our executive officers. In appropriate circumstances, the Compensation Committee, in its discretion, considers the recommendations of members of management, primarily Ms. Miles, our Chief Executive Officer, in setting executive compensation. In particular, the Compensation Committee finds it appropriate to solicit management's advice regarding the competitiveness of our compensation program, its perceived effectiveness in attracting, retaining and motivating talented executives, and in evaluation of executives who report to management. In addition, Ms. Miles has the ability to call Compensation Committee meetings and regularly attends such meetings. This allows Ms. Miles to provide the Compensation Committee with her assessment of the performance of the Company's executives whom she oversees. The Compensation Committee, however, makes all final determinations regarding these awards and none of our executive officers are involved in the determination of their own compensation. Ms. Miles does not attend the portion of Compensation Committee meetings during which her compensation is determined.

        The Compensation Committee does not typically determine a set allocation or weight attributable to each element of compensation. Instead, the Committee considers all elements of the executive officer's total compensation package. The Compensation Committee targets compensation levels at or above the median of the comparable companies in order to be competitive, which allows the Company to achieve its objectives of attracting, retaining and motivating talented executives. The Compensation Committee bases awards of long-term compensation in part on the amount of current cash compensation that is paid to each executive officer, because we believe that tying a substantial portion of overall compensation opportunities to long-term equity awards such as restricted stock and performance shares helps to better align the interests of our named executive officers with our stockholders.

Elements of Compensation

        Our executive compensation program consists of the following elements:

        Base Salary.    Base salaries for our executives are established based on the scope of their responsibilities, taking into account competitive market compensation for similar positions at the comparable companies, as well as seniority of the individual, and our ability to replace the individual. Generally, we believe that executive base salaries should be targeted near or above the median of the range of salaries for executives in similar positions with similar responsibilities at the comparable companies, as discussed above, in line with our compensation philosophy. Base salaries are reviewed annually by the Compensation Committee and may be adjusted from time to time pursuant to such review and/or in accordance with guidelines contained in the various employment agreements. Base salaries may also be adjusted at other appropriate times, such as at the time cash bonuses and restricted stock awards are made for the prior fiscal year, in order to realign salaries with market levels after taking into account individual responsibilities, performance and experience. On May 5, 2009, we entered into amended and restated employment agreements with Ms. Miles and Messrs. Campbell and Dunn and we entered into an employment agreement with Mr. Ownby. On January 13, 2010, we entered into an employment agreement with Mr. Brandow. Under their employment agreements, once increased, the base salaries for Ms. Miles and Messrs. Campbell, Dunn, Brandow and Ownby may not be reduced, and, as so increased, become the "base salary" under the agreements. All such amended and restated employment agreements and Messrs. Ownby's and Brandow's employment agreements (which we collectively refer to as the "employment agreements") comply with Section 409A of the Internal Revenue Code of 1986, as amended, to which we refer as the Code, and contain the same provisions for determination of base salaries as the prior employment agreements, as applicable, which were in effect for a significant portion of fiscal 2009. For several years, base salaries for each of our named executive officers remained fairly constant, with little, if any increase from year to year. Base salaries for our named executive officers were increased in each of fiscal 2007 and fiscal 2008 and again mid-year in fiscal 2009. For fiscal 2010, base salaries were increased in line with comparable companies and in keeping with the Company's compensation philosophy.

        Annual Incentive Compensation.    Pursuant to the employment agreements with Ms. Miles and Messrs. Campbell, Dunn, Ownby and Brandow, each such executive is eligible for annual cash incentive compensation, based on the Company's financial performance in relation to predetermined performance goals for the prior fiscal year. Under the material terms for our payment of executive incentive compensation, which has been approved by our board of directors and our stockholders, the Compensation Committee has negative discretion, which prohibits the Compensation Committee from increasing the amount of compensation payable if a performance goal is met, but allows the Compensation Committee to reduce or eliminate compensation even if such performance goal is attained. In addition to awards of annual cash incentive compensation under the annual executive incentive program, the Compensation Committee also has the authority to award discretionary annual performance bonuses to our executive officers outside such material terms. Any such discretionary annual performance bonuses, if awarded, may not be fully deductible under Section 162(m) of the Code. See the discussion under the heading "Tax Deductibility of Executive Compensation."

        The annual cash incentive compensation are intended to compensate officers for achieving short-term financial and operational goals and for achieving individual annual performance objectives over the course of one year. These objectives and goals vary from year to year and between named executive officers. They are established in writing by the Compensation Committee, with the expectation that attainment of these goals would require significant effort in light of the current business environment and that such attainment was moderately likely, based upon the assumptions made in determination of the annual targets and the Company's historic performance with respect to similarly-determined targets in prior years. In fiscal 2009, these targets were allocated 75% to individual job performance and two discretionary strategic factors, targeted levels of EBITDA and EBITDAR margin, and 25% associated with financial factors applicable to all of our named executive officers, which in fiscal 2009, were targeted levels of EBITDA and EBITDAR margin. Under the material terms for payment of our executive compensation, the discretionary strategic factors used to determine 75% of the target award for our executives may be any one of, or a combination of, (1) total stockholder return; (2) such total stockholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor's 500 Stock Index; (3) net income; (4) pretax earnings; (5) EBITDA; (6) EBITDAR; (7) pretax operating earnings after interest expense and before bonuses and extraordinary or special items; (8) EBITDAR margin; (9) earnings per share; (10) return on equity; (11) return on capital; (12) return on investment; (13) operating earnings; (14) working capital; (15) ratio of debt to stockholders' equity; and (16) revenue. In determining EBITDA and EBITDAR margin targets, the Company made assumptions regarding industry attendance figures for the 2009 fiscal year. Consistent with past practice, in consideration of awarding annual cash incentive bonuses, at the completion of the fiscal year, such EBITDA and EBITDAR margin targets are adjusted to reflect the actual industry attendance figures. Because industry attendance figures in 2009 were approximately 1-2% higher than those anticipated in determining the projected targets for the fiscal year, such EBITDA and EBITDAR margin targets were adjusted to approximately $537 million and approximately 32%, respectively. In fiscal 2009, the Company exceeded its adjusted EBITDA and EBITDAR margin targets. Because these annual cash incentive compensation amounts are intended to reward both overall Company and individual performance during the year, they can be highly variable from year to year, depending on factors both within and outside of the named executive officer's control. Therefore, when the relevant performance targets are not met, the Company does not pay its executive officers an annual cash incentive. The award of an annual cash incentive to our executive officers and the required satisfaction of target levels, demonstrates the Company's appreciation of its financial risks, and in connection therewith, our board of directors believes that the Company's executive officers should participate in those financial risks as well.

        Pursuant to their employment agreements, each of Messrs. Campbell, Dunn, Ownby and Brandow and Ms. Miles are eligible for an annual cash incentives up to an amount equal to a specified percentage of such executive's salary. The Compensation Committee may increase the discretionary annual incentive paid to our executive officers using their judgment based on the Company exceeding certain financial goals, which we refer to as the "stretch incentive." Our Compensation Committee targeted annual cash incentive amounts to be paid in fiscal 2010 for performance during fiscal 2009 at

100% of base salary for Messrs. Campbell and Dunn and Ms. Miles and 75% of base salary for Messrs. Ownby and Brandow, with an additional "stretch incentive" amount of up to 50% of base salary for Messrs. Campbell and Dunn and Ms. Miles and up to 37.5% of base salary for Messrs. Ownby and Brandow. The actual amount of annual cash incentive, which varies by individual, is determined following a review of each named executive officer's individual performance and contribution to our strategic and financial goals. Each annual cash incentive is paid in cash in an amount reviewed and approved by the Compensation Committee in the first quarter following the completion of a given fiscal year. The Compensation Committee determined the cash incentives for fiscal 2009 for the named executive officers on January 13, 2010. The Company achieved its adjusted EBITDA and EBITDAR margin targets in fiscal 2009 and the Compensation Committee used its discretion to pay annual cash incentive at 115% of the targeted amount for such incentives. See the discussion under the heading "2009 Summary Compensation Table" for those amounts.

        Executive Equity Incentives.    We believe that creating long-term value for our stockholders is achieved, in part, by retaining our executive officers in a challenging business environment and aligning the interests of our executive officers with those of our stockholders. To achieve this goal, we utilize a combination of awards of shares of restricted stock and performance shares under our 2002 Stock Incentive Plan, which has been approved by our board of directors and our stockholders. Our restricted stock awards apply time-based vesting and our performance shares apply both performance and time-based vesting. Based on the past recommendations of our prior outside compensation consultant, and in part upon the Compensation Committee's analysis of our named executive officers' level of responsibility for market competitiveness and our performance, we target the projected vesting date value of our equity incentive awards based on a factor of 300% of our Executive Chairman's and Chief Executive Officer's base salary and 200% of our other named executive officers' base salaries. In determining the number of shares of restricted stock and the number of performance shares granted to each of our executive officers in furtherance of this objective, we award approximately 43% of such equity awards in restricted stock and approximately 57% of such equity awards in performance shares, to reflect the higher potential risk of forfeiture for the performance shares. Accordingly, in fiscal 2009, the Compensation Committee targeted equity incentive awards of $1,600,000 for our Executive Chairman, Mr. Campbell, and $495,000(1) for our Chief Executive Officer, Ms. Miles, which reflected 200% of Mr. Campbell's base salary and 120% of Ms. Miles' base salary. Of this targeted amount, approximately 43% of such targeted equity incentive awards was allocated to restricted stock, with a projected vesting value for Mr. Campbell and Ms. Miles of approximately $688,000 and $213,000, respectively, and approximately 57% was allocated to performance shares, with a projected vesting value for Mr. Campbell and Ms. Miles of approximately $912,000 and $282,000, respectively, with the difference between the projected vesting value and the grant date fair value of such awards disclosed in the 2009 Grants of Plan-Based Awards table equal to the targeted appreciation in the price of the Company's Class A common stock over such vesting period and the projected payment of dividends on shares of restricted stock. The Compensation Committee targeted equity incentive awards of $534,000,

(1)
Ms. Miles' fiscal 2009 targeted equity incentive award was based on her fiscal 2009 salary as Chief Financial Officer, which was $412,500 at the time equity incentive award targets were determined. As of fiscal 2010, Ms. Miles' targeted equity incentive award is $1,500,000, which is 200% of her fiscal 2010 base salary as the Company's Chief Executive Officer. In addition, on June 30, 2009, 150,489 restricted shares were granted to Ms. Miles in connection with her appointment as the Company's Chief Executive Officer. For additional information, see the 2009 Summary Compensation Table and footnote relating thereto.

$156,000(2) and $402,000 for Messrs. Dunn, Ownby and Brandow, respectively, which reflected 125% of Mr. Dunn's fiscal 2009 base salary, 75% of Mr. Ownby's fiscal 2009 base salary and 120% of Mr. Brandow's fiscal 2009 base salary. Of such targeted amounts, approximately 43% of such targeted equity incentive awards was allocated to restricted stock, with a projected vesting value of approximately $229,000, $67,000 and $172,000, for Messrs. Dunn, Ownby and Brandow, respectively, and approximately 57% was allocated to performance shares, with a projected vesting value of approximately $305,000, $89,000 and $230,000, for Messrs. Dunn, Ownby and Brandow, respectively.

(2)
Mr. Ownby's fiscal 2009 targeted equity incentive award was based on his fiscal 2009 salary prior to his appointment as Chief Financial Officer, which was $207,617 at the time equity incentive award targets were determined. As of fiscal 2010, Mr. Ownby's targeted equity incentive award is $462,000, which is 120% of his fiscal 2010 base salary as the Company's Chief Financial Officer.

        The award of restricted stock and performance shares enable us to account for our executive incentive program based on the price of our Class A common stock underlying these shares, fixed at the date of grant of the awards, resulting in a known maximum cost under the program at the time of grant. In addition, the use of restricted stock and performance shares allow us to compensate our executives, in part, through the payment of dividends, which we declare from time to time on our Class A common stock. Thus, we believe, the use of restricted and performance shares provides additional linkage between the interests of our executive officers and our stockholders.

        Prior to 2005, the primary form of equity compensation that we awarded consisted of non-qualified stock options. Based in part on the recommendations of our prior outside compensation consultant, because we pay dividends on shares of our Class A common stock, and as part of our ongoing efforts to align the interests of our executives and our stockholders, the Compensation Committee concluded that awards of restricted stock and performance shares would provide a superior motivating form of incentive compensation by allowing our executives to participate in our dividends, while permitting us to issue fewer shares and reducing potential dilution. Thus, beginning in 2005, it has become our practice to grant restricted stock and performance shares, rather than options, to our executive officers. In fiscal 2009, awards of restricted stock and performance shares were made to all of our named executive officers, as described under the heading "2009 Grants of Plan-Based Awards." In fiscal 2009, as in prior years, the Compensation Committee determined that the costs to the Company of the restricted and performance share awards to our executive officers were offset by the potential cost of stock options that the Compensation Committee might otherwise award to our executive officers over the duration of the performance period.

        Restricted Stock.    As described above, awards of restricted stock serve to retain our executive officers over the vesting period of the grant by conditioning delivery of the underlying shares on continued employment with our Company for the vesting period. Periodic awards of restricted stock can be made at the discretion of the Compensation Committee to eligible executive officers.

        Performance Shares.    Our performance shares provide our executive officers with equity incentives for attaining long-term corporate goals and maximizing stockholder value over the course of three years. The design of our long-term equity incentive program, the establishment of performance targets and the mix of performance and time-based targets as a percentage of each executive officer's compensation were established by our Compensation Committee and approved by our board of directors after discussion with, and recommendations from, our Chief Executive Officer (with respect to executives other than herself) and our prior outside compensation consultant. Under our 2002 Stock Incentive Plan, long-term equity incentive awards, which we refer to as performance shares, paid to our executive officers depend exclusively on the Company's satisfaction of target levels of total stockholder return as determined by the Compensation Committee. Therefore, when the relevant performance targets are not met, the Company does not pay its executive officers this incentive compensation. The award of performance shares to our executive officers and the required satisfaction of target levels of total stockholder return, demonstrates the Company's appreciation of its financial risks, and in connection therewith, our board of directors believes that the Company's executive officers should participate in those financial risks as well.

        In fiscal 2008, the Company engaged our current outside compensation consultant to review and redesign our long-term equity incentive program. Based upon the recommendations of our current outside compensation consultant, in fiscal 2009, the Compensation Committee adopted an amended and restated form of performance share award agreement, to which we refer as the 2009 performance share award agreement. Specifically, the Compensation Committee adopted this new form of performance share award agreement in order to: (i) more closely align the Company's compensation policy with competitive practice, (ii) increase the attraction and retention value of the Company's long-term incentive compensation program by utilizing performance goals viewed as more within our named executive officers' control, (iii) align the accounting expense of such long-term incentive compensation more closely with the income participants realize from the performance shares; and (iv) reinforce the Company's long term performance objectives using a method the Company regularly measures itself against for internal performance review. Under the 2009 performance share award agreement, the specified performance target is based on as-adjusted EBITDA targets, and on the calculation date for such awards, the Compensation Committee will determine the actual performance percentage by calculating for each of the three fiscal years prior to the calculation date the percentage by which the Company's actual adjusted EBITDA met or exceeded adjusted annual EBITDA target for each such fiscal year, respectively, and averaging such performance percentages over such three fiscal year period. Like our awards of annual executive incentive compensation, such EBITDA targets will be adjusted annually at the completion of the fiscal year to reflect the actual industry attendance figures and to neither penalize nor reward our named executive officers for non-controllable industry results. In prior years, performance targets were based on stockholder return, as more fully described below.

        Under our 2009 performance share award agreement, the adjusted annual EBITDA targets and number of corresponding performance shares issuable for the attainment of such return, are as follows:

Performance Goals and Number of Shares of Restricted Stock

Actual Performance Percentage(1)	Shares of Restricted Stock
Actual Performance Percentage < 90%	0% of Target Long Term Incentive
90%≤ Actual Performance Percentage < 110%	100% of Target Long Term Incentive
Actual Performance Percentage ≥ 110%	150% of Target Long Term Incentive

(1)
During the first quarter of each year, the board of directors will determine a projected Adjusted EBITDA (as defined in the Company's quarterly earnings releases) for such year (the "Annual EBITDA Target"). During the first quarter of the following year, the Annual EBITDA Target will automatically adjust based upon any differences between forecasted attendance for the prior year and actual attendance for the prior year based on reported nation box office revenue for such year (the "Adjusted Annual EBITDA Target"). The goal of this year-end adjustment to the Annual EBITDA Target is to neither penalize nor reward the Grantee for non-controllable industry results. During the first quarter of 2010, the Adjusted Annual EBITDA Target for the 2009 performance share awards was determined to be $537 million. Adjusted EBITDA for 2009 was approximately 104% of the Adjusted Annual EBITDA Target.

        In 2006 and until fiscal 2009, the Company used a form of performance share award agreement, to which we refer as the 2006 performance share award agreement. Under the 2006 performance share award agreement, the total number of performance shares that may be issued under an award was based upon the attainment of a specified target relating to total stockholder return as of a specified date. Under the 2006 performance share award agreement, depending on the stockholder return, executives could receive between 50% to 175% of the target number of performance shares issuable. Use of the total stockholder return measure was designed to provide a threshold or minimum payout if we perform favorably in total stockholder return, which the Compensation Committee believed was one way to further link our executive officers' interests with those of our stockholders. Until 2009, the Company issued all of its performance shares under the 2006 performance share award agreement.

        Except with respect to the first performance share grant made in 2006, under the 2006 and 2009 performance share award agreements, the shares each executive officer receives upon attainment of the specified performance goals are subject to further service-based vesting for a period of one year beyond the calculation date. On the calculation date, the executive is entitled to receive a payment in an amount equal to the dividends paid by us with respect to a share of our Class A common stock from the grant date through the calculation date, multiplied by the number of shares of restricted stock, if any, such executive receives.

Equity Grant Practices

        We generally seek to make equity compensation grants, in the form of restricted stock, in the first quarter following the completion of a given fiscal year. In addition, we grant restricted stock to new executives on their hire date. Such grants are awarded by the Compensation Committee. We do not have a specific program, plan or practice related to timing equity compensation awards to executives in coordination with the release of non-public information.

Executive Stock Ownership Guidelines

        Based on the recommendation of our prior outside compensation consultant, in 2004 we implemented stock ownership guidelines to require our executive officers to retain significant investments in the Company. We believe these guidelines foster long-term stock ownership and further align our named executive and other officers' interests with those of our stockholders.

        For 2010, all other Company and Regal Cinemas, Inc. ("Regal Cinemas") executives, which include all of our executive officers, with the title of Senior Vice President and above, are required to meet an equity holding requirement, calculated by adding the value of an executive's shares of our Common Stock and the value of an executive's vested or unvested stock options, equal to a multiple of their base salary. The applicable multiple of base salary will be determined as follows:

  •
  Tier 1 (Executive Chairman and Chief Executive Officer): five times base salary;

  •
  Tier 2 (President, Chief Operating Officer, Chief Financial Officer and General Counsel): two times base salary; and

  •
  Tier 3 (all Senior Vice Presidents of Regal Cinemas): one times base salary.

        The variation in holding requirements between executive positions was based in part upon the board of directors' assessment of each executive position's responsibility for and ability to impact Company performance, as well as to reflect the difference in amounts of equity awards between our named executive officers, as discussed under the heading "Goals and Objectives of Our Executive Compensation Program." Based in part on the recommendations of our current outside compensation consultant, the Compensation Committee adopted changes to our executive stock ownership guidelines that were effective as of January 1, 2010 and that include providing a window for promoted executives to come into compliance with the guidelines, counting restricted shares against the guideline requirement, and eliminating the policy of withholding grants, replacing that policy with a retention ratio for executives who are below the compliance level.

 Perquisites

        We do not grant perquisites to our executive officers.

Post-Termination Compensation

        We have entered into employment agreements with each of our named executive officers, as discussed under the heading "Base Salary." The employment agreements provide for severance payments if we terminate such executive officer's employment, or such executive officer resigns for good reason, within three months prior to, or within one year after, a change in control of the Company.

        Under the employment agreements, "good reason" is defined as one or more of the following conditions arising without consent of the executive and which has not been remedied by the Company within 30 days after notice by the executive: (i) a material reduction in the executive's base salary or the establishment of or any amendment to the annual executive incentive program which would materially impair the ability of the executive to receive the target bonus (other than the establishment of reasonable EBITDA or other reasonable performance targets to be set annually in good faith by the board); (ii) a material diminution of the executive's titles, offices, positions or authority, excluding for purposes of determining "good reason," an action not taken in bad faith; or the assignment to the executive of any duties inconsistent with the executive's position (including status or reporting requirements), authority, or material responsibilities, or the removal of executive's authority or material responsibilities, excluding for this purpose an action not taken in bad faith; (iii) a transfer of the executive's primary workplace of more than 50 miles from the current workplace; (iv) a material breach of the employment agreement by the Company; or (v) the executive is no longer serving in the position(s) for which the employment agreement relates, and in the case of Mr. Campbell and Ms. Miles, and that he or she is no longer a member of the board of directors. Under the employment agreements, "change of control" is defined as both (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than certain entities controlled by Philip F. Anschutz, of 20% or more of the combined voting power of the then-outstanding voting securities of the Company and (2) the beneficial ownership of such individual, entity or group of more than 20% of the voting power of the Company exceeds the beneficial ownership of such entities controlled by Mr. Anschutz.

        We believe these change in control arrangements provide continuity of management in the event of an actual or threatened change in control of the Company. The three-month and one year periods are designed to retain Messrs. Campbell, Dunn, Ownby and Brandow and Ms. Miles through the date of the change in control and for a one-year period thereafter in order to allow us to effectuate the change in control and transition to new ownership with the benefit of the institutional knowledge and industry experience of these executive officers.

        We also provide for severance payments if we terminate the named executive officers' employment without cause or if the named executive officers terminate their employment for good reason. Under the employment agreements, "cause" is defined as (i) any willful breach of any material written policy of the Company that results in material and demonstrable liability or loss to the Company; (ii) the executive engaging in conduct involving moral turpitude that causes material and demonstrable injury, monetarily or otherwise, to the Company, including, but not limited to, misappropriation or conversion of assets of the Company (other than immaterial assets); (iii) conviction of or entry of a plea of nolo contendere to a felony; or (iv) a material breach of the employment agreement by engaging in action in violation of the restrictive covenants in the employment agreement. For purposes of defining "cause" under the employment agreements, no act or failure to act by the executive shall be deemed "willful" if done, or omitted to be done, by such executive in good faith and with the reasonable belief that such action or omission was in the best interest of the Company.

        We believe that these termination provisions reflect both market practices and competitive factors. Our board of directors believes that these severance payments and benefit arrangements are necessary to attract and retain our Executive Chairman, Chief Executive Officer, President, Chief Financial Officer and General Counsel, and believes that such provisions continue to reflect market practices and competitive factors. Additional information regarding the employment agreements and the quantified benefits that would be payable by the Company to these executive officers had termination occurred on December 31, 2009, is found below under the heading "Potential Payments upon Termination or Change in Control."

Tax Deductibility of Executive Compensation

        Section 162(m) of the Code generally provides that no federal income tax business expense deduction is allowed for annual compensation in excess of $1.0 million paid by a publicly-traded corporation to its chief executive officer and up to three other most highly compensated officers who are included in the summary compensation table in the Company's proxy statement for the following fiscal year, excluding the chief financial officer. Under the Code, however, there is no limitation on the deductibility of "qualified performance-based compensation." In order to satisfy the requirement for qualified performance-based compensation under the Code, the Compensation Committee is prohibited from increasing the amount of compensation payable if a performance goal is met, but may reduce or eliminate compensation even if such performance goal is attained. In addition, among other requirements, every five years, stockholders must approve the types of performance goals and the maximum amount that may be paid to covered executive officers or the formula used to calculate such amount. Our stockholders previously have approved the material terms for payment of our executive incentive compensation. Our Compensation Committee has taken, and intends to continue taking, the necessary steps to ensure that the Company's tax deduction is preserved and not limited by the $1.0 million deductibility cap, provided, however, that the Compensation Committee reserves the right, in circumstances that it deems appropriate, to pay discretionary amounts that are not deductible if such payments are in the best interest of the Company.

COMPENSATION COMMITTEE REPORT

        Our Compensation Committee, which consists of Messrs. Kaplan, Brymer and Weigand, is composed entirely of independent directors based on the standards for independence of the NYSE as they relate to Compensation Committee membership.

        The Compensation Committee met with management to review and discuss this Compensation Discussion and Analysis. Based on such review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference in the Company's annual report on Form 10-K for fiscal 2009, and the board of directors has approved that recommendation.

Respectfully submitted on April 14, 2010 by the members of the Compensation Committee.
Stephen A. Kaplan, Chairman Charles E. Brymer Nestor R. Weigand, Jr.

 2009 Summary Compensation Table

Name and Principal Position	Year	Salary(1)(2)	Bonus	Stock Awards(3)		Option Awards	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Michael L. Campbell,	2009	$800,000	—	$1,793,149		—	$920,000	$127,734	$3,640,883
Executive Chairman	2008	$798,077	—	$910,215		—	$720,000	$146,627	$2,574,919
	2007	$743,811	—	$907,390	(6)	—	$750,000	$250,541	$2,651,742
Amy E. Miles,	2009	$650,000	—	$2,554,760		—	$747,500	$108,254	$4,060,514
Chief Executive Officer	2008	$411,635	—	$312,895		—	$288,563	$63,724	$1,076,817
	2007	$388,462	—	$314,549	(6)	—	$321,750	$104,505	$1,129,266
Gregory W. Dunn,	2009	$477,500	—	$598,883		—	$549,125	$55,001	$1,680,509
President and Chief	2008	$427,019	—	$324,255		—	$288,563	$66,300	$1,106,137
Operating Officer	2007	$414,423	—	$334,727	(6)	—	$342,375	$113,074	$1,204,599
David H. Ownby,	2009	$350,000	—	$174,514		—	$301,875	$23,885	$850,274
Executive Vice President, Chief Financial Officer and Treasurer
Peter B. Brandow,	2009	$335,000	—	$450,531		—	$288,938	$44,396	$1,118,865
Executive Vice President,	2008	$334,616	—	$254,099		—	$226,125	$53,568	$868,408
General Counsel and	2007	$324,465	—	$262,143	(6)	—	$268,125	$89,973	$944,706
Secretary

(1)
Base salaries were increased on January 13, 2010 and were reported on the Company's Current Report on Form 8-K, filed with the SEC on January 19, 2010 as follows:

Michael L. Campbell's base salary remained the same at $800,000;
Amy E. Miles' base salary was increased to $750,000;
Gregory W. Dunn's base salary was increased to $495,000;
David H. Ownby's base salary was increased to $385,000; and
Peter B. Brandow's base salary was increased to $370,000.

(2)
Base salaries for Ms. Miles and Messrs. Dunn and Ownby were effective as of June 30, 2009. Prior to June 30, 2009, the annualized base salaries for our executive officers were as follows:

Amy E. Miles' base salary was $412,500;
Gregory W. Dunn's base salary was $427,500; and
David H. Ownby's base salary was $208,000.

(3)
These amounts represent the portion of the fair value of the performance shares and restricted shares granted during fiscal 2007, fiscal 2008 and fiscal 2009 for financial statement reporting purposes in accordance with FASB ASC Topic 718, and do not represent cash payments made to the individuals or amounts realized, or amounts that may be realized. Under FASB ASC Topic 718, the fair value of options granted to employees is recognized ratably over the vesting period. See details of the assumptions used in valuation of the options in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix A to this proxy statement and are included in the annual report on Form 10-K for fiscal 2009, filed with the SEC on March 1, 2010. The amounts reported for fiscal 2009 do not include the portion of fair value of the following equity awards:

Name	Grant Date	Grant Date Closing Market Price of our Class A common stock on the date of award	Number of Restricted Shares	Number of Performance Shares
Michael L. Campbell	January 13, 2010	$14.72	26,875	35,625
Amy E. Miles	January 13, 2010	$14.72	43,818	58,084
Gregory W. Dunn	January 13, 2010	$14.72	18,075	23,960
David H. Ownby	January 13, 2010	$14.72	13,496	17,890
Peter B. Brandow	January 13, 2010	$14.72	12,970	17,193
(4)
On January 13, 2010, pursuant to the Company's annual executive incentive program and based upon the attainment of performance targets previously established by the Compensation Committee under the annual executive incentive program, the Company approved 2009 cash incentive awards for the named executive officers. The amounts with respect to fiscal 2009 were reported on the Company's Current Report on Form 8-K, filed with the SEC on January 19, 2010 and paid in the first quarter of fiscal 2010.

(5)
Includes the following:

Name	Fiscal Year	Company Contributions Under 401(k) Savings Plan	Dividends Paid on Restricted Stock	Total
Michael L. Campbell	2009	$16,269	$111,465	$127,734
	2008	$15,274	$131,353	$146,627
	2007	$15,443	$235,098	$250,541
Amy E. Miles	2009	$16,500	$91,754	$108,254
	2008	$15,500	$48,224	$63,724
	2007	$15,500	$89,005	$104,505
Gregory W. Dunn	2009	$14,482	$40,519	$55,001
	2008	$13,618	$52,682	$66,300
	2007	$13,618	$99,456	$113,074
David H. Ownby	2009	$13,228	$10,657	$23,885
Peter B. Brandow	2009	$13,208	$31,188	$44,396
	2008	$12,436	$41,132	$53,568
	2007	$12,440	$77,533	$89,973
(6)
Pursuant to the terms of the 2002 Stock Incentive Plan, the portion of stock awards represented by performance shares set forth in this column will not be exercised by the named executive officers because the Company did not meet the threshold performance targets for the applicable performance period. Therefore, no restricted shares will be issued under this performance share grant upon the termination of the service-based vesting period which expires on January 10, 2011. The respective values for the 2007 performance shares for each executive officer are listed below:

  •
  Michael L. Campbell: $331,382

  •
  Amy E. Miles: $114,878

  •
  Gregory W. Dunn: $122,239

  •
  Peter B. Brandow: $95,735

 2009 Grants of Plan-Based Awards

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)		Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(3)
								Grant Date Fair Value of Stock and Option Awards(4)
Name	Grant Date	Target	Maximum	Threshold	Target	Maximum
Michael L. Campbell	—	$800,000	$1,200,000	—	—	—	—	—
	01/14/2009			—	—	—	68,731	$687,997
	01/14/2009			91,109	91,109	136,663	—	$1,105,152
Amy E. Miles	—	$650,000	$975,000	—	—	—	—	—
	01/14/2009			—	—	—	21,264	$212,853
	06/30/2009			—	—	—	150,489	$1,999,999
	01/14/2009			28,187	28,187	42,280	—	$341,908
Gregory W. Dunn	—	$477,500	$716,250	—	—	—	—	—
	01/14/2009			—	—	—	22,955	$229,779
	01/14/2009			30,429	30,429	45,643	—	$369,104
David H. Ownby	—	$262,500	$393,750	—	—	—	—	—
	01/14/2009			—			6,689	$66,957
	01/14/2009			8,867	8,867	13,300	—	$107,557
Peter B. Brandow	—	$251,250	$376,875	—	—	—	—	—
	01/14/2009			—	—	—	17,269	$172,863
	01/14/2009			22,891	22,891	34,336	—	$277,668

(1)
These amounts represent the dollar amount of the estimated future payout upon satisfaction of certain conditions under non-equity incentive plan awards granted during fiscal 2009. The Compensation Committee of the board of directors of the Company approved 2009 non-equity incentive plan awards for the named executive officers on January 13, 2010. Such amounts were paid during the first quarter of 2010. See the 2009 Summary Compensation Table for those amounts.

(2)
On January 14, 2009, 181,483 performance shares, in the aggregate, were granted under our 2002 Stock Incentive Plan at nominal cost to our named executive officers. Each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Common Stock. The number of shares of restricted Common Stock earned will be determined by a calculation of as-adjusted EBITDA targets, and on the calculation date for such awards, the Compensation Committee will determine the actual performance percentage by calculating for each of the three fiscal years prior to the calculation date the percentage by which the Company's actual adjusted EBITDA met or exceeded adjusted annual EBITDA target for each such fiscal year, respectively, and averaging such performance percentages over such three fiscal year period. On the calculation date, the executive is entitled to receive payment in an amount equal to the dividends paid by us with respect to a share of our Class A common stock from the grant date through the calculation date, multiplied by the number of restricted shares, if any, such executive receives under the award of performance shares. For purposes of this 2009 Grants of Plan-Based Awards Table, the fiscal 2009 expense for such shares recognized for financial statement reporting purposes by the Company, which is the grant date fair value, is included in the 2009 Summary Compensation Table in the column entitled "Stock Awards" and their valuation assumptions are referenced in footnote 3 to that table.

(3)
On January 14, 2009, 136,908 restricted shares, in the aggregate, were granted under our 2002 Stock Incentive Plan at nominal cost to our named executive officers. The closing price of our Class A common stock on the date of these grants was $10.01 per share. On June 30, 2009, 150,489 restricted shares were granted to Amy E. Miles, in connection with her appointment as the Company's Chief Executive Officer. The closing price of our Class A common stock on the date of this grant was $13.29. The restricted shares are subject to a continued employment restriction and such restriction is fulfilled upon continued employment for a specified number of years (typically four years after the award date). Upon the lapse of such restrictions, the restricted stock award immediately vests. The fiscal 2009 expense recognized for financial statement reporting purposes by the Company for these restricted shares, which is the grant date fair value, is included in the 2009 Summary Compensation Table in the column entitled "Stock Awards" and their valuation assumptions are referenced in footnote 3 to that table.

(4)
These amounts represent the grant date fair value computed in accordance with FASB ASC Topic 718. See details of the assumptions used in valuation of the performance shares and restricted shares in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix A to this proxy statement and are included in the Company's annual report on Form 10-K for fiscal 2009 filed with the SEC on March 1, 2010.

Outstanding Equity Awards at Fiscal 2009 Year End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options		Number of Securities Underlying Unexercised Options	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested(1)		Market value of shares or units of stock that have not vested(1)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested(2)		Equity incentive plan awards: market or pay out value of unearned shares, units or other rights that have not vested(2)
Michael L. Campbell	—		—	—	—	—	68,731	(4)	$992,476	91,109	(9)	$1,315,614
	—		—	—	—	—	35,993	(5)	$519,739	23,972	(10)	$346,156
	—		—	—	—	—	25,888	(6)	$373,823	17,241	(11)	$248,960
	—		—	—	—	—	24,200	(7)	$349,448	15,500	(12)	$—
Amy E. Miles	—		—	—	—	—	21,264	(4)	$307,052	28,187	(9)	$407,020
	—		—	—	—	—	12,373	(5)	$178,666	8,240	(10)	$118,986
	—		—	—	—	—	8,974	(6)	$129,585	5,977	(11)	$86,308
	—		—	—	—	—	9,580	(7)	$138,335	6,140	(12)	$—
	—		—	—	—	—	150,489	(8)	$2,173,061	—		—
Gregory W. Dunn	—		—	—	—	—	22,955	(4)	$331,470	30,429	(9)	$439,395
	—		—	—	—	—	12,822	(5)	$185,150	8,540	(10)	$123,318
	—		—	—	—	—	9,550	(6)	$137,902	6,360	(11)	$91,838
	—		—	—	—	—	10,950	(7)	$158,118	7,015	(12)	$—
David H. Ownby	41,241	(3)	—	—	$4.876	05/03/2012	6,689	(4)	$96,589	8,867	(9)	$128,039
	—		—	—	—	—	3,114	(5)	$44,966	2,073	(10)	$29,934
	—		—	—	—	—	2,319	(6)	$33,486	1,544	(11)	$22,295
	—		—	—	—	—	2,680	(7)	$38,699	1,715	(12)	$—
Peter B. Brandow	5,900	(3)	—	—	$4.876	05/03/2012	17,269	(4)	$249,364	22,891	(9)	$330,546
	—		—	—	—	—	10,048	(5)	$145,093	6,692	(10)	$96,632
	—		—	—	—	—	7,479	(6)	$107,997	4,981	(11)	$71,926
	—		—	—	—	—	8,520	(7)	$123,029	5,460	(12)	$—

(1)
These amounts represent the number of unvested restricted shares and the market value of such unvested shares for each of our named executive officers as of December 31, 2009, the end of fiscal 2009. The December 31, 2009 fair market value of these restricted shares was valued at the closing price of our Class A common stock on December 31, 2009 of $14.44 per share.

(2)
These amounts represent the number of unearned performance shares for each of our named executive officers, based on the achievement of threshold performance goals, as of the December 31, 2009, the end of fiscal 2009, and the market value of such unearned shares, based on the closing price of our Class A common stock on December 31, 2009 of $14.44 per share. The threshold performance goals for these performance shares is more fully described in footnote 2 to the 2009 Grants of Plan-Based Awards table and Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix A to this proxy statement and are included in the annual report on Form 10-K for fiscal 2009, filed with the SEC on March 1, 2010. The reported unearned performance shares will be issued, subject to the executive's performance share award agreement, on the calculation date. In addition, certain of the reported unearned performance shares granted to Messrs. Campbell, Dunn, Ownby and Brandow and Ms. Miles are subject to an additional one-year vesting period, as described in footnotes 9, 10, 11 and 12 to this Outstanding Equity Awards at Fiscal 2009 Year End table.

(3)
This amount reflects the number of exercisable options (after giving effect to the antidilution adjustments made in connection with our payment of extraordinary cash dividends on April 13, 2007, June 2, 2004 and July 1, 2003) for Messrs. Ownby and Brandow on December 31, 2009, the last day of fiscal 2009.

(4)
Restricted stock vesting on January 13, 2013.

(5)
Restricted stock vesting on January 16, 2012.

(6)
Restricted Stock vesting on January 10, 2011.

(7)
Restricted stock vesting on March 7, 2010.

(8)
This amount represents the number of unvested restricted shares and the market value of such unvested shares granted to Ms. Miles as of June 30, 2009. The December 31, 2009 fair market value of these restricted shares was valued at the closing price of our Class A common stock on December 31, 2009 of $14.44 per share.

(9)
Assumes achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares are more fully described in footnote 2 to the 2009 Grants of Plan-Based Awards table. Such performance shares vest on January 13, 2013, the one year anniversary of the calculation date.

(10)
Assumes achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares are more fully described in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix A to this proxy statement and are included in the annual report on Form 10-K for fiscal 2009, filed with the SEC on March 1, 2010. Such performance shares vest on January 16, 2012, the one year anniversary of the calculation date.

(11)
Assumes achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares are more fully described in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix A to this proxy statement and are included in the annual report on Form 10-K for fiscal 2009, filed with the SEC on March 1, 2010. Such performance shares vest on January 10, 2011, the one year anniversary of the calculation date. As of the calculation date, which was January 10, 2010, such threshold performance goals were not satisfied, and therefore, no restricted shares will be issued under this performance grant. Accordingly, as of January 10, 2010, the value of such unvested shares was $0.

(12)
Assumes achievement of the threshold performance goals for such award. The threshold performance goals for these performance shares are more fully described in Note 9 to the Company's audited consolidated financial statements, which have been reproduced in Appendix A to this proxy statement and are included in the annual report on Form 10-K for fiscal 2009, filed with the SEC on March 1, 2010. Such performance shares vest on June 1, 2010, the one year anniversary of the calculation date. As of the calculation date, which was June 1, 2009, such threshold performance goals were not satisfied, and therefore, no restricted shares will be issued under this performance grant. Accordingly, as of December 31, 2009, the value of such unvested shares was $0.

Option Exercises and Stock Vested During Fiscal 2009

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting(1)
Amy E. Miles	9,260	$93,248
Michael L. Campbell	23,380	$235,437
Gregory W. Dunn	10,580	$106,541
David H. Ownby	2,590	$26,081
Peter B. Brandow	8,230	$82,876

(1)
These amounts represent the number of vested restricted shares and the market value of such vested shares for each of our named executive officers as of February 11, 2009. The February 11, 2009 fair market value of these restricted shares was valued at the closing price of our Class A common stock on February 11, 2009 of $10.07 per share.

 Potential Payments Upon Termination or Change in Control

        Potential Payments Upon Termination.    Pursuant to each employment agreement, the Company provides for severance payments and other benefits if the Company terminates an executive's employment without cause or if an executive terminates his or her employment for good reason. Under these circumstances, the executive shall be entitled to receive severance payments equal to (i) the actual bonus, pro-rated to the date of termination, that executive would have received with respect to the fiscal year in which the termination occurs; (ii) two times the executive's annual base salary plus one times the executive's target bonus; and (iii) continued coverage under any medical, health and life insurance plans for a 24-month period following the date of termination.

        In addition, pursuant to our form of Restricted Stock Agreement, if we terminate Ms. Miles or Messrs. Campbell, Dunn Ownby or Brandow without cause, their restricted stock awards granted vest as to one-fourth of the total number of restricted shares granted for each of the anniversaries of the grant date for which they remained in service prior to such termination without cause.

        Potential Payments Upon Change in Control.    If the Company terminates any executive's employment, or if any executive resigns for good reason, within three (3) months prior to, or one (1) year after, a change of control of the Company (as defined within each employment agreement), the executive shall be entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that executive would have received with respect to the fiscal year in which the termination occurs; and (ii)(a) in the case of Mr. Campbell and Ms. Miles, two and one-half times the executive's annual base salary plus two times the executive's target bonus; and (b) in the case of Messrs. Dunn, Ownby and Brandow, two times the executive's annual salary plus one and one-half times the executive's target bonus; and (iii) continued coverage under any medical, health and life insurance plans for a 30-month period following the date of termination. A change in control, is defined in our 2002 Stock Incentive Plan as both (1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act), other than certain entities controlled by Philip F. Anschutz, of 20% or more of the combined voting power of the then-outstanding voting securities of the Company and (2) the beneficial ownership of such individual, entity or group of more than 20% of the voting power of the Company exceeds the beneficial ownership of such entities controlled by Mr. Anschutz. Pursuant to our 2002 Stock Incentive Plan, upon a change in control, all restrictions with respect to restricted stock awards to these executives shall immediately lapse. For additional information regarding the philosophy behind our change in control arrangements, see the discussion under the heading, "Compensation Discussion and Analysis—Post-Termination Compensation."

        Pursuant to our 2006 performance share award agreement, in the event of a change of control such performance shares are treated in the following manner:

Time of change of control event	Amount of performance shares vested	Method for calculating total stockholder return in connection with change of control event
Prior to the first-year anniversary of the grant date	None; all performance shares under such grant are forfeited	—
On or after the first-year anniversary but before the second-year anniversary of the grant date
One-third the number of performance shares the grant recipient would have been awarded based upon the total stockholder return achieved (which, depending on total stockholder return attained, may be zero)
The average of the total stockholder returns attained by the Company for the full twelve month period ended on the first-year anniversary of the grant date prior to the change of control, and for the portion of the twelve month period in which the change in control occurs (excluding from such calculation the date of the change of control)
On or after the second-year anniversary of the grant date but prior to the calculation date
Two-thirds the number of performance shares the grant recipient would have been awarded based upon the total stockholder return achieved (which, depending on total stockholder return attained, may be zero)
The average of the total stockholder returns attained by the Company for the two full twelve month periods ended on the second-year anniversary of the grant date prior to the change of control, and for the portion of the twelve month period in which the change in control occurs (excluding from such calculation the date of the change of control)

        The following table describes the potential payments and benefits, payable to our named executive officers, if such executive were terminated on December 31, 2009(1) based on our employment agreements:

Name	Cash Severance Payment(2)(3)	Cash Bonus(2)(4)	Value of Medical Insurance Continuation(2)	Value of Life Insurance Continuation(2)	Value of Acceleration of Equity Awards Upon Termination(5)	Total Termination Benefit
Michael L. Campbell
By the Company without cause	$1,600,000	$800,000	$15,806	$2,539	$578,928	$2,997,273
By executive for good reason	$1,600,000	$1,600,000	$15,806	$2,539	—	$3,218,345
By the Company or by executive for good reason in connection with a change in control	$2,000,000	$2,400,000	$19,757	$3,173	$2,235,485	$6,658,415
Amy E. Miles
By the Company without cause	$1,300,000	$650,000	$15,806	$1,785	$213,207	$2,180,798
By executive for good reason	$1,300,000	$1,300,000	$15,806	$1,785	—	$2,617,591
By the Company or by executive for good reason in connection with a change in control	$1,625,000	$1,950,000	$19,757	$2,231	$2,926,699	$6,523,687
Gregory W. Dunn
By the Company without cause	$955,000	$477,500	$15,806	$1,520	$233,841	$1,683,667
By executive for good reason	$955,000	$955,000	$15,806	$1,520	—	$1,927,326
By the Company or by executive for good reason in connection with a change in control	$955,000	$1,193,750	$19,757	$1,900	$812,640	$2,983,047
David H. Ownby
By the Company without cause	$700,000	$262,500	$5,058	$857	$57,024	$1,025,439
By executive for good reason	$700,000	$525,000	$5,058	$857	—	$1,230,915
By the Company or by executive for good reason in connection with a change in control	$700,000	$656,250	$6,323	$1,071	$213,741	$1,577,385
Peter B. Brandow(1)
By the Company without cause	—	—	—	—	$182,550	$182,550
By executive for good reason	—	—	—	—	—	—
By the Company or by executive for good reason in connection with a change in control	—	—	—	—	$625,483	$625,483

(1)
As of December 31, 2009, Mr. Brandow was not entitled to payments and benefits, other than the acceleration of equity awards in the event that Mr. Brandow's employment is terminated by the Company without cause, by Mr. Brandow for good reason or by the Company or Mr. Brandow for good reason in connection with a change in control. If Mr. Brandow were terminated as of January 13, 2010, the effective date of his employment agreement, Mr. Brandow would be entitled to the following payments and benefits:

	Cash Severance Payment(2)(3)	Cash Bonus(2)(4)	Value of Medical Insurance Continuation(2)	Value of Life Insurance Continuation(2)	Value of Acceleration of Equity Awards Upon Termination(5)	Total Termination Benefit
By the Company without cause	$670,000	$251,250	$15,806	$1,383	$182,550	$1,120,989
By executive for good reason	$670,000	$502,500	$15,806	$1,383	—	$1,189,689
By the Company or by executive for good reason in connection with a change in control	$670,000	$628,125	$19,757	$1,729	$625,483	$1,945,094
(2)
The Cash Severance Payment, Cash Bonus and Medical and Life Insurance Continuation amounts are calculated in connection with each named executive officer's employment agreement.

(3)
The amounts reported as cash severance payment are calculated under the employment agreements as follows: (i) for a termination by the Company without cause or by the executive for good reason, two times such executive's base salary for fiscal 2009, and (ii) in the case of termination by the Company or by the executive for good reason in connection with a change in control, as more fully described under the heading "Potential Payments Upon Termination," in the case of Mr. Campbell and Ms. Miles, two and a half times his or her annual base salary for fiscal 2009, and in the case of Messrs. Dunn, Ownby and Brandow, two times his annual base salary for fiscal 2009.

(4)
The amounts reported as cash bonus are calculated under the employment agreements as follows: (i) for a termination by the Company without cause or by the executive for good reason, the actual bonus, pro-rated to the date of termination, that he or she would have received, plus one times such executive's target bonus, for fiscal 2009, and (ii) in the case of termination by the Company or by the executive for good reason in connection with a change in control, as more fully described under the heading "Potential Payments Upon Termination," in the case of Mr. Campbell and Ms. Miles, the actual bonus, pro-rated to the date of termination, that he or she would have received, plus two times his or her target bonus, for fiscal 2009, and in the case of Messrs. Dunn, Ownby and Brandow, the actual bonus, pro-rated to the date of termination, that he would have received, plus one and one-half times his target bonus, for fiscal 2009.

(5)
Under our 2002 Stock Incentive Plan, upon a change in control, restrictions on all restricted stock immediately lapse, irrespective of whether such executive is terminated. Amounts reported include the value of shares of restricted stock for which such restrictions immediately would lapse upon a change in control, but do not include any value of performance shares since the value of such shares depends on the stock price of our Class A common stock at the time of such change of control.

Compensation Committee Interlocks and Insider Participation

        No interlocking relationship exists between our board of directors or Compensation Committee and the board of directors or Compensation Committee of any other company, nor has any interlocking relationship existed in the past.

Equity Compensation Plan Information

        The following table sets forth, as of December 31, 2009, the number of shares of Regal's Class A common stock to be issued upon exercise of outstanding options, the weighted average exercise price of outstanding options, and the number of securities available for future issuance under our equity compensation plan, after giving effect to the anti-dilution adjustments made in connection with our payment of extraordinary cash dividends on April 13, 2007, June 2, 2004 and July 1, 2003.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1) (a)	Weighted-average exercise price of outstanding options, warrants and rights(2) (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	1,569,087	$9.43	1,905,432
Equity compensation plans not approved by security holders	—	—	—
Total	1,569,087	$9.43	1,905,432

(1)
Represents 569,757 shares underlying unexercised options and 999,330 unearned performance shares, based on the achievement of target performance goals.

(2)
Does not take into account the unearned performance shares reported in column (a).

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of a registered class of our equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of our Common Stock and other equity securities. Executive officers, directors and holders of greater than 10% of our Common Stock are required by regulations of the SEC to furnish us with copies of all Section 16(a) reports they file.

        To our knowledge, based solely upon a review of the copies of the forms furnished to the Company, and/or written representations from certain reporting persons, the Company believes that all filing requirements under Section 16(a) applicable to its officers and directors were met during the fiscal year ended December 31, 2009, except by Nestor R. Weigand, Jr., one of our directors. Mr. Weigand untimely filed two Form 4s, which included two acquisition transactions on June 5, 2009 and November 23, 2009, respectively. All required forms are now currently filed.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transaction Policy

        The board has adopted a policy for the review, approval or ratification of transactions involving the Company and "related persons" as defined under the relevant SEC rules. The policy covers any related person transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). Our policy is as follows:

  •
  Any proposed related person transaction must be reported to the Company's Chief Executive Officer, Chief Financial Officer or General Counsel, whom we refer to in this policy as authorized officers, and reviewed and approved by the Audit Committee, after full disclosure of the related person's interest in the transaction, prior to effectiveness or consummation of the transaction, whenever practicable.

  •
  If an authorized officer determines that advance approval of such transaction is not practicable under the circumstances, the Audit Committee shall review, after full disclosure of the related person's interest in the transaction, and, in its discretion, may ratify the transaction at the next Audit Committee meeting or at its next meeting following the date that such transaction comes to the attention of such authorized officer.

  •
  An authorized officer may present any such transaction arising in the time period between meetings of the Audit Committee to the Chair of the Audit Committee, who shall review and may approve such transaction, subject to ratification, after full disclosure of the related person's interest in the transaction, by the Audit Committee at the next Audit Committee meeting.

  •
  Transactions involving compensation of executive officers shall be reviewed and approved by the Compensation Committee, pursuant to the Compensation Committee charter.

  •
  In review of a related person transaction, the Audit Committee will review all relevant information available to it, and the Audit Committee may approve or ratify such transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is in, or is not inconsistent with, the best interests of the Company.

  •
  The Audit Committee may, in its sole discretion, impose such conditions as it deems appropriate on the Company or the related person in connection with the approval of such transaction.

Related Party Transactions

        During fiscal 2009, Regal Cinemas incurred capitalized costs of $1.2 million to Qwest Communications and its subsidiaries for network infrastructure upgrades. Regal Cinemas incurred approximately $6.2 million of expenses payable to Qwest Communications and its subsidiaries for telecommunication and network monitoring services during fiscal 2009. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to Anschutz affiliates for certain advertising services during fiscal 2009. Also during fiscal 2009, Regal Cinemas received less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility.

        During fiscal 2009, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

        During fiscal 2006, Regal entered into a management agreement with an Anschutz affiliate to manage a Los Angeles, California theatre site on their behalf. During fiscal 2009, the ultimate financial terms of the management agreement were approved by the Company's board of directors, which included a management fee payable to Regal based on a percentage of revenues generated by the theatre, subject to a minimum annual fee payable to Regal. The theatre opened in October 2009. During the remainder of fiscal 2009, the Company received approximately $0.1 million from the Anschutz affiliate for rent related to the theatre site. Finally as of December 31, 2009, the Company was due approximately $0.6 million from the Anschutz affiliate related to certain reimbursable costs (primarily pre-opening costs) associated with the theatre.

        During 2005 and 2006, National CineMedia entered into various lease assignment and sublease arrangements with Regal CineMedia Corporation pursuant to which National CineMedia leases its regional offices in Eden Prairie, Minnesota, Chicago, Illinois and New York, New York. During fiscal 2009, only the Chicago, Illinois lease arrangement remained effective. The amounts paid by National CineMedia under this arrangement totaled approximately $0.1 million for such period.

        During the fiscal year ended December 31, 2009, Mr. Campbell's brothers, Charles Campbell and Rick Campbell were employed by us as our Vice President of Security and Vice President of Information Technology, respectively. Charles Campbell's compensation in the fiscal year ended December 31, 2009 was approximately $117,000. Rick Campbell's compensation for the fiscal year ended December 31, 2009 was approximately $108,000.

        The Audit Committee has reviewed and approved or ratified these transactions.

Employment Agreements

        We have entered into employment agreements with each of our named executive officers. For the details of these agreements, see the discussion under the heading "Compensation Discussion and Analysis—Elements of Compensation" above.

Indemnification Agreements

        Regal Cinemas has entered into indemnification agreements with each of Messrs. Campbell, Dunn Brandow and Ownby and Ms. Miles. The indemnification agreements provide that Regal Cinemas will indemnify each of those individuals against claims arising out of events or occurrences related to that individual's service as an agent of Regal Cinemas, except among other restrictions to the extent such claims arise from conduct that was knowingly fraudulent, a knowing violation of law or of any policy of Regal Cinemas, deliberately dishonest or in bad faith or constituted willful misconduct.

        On March 3, 2006, the board of directors adopted a form of Director Indemnification Agreement to be used as a template for future indemnification agreements between the Company and its directors. Pursuant to the indemnification agreement, the Company will indemnify each director who becomes a party thereto against claims arising out of events or occurrences related to such individual's service on our board of directors; provided such individual acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and our stockholders, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Under the indemnification agreements, we agree to maintain directors' and officers' liability insurance for our directors. As of the date of this proxy statement, the Company has entered into indemnification agreements with each of its directors.

 PROPOSAL 2. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit Committee has unanimously selected KPMG to be our independent registered public accounting firm for the fiscal year ending December 30, 2010, and has further directed that management submit the selection of our independent registered public accounting firm for ratification by the stockholders at the Annual Meeting.

        Ratification of the selection of KPMG by our stockholders is not required by law. As a matter of policy, however, such selection is being submitted to the stockholders for ratification at the Annual Meeting (and it is the present intention of our Audit Committee and board of directors to continue this policy). The persons designated in the enclosed proxy will vote your shares "FOR" ratification unless you include instruction in your signed proxy to the contrary. If the stockholders fail to ratify the selection of this firm, the Audit Committee will reconsider the matter.

        Representatives of KPMG are expected to be present at the Annual Meeting to answer appropriate questions from the stockholders and will be given an opportunity to make a statement on behalf of KPMG should they desire to do so. None of our directors or executive officers has any substantial interest, direct or indirect, in KPMG.

        The board of directors unanimously recommends a vote "FOR" ratification of the selection of KPMG as our independent registered public accounting firm for the fiscal year ending December 30, 2010.

 OTHER BUSINESS

        We know of no other matter to be acted upon at the Annual Meeting. If any other matters are properly brought before the Annual Meeting however, the persons named in the accompanying proxy card as proxies for the holders of Regal's Common Stock will vote thereon in accordance with their best judgment.

OTHER INFORMATION

        Regal's audited consolidated financial statements are reproduced in Appendix A to this proxy statement and are included in the Annual Report on Form 10-K for fiscal 2009 filed with the SEC, 100 F Street N.E., Washington, D.C. 20549. Complimentary copies of the Form 10-K as filed with the SEC may be obtained by following the instructions provided below under the heading "Availability of Report on Form 10-K."

Costs of Proxy Statement

        The Company bears the cost of preparing, assembling and mailing this proxy statement and any other proxy materials transmitted on behalf of our board of directors. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding proxy materials to the beneficial owners of our Common Stock.

Important Notice Regarding Delivery of Stockholder Documents

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Regal stockholders may be householding our proxy materials, to the extent such stockholders have given their prior express or implied consent in accordance with SEC rules. A single proxy statement and summary annual report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent, which is deemed to be given unless you inform the broker otherwise when you receive the original notice of householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and summary annual report, please notify your broker to discontinue householding and direct your written request to receive a separate proxy statement and summary annual report to the Company at: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918, or by calling (865) 922-1123. Stockholders who currently receive multiple copies of the proxy statement and summary annual report at their address and would like to request householding of their communications should contact their broker.

STOCKHOLDER PROPOSALS

        In order to include a stockholder proposal in our proxy statement and form of proxy relating to our next annual meeting of stockholders following the end of fiscal 2010, we must receive it no later than December 18, 2010. Any stockholder proposal submitted to us for consideration at next year's annual meeting but which is not intended to be included in the related proxy statement and form of proxy must be received between December 6, 2010 and January 5, 2011; otherwise, the proposal will be considered by us to be untimely and not properly brought before the meeting.

AVAILABILITY OF REPORT ON FORM 10-K

        Upon your written request, we will provide to you a complimentary copy of our 2009 Annual Report on Form 10-K (without exhibits) as filed with the SEC. Your request should be mailed to Regal's offices, addressed as follows: Regal Entertainment Group, Attention: Investor Relations, 7132 Regal Lane, Knoxville, Tennessee 37918. A free copy of the Form 10-K may also be obtained at the Internet web site maintained by the SEC at www.sec.gov and by visiting our Internet web site at www.regalentertainmentgroup.com and clicking on "Investor Relations," then on "Financial Information" and then on "SEC Filings."

By Order of the Board of Directors,

Peter B. Brandow Executive Vice President, General Counsel and Secretary
April 14, 2010

Appendix A

REGAL ENTERTAINMENT GROUP
SUMMARY ANNUAL REPORT

        This Summary Annual Report on Appendix A was reproduced from Part I, Item 1A, and Part II of our annual report on Form 10-K (our "Form 10-K") for the fiscal year ended December 31, 2009 (fiscal 2009) that was filed with the Securities and Exchange Commission (the "SEC") on March 1, 2010. The biographical information contained in this Summary Annual Report, as it relates to our executive officers, has been modified since the filing of our Form 10-K to reflect the new enhanced proxy disclosure rules. You can obtain a copy of the complete text of our annual report on Form 10-K, without charge, by following the instructions in our Proxy Statement under the heading "Availability of Report on Form 10-K."

        Exhibits 31.1 and 31.2 to our Form 10-K contain our Chief Executive Officer's and Chief Financial Officer's certifications required by Section 302 of the Sarbanes-Oxley Act of 2002 regarding the quality of our public disclosure. Following our 2009 annual meeting of stockholders, we submitted the Section 313A.12(a) Chief Executive Officer Certification to the NYSE in accordance with NYSE's corporate governance rules.

MARKET FOR THE REGISTRANT'S COMMON EQUITY, RELATED STOCKHOLDER MATTERS AND ISSUER PURCHASES OF EQUITY SECURITIES

        Our common equity consists of Class A and Class B common stock. Our Class A common stock has traded on the New York Stock Exchange since May 9, 2002 under the symbol "RGC." There is no established public trading market for our Class B common stock.

        The following table sets forth the historical high and low sales prices per share of our Class A common stock as reported by the New York Stock Exchange for the fiscal periods indicated.

	Fiscal 2009
	High	Low
First Quarter (January 2, 2009—April 2, 2009)	$14.56	$8.83
Second Quarter (April 3, 2009—July 2, 2009)	14.83	10.58
Third Quarter (July 3, 2009—October 1, 2009)	14.33	11.41
Fourth Quarter (October 2, 2009—December 31, 2009)	14.47	11.11

	Fiscal 2008
	High	Low
First Quarter (December 28, 2007—March 27, 2008)	$20.95	$16.40
Second Quarter (March 28, 2008—June 26, 2008)	20.27	14.50
Third Quarter (June 27, 2008—September 25, 2008)	17.84	14.57
Fourth Quarter (September 26, 2008—January 1, 2009)	15.84	6.72

        On February 24, 2010, there were approximately 278 stockholders of record of our Class A common stock and one stockholder of record of our Class B common stock.

        Additionally, as of February 24, 2010, approximately 562,373 shares of our Class A common stock are issuable upon exercise of stock options that vest and are exercisable at various dates through June 23, 2014, with exercise prices ranging from $2.4407 to $16.1768. All such options were exercisable as of February 24, 2010. Finally, as of February 24, 2010 our officers, directors and key employees hold, or in the case of performance shares are eligible to receive, approximately 2,430,420 restricted shares of our Class A common stock, for which the restrictions lapse or the performance criteria and vesting may be satisfied, at various dates through January 13, 2014. All shares underlying outstanding options and all shares of restricted stock are registered and will be freely tradable when the option is exercised, in the case of restricted stock when the restrictions lapse, or, in the case of performance shares when the performance criteria and vesting are satisfied, unless such shares are acquired by an affiliate of Regal, in which case the affiliate may only sell the shares subject to the volume limitations imposed by Rule 144 of the Securities Act.

  Dividend Policy

        During fiscal 2009, we paid to our stockholders four quarterly cash dividends of $0.18 per share, on each outstanding share of our Class A and Class B common stock, or approximately $110.8 million in the aggregate. During fiscal 2008, we paid to our stockholders four quarterly cash dividends of $0.30 per share, on each outstanding share of our Class A and Class B common stock, or approximately $184.2 million in the aggregate. On February 16, 2010, we declared a cash dividend of $0.18 per share on each outstanding share of Class A and Class B common stock. The dividend is payable on March 16, 2010 to our stockholders of record on March 4, 2010. These dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of our board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors. For a description of the loan agreement restrictions on the payment of dividends, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources" included in Part II, Item 7 of this Form 10-K and Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Unregistered Sales of Equity Securities and Use of Proceeds

        None.

  Issuer Purchases of Equity Securities

        During fiscal 2004, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company's outstanding Class A common stock within a twelve month period. The share repurchase program expired in November 2009. Under the program, repurchases could be made from time to time as market conditions warranted, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares were retired upon repurchase. During fiscal 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company made no repurchases of its outstanding Class A common stock during fiscal 2007, fiscal 2008 or fiscal 2009.

Comparative Stock Performance

        The following performance graph compares the yearly percentage change in the cumulative total stockholder return on Regal's Class A common stock with (i) the cumulative total return on the Standard and Poor's Corporation Composite 500 Index and (ii) a self-determined peer group of another public company primarily engaged in the motion picture exhibition industry, for the period commencing December 31, 2004 (the first day of fiscal 2005) and ending December 31, 2009 (the last day of fiscal 2009). The comparison assumes $100 was invested on January 2, 2004 in Regal's Class A common stock and in the foregoing index and peer group, and further assumes the reinvestment of dividends. The peer group for the Company's fiscal years 2003 - 2007 is comprised of Carmike Cinemas, Inc., and for fiscal 2008 and 2009 is comprised of Carmike Cinemas, Inc., and Cinemark, Inc.

Cinemark, Inc. was added to the Company's peer from in fiscal 2008, the first full fiscal year after Cinemark, Inc. became a public reporting company and such data was publicly available.

Comparison of 5
Year Cumulative Return
Assumes Initial Investment of $100
December 31, 2009 (last day of fiscal 2009)

Comparison of 5 Year Cumulative Total Return
Assumes Initial Investment of $100
December 2009

Source: Zacks Investment Research, Inc.

In accordance with the rules and regulations of the SEC, the above performance graph shall not be deemed "soliciting material" or to be "filed" with the SEC or subject to Regulations 14A or 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, notwithstanding any general incorporation by reference of this proxy statement into any other filed document.

EXECUTIVE OFFICERS OF THE REGISTRANT

        Shown below are the names, ages (as of March 15, 2010), and current positions of our executive officers. There are no family relationships between any of the persons listed below, or between any of such persons and any of the directors of the Company or any persons nominated or chosen by the Company to become a director or executive officer of the Company.

Name	Age	Position
Michael L. Campbell(1)	56	Executive Chairman of the Board of Directors
Amy E. Miles(1)	43	Chief Executive Officer
Gregory W. Dunn	50	President and Chief Operating Officer
Peter B. Brandow	49	Executive Vice President, General Counsel and Secretary
David H. Ownby	40	Executive Vice President, Chief Financial Officer and Treasurer

(1)
Please refer to Mr. Campbell and Ms. Miles' biographical summaries set forth in the attached Proxy Statement under the heading "Nominees and Continuing Directors of the Company."

        Gregory W. Dunn, 50, is our President and Chief Operating Officer. Mr. Dunn has served as an Executive Vice President and Chief Operating Officer of the Company since March 2002 and became President of the Company in May 2005. Mr. Dunn served as Executive Vice President and Chief Operating Officer of Regal Cinemas, Inc., a wholly owned subsidiary of the Company, from 1995 to March 2002. Prior thereto, Mr. Dunn served as Vice President of Marketing and Concessions of Regal Cinemas, Inc. from 1991 to 1995. Mr. Dunn served as an executive officer of Regal Cinemas, Inc. when it filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on October 11, 2001 and throughout the bankruptcy proceedings.

        Peter B. Brandow, 49, is our Executive Vice President, General Counsel and Secretary and has served as such since March 2002. Mr. Brandow has served as the Executive Vice President, General Counsel and Secretary of Regal Cinemas, Inc., a wholly owned subsidiary of the Company, since July 2001, and prior to that time he served as Senior Vice President, General Counsel and Secretary of Regal Cinemas, Inc. since February 2000. Prior thereto, Mr. Brandow served as Vice President, General Counsel and Secretary from February 1999 when he joined Regal Cinemas, Inc. Mr. Brandow served as an executive officer of Regal Cinemas, Inc. when it filed for bankruptcy under Chapter 11 of the United States Bankruptcy Code on October 11, 2001 and throughout the bankruptcy proceedings. From September 1989 to January 1999, Mr. Brandow was an associate with the law firm Simpson Thatcher & Bartlett LLP.

        David H. Ownby, 40, is our Executive Vice President, Chief Financial Officer and Treasurer and has served in such capacity since June 2009. Mr. Ownby served as our Senior Vice President of Finance from March 2002 to June 2009. Mr. Ownby also served as our Chief Accounting Officer from May 2006 to June 2009. Prior thereto, Mr. Ownby served as the Company's Vice President Finance and Director of Financial Projects from October 1999 to March 2002. Prior to joining the Company, Mr. Ownby served with Ernst & Young LLP from September 1992 to October 1999.

 SELECTED FINANCIAL DATA

        We present below selected historical consolidated financial data for Regal based on historical data, for periods subsequent to the respective acquisition dates, (i) the fiscal year ended December 29, 2005, considering the results of operations of United Artists, Regal Cinemas, Edwards, Hoyts, the results of operations of seven theatres acquired during the fiscal quarter ended July 1, 2004 and the 28 theatres acquired from Signature Theatres on September 30, 2004 (the "fiscal 2004 acquisitions") from December 31, 2004, the results of operations of seven theatres acquired from R/C Theatres on April 28, 2005 and 21 theatres acquired from Eastern Federal Corporation on July 21, 2005 (the "fiscal 2005 acquisitions") for periods subsequent to the respective acquisition dates, (ii) the fiscal year ended December 28, 2006, considering the results of United Artists, Regal Cinemas, Edwards, Hoyts, the fiscal 2004 acquisitions and the fiscal 2005 acquisitions from December 30, 2005 and the results of operations of four theatres acquired from AMC on September 15, 2006 for the period subsequent to the acquisition date, (iii) the fiscal year ended December 27, 2007, considering the results of United Artists, Regal Cinemas, Edwards, Hoyts, the fiscal 2004 acquisitions, the fiscal 2005 acquisitions and the results of operations of four theatres acquired from AMC on September 15, 2006 from December 29, 2006, (iv) the fiscal year ended January 1, 2009, considering the results of United Artists, Regal Cinemas, Edwards, Hoyts, the fiscal 2004 acquisitions, the fiscal 2005 acquisitions, the four theatres acquired from AMC from December 28, 2007 and the results of operations of the 28 theatres acquired from Consolidated Theatres on April 30, 2008 for the period subsequent to the acquisition date and (v) the fiscal year ended December 31, 2009, considering the results of United Artists, Regal Cinemas, Edwards, Hoyts, the fiscal 2004 acquisitions, the fiscal 2005 acquisitions, the four theatres acquired from AMC and the 28 theatres acquired from Consolidated Theatres from January 2, 2009. The fiscal year ended January 1, 2009 consisted of 53 weeks of operations. The selected historical consolidated financial data as of and for the fiscal years ended December 31, 2009, January 1, 2009, December 27, 2007, December 28, 2006 and December 29, 2005 were derived from the audited consolidated financial statements of Regal and the notes thereto. The selected historical financial data do not necessarily indicate the operating results or financial position that would have resulted from our operations on a combined basis during the periods presented, nor is the historical data necessarily indicative of any future operating results or financial position of Regal. In addition to the below selected financial data, you should also refer to the more complete financial information included elsewhere in this Form 10-K.

	Fiscal year ended December 31, 2009	Fiscal year ended January 1, 2009(1)	Fiscal year ended December 27, 2007		Fiscal year ended December 28, 2006	Fiscal year ended December 29, 2005
	(in millions, except per share data)
Statement of Operations Data:
Total revenues	$2,893.9	$2,771.9	$2,661.2		$2,598.1	$2,516.7
Income from operations	279.4	284.4	322.2		308.5	269.6
Net income attributable to controlling interest	95.5	112.2	360.4		104.3	91.8
Earnings per diluted share	0.62	0.72	2.26		0.67	0.59
Dividends per common share	$0.72	$1.20	$3.20	(2)	$1.20	$1.20

	As of or for the fiscal year ended December 31, 2009	As of or for the fiscal year ended January 1, 2009(1)	As of or for the fiscal year ended December 27, 2007	As of or for the fiscal year ended December 28, 2006	As of or for the fiscal year ended December 29, 2005
	(in millions, except operating data)
Other financial data:
Net cash provided by operating activities	$410.8	$270.9	$453.4	$304.4	$386.4
Net cash (used in) provided by investing activities	(110.5)	(338.5)	299.8	(151.7)	(243.0)
Net cash used in financing activities(2)	(142.4)	(197.4)	(480.2)	(186.8)	(191.0)
Balance sheet data at period end:
Cash and cash equivalents	$328.1	$170.2	$435.2	$162.2	$196.3
Total assets	2,637.7	2,595.8	2,634.2	2,468.8	2,532.8
Total debt obligations	1,997.1	2,004.9	1,963.7	1,987.9	1,984.5
Equity (deficit)	(246.9)	(235.9)	(117.7)	(16.6)	31.7
Operating data:
Theatre locations	548	552	527	539	555
Screens	6,768	6,801	6,388	6,403	6,463
Average screens per location	12.4	12.3	12.1	11.9	11.6
Attendance (in millions)	244.5	245.2	242.9	247.4	244.3
Average ticket price	$8.15	$7.68	$7.43	$6.98	$6.80
Average concessions per patron	$3.17	$3.09	$3.03	$2.82	$2.70

(1)
Fiscal year ended January 1, 2009 was comprised of 53 weeks.

(2)
Includes the April 13, 2007 payment of the $2.00 extraordinary cash dividend paid on each share of Class A and Class B common stock.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        This discussion summarizes the significant factors affecting the consolidated operating results, financial condition, liquidity and cash flows of Regal Entertainment Group for the fiscal years ended December 31, 2009, January 1, 2009 and December 27, 2007. The following discussion and analysis should be read in conjunction with the consolidated financial statements of Regal and the notes thereto included elsewhere in this Form 10-K.

Overview and Basis of Presentation

        We conduct our operations through our wholly owned subsidiaries. We operate the largest and most geographically diverse theatre circuit in the United States, consisting of 6,768 screens in 548 theatres in 39 states and the District of Columbia as of December 31, 2009. We believe the size, reach and quality of our theatre circuit provide an exceptional platform to realize economies of scale from our theatre operations. We also maintain an investment in National CineMedia, which concentrates on in-theatre advertising and creating complementary business lines that leverage the operating personnel, asset and customer bases of its theatrical exhibition partners, which include us, AMC and Cinemark. The Company manages its business under one reportable segment: theatre exhibition operations.

        We generate revenues primarily from admissions and concession sales. Additional revenues are generated by our vendor marketing programs, our gift card and discount ticket programs and various other activities in our theatres. In addition, National CineMedia provides us with a theatre access fee associated with revenues generated from its sale of on-screen advertising, rental of theatres for meetings and concerts and other events. Film rental costs depend on a variety of factors including the prospects of a film, the popularity and box office revenues of a film, and such film rental costs generally increase as the admissions revenues generated by a film increase. Because we purchase certain concession items, such as fountain drinks and popcorn, in bulk and not pre-packaged for individual servings, we are able to improve our margins by negotiating volume discounts. Other operating expenses consist primarily of theatre labor and occupancy costs.

        On February 12, 2007, we, along with AMC and Cinemark, formed DCIP, to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. Future digital cinema developments will be managed by DCIP, subject to the approval of us, AMC and Cinemark. Each of Regal, AMC and Cinemark has an equal voting interest in DCIP. The Company's cumulative cash investment in DCIP totaled approximately $8.0 million as of December 31, 2009.

        On February 13, 2007, NCM, Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an IPO of its common stock. In connection with the series of transactions completed in connection with the IPO, Regal received gross cash proceeds totaling approximately $628.3 million and retained a 22.6% interest in NCM, Inc. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. As discussed further in Note 4 to the consolidated financial statements included in Part II, Item 8 of Form 10-K, as a result of the transactions completed in connection with the IPO, the Company recognized a gain of approximately $350.7 million during the year ended December 27, 2007. As discussed further in Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, as a result of the annual adjustment provisions of the Common Unit Adjustment Agreement with National CineMedia, on April 9, 2008, we received from National CineMedia approximately 0.8 million newly issued common units of National CineMedia. Further, on May 29, 2008, we received from National CineMedia approximately 2.9 million newly issued common units of National CineMedia in accordance with the adjustment provisions of the Common Unit Adjustment Agreement in connection with our acquisition of Consolidated Theatres. Finally, on March 17, 2009, we received from National CineMedia approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. These adjustments increased the number of National CineMedia common units held by us to approximately 25.4 million and as a result, on a fully diluted basis, we own a 25.0% interest in NCM, Inc. as of December 31, 2009.

        On March 10, 2008, Regal issued $200.0 million aggregate principal amount of 6 1/4% Convertible Senior Notes. Concurrent with the issuance of the 6 1/4% Convertible Senior Notes, we entered into simultaneous convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes into shares of our Class A common stock. The net cost of the convertible note hedge and warrant transactions was approximately $6.6 million and is included as a component of equity in the accompanying consolidated balance sheets. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, for further description of the 6 1/4% Convertible Senior Notes and the related convertible note hedge and warrant transactions. The Company used cash on hand and a portion of the net proceeds from the issuance of the 6 1/4% Convertible Senior Notes to redeem approximately $90.0 million principal amount of Regal's 3 3/4% Convertible Senior Notes due May 15, 2008 (the "3 3/4% Convertible Senior Notes"), in a series of privately negotiated transactions. As a result of the early redemption, the Company recorded a $3.0 million loss on debt extinguishment (as retrospectively adjusted for the adoption of certain provisions of FASB Accounting Standards Codification ("ASC") Subtopic 470-20, Debt—Debt with Conversion and other Options related to the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements) described more fully in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) during the quarter ended March 27, 2008. In connection with the early redemption, the Company received net proceeds of approximately $13.7 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes described further in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Such proceeds were recorded as an increase to additional paid-in capital. In connection with the final maturity of the 3 3/4% Convertible Senior Notes on May 15, 2008, holders of the remaining $33.7 million in principal amount exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $51.4 million using the remaining proceeds from the issuance of the 6 1/4% Convertible Senior Notes. In connection with these conversions, the Company received net proceeds of approximately $5.2 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes. Such proceeds were also recorded as an increase to additional paid-in capital. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this transaction.

        On April 30, 2008, the Company acquired Consolidated Theatres, which held a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. The total net cash purchase price for the acquisition was approximately $209.3 million. The results of operations of the acquired theatres have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date. In conjunction with the closing, we entered into a final judgment with the DOJ, which required us to hold separate and divest ourselves of four theatres comprising 52 screens in North Carolina. During the third quarter ended September 25, 2008, the Company entered into an agreement to sell three of the four theatres and recorded impairment charges of approximately $7.9 million related to these theatres. On October 23, 2008, the Company completed its divestiture of the three theatres. On April 30, 2009, the Company completed its divestiture of the last of the four theatres. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this transaction.

        On July 15, 2009, Regal Cinemas issued $400.0 million in aggregate principal amount of the 8 5/8% Senior Notes (the "8 5/8% Senior Notes") at a price equal to 97.561% of their face value in a transaction exempt from registration under the Securities Act. Interest on the 8 5/8% Senior Notes is payable semi-annually in arrears on July 15 and January 15 of each year, beginning on January 15, 2010. The 8 5/8% Senior Notes will mature on July 15, 2019. The net proceeds from the offering, after deducting the initial purchase discount (approximately $9.8 million) and offering expenses paid by the Company, were approximately $381.3 million. The Company used all of the net proceeds of the offering to repay a portion of the fifth amended and restated credit agreement (the "Amended Senior Credit Facility") with Credit Suisse, Cayman Islands Branch (as successor to Credit Suisse First Boston), as Administrative Agent and the other lenders party thereto. As a result of this repayment, the Company recorded a loss on debt extinguishment of approximately $7.4 million, representing the pro-rata write off of unamortized debt issue costs under the Amended Senior Credit Facility. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this transaction.

        For a summary of other industry trends as well as other risks and uncertainties relevant to the Company, see "Business—Industry Overview and Trends" and "Risk Factors."

Results of Operations

        Based on our review of industry sources, national box office revenues for the time period that corresponds to Regal's fiscal year of 2009 were estimated to have increased by approximately 6% in comparison to the fiscal year of 2008. The industry's box office results were positively impacted by ticket price increases, growth in premium-priced IMAX® and 3D films and the breadth of key films released in the fiscal year of 2009, which included strong attendance from releases such as Transformers: Revenge of the Fallen, Harry Potter and the Half-Blood Prince, Avatar, The Twilight Saga: New Moon and Up.

        Our total revenues for the fifty-two week year ended December 31, 2009 ("Fiscal 2009 Period") were $2,893.9 million and consisted of $1,991.6 million of admissions revenues, $775.6 million of concessions revenues and $126.7 million of other operating revenues, and increased approximately 4.4% from total revenues of $2,771.9 million for the fifty-three week fiscal year ended January 1, 2009 ("Fiscal 2008 Period").

        Total admissions revenues increased $108.5 million during the Fiscal 2009 Period, or 5.8%, to $1,991.6 million, from $1,883.1 million in the Fiscal 2008 Period primarily due to a 6.1% increase in average ticket prices, partially offset by a 0.3% decrease in attendance. We believe the overall decrease in attendance during the Fiscal 2009 Period was primarily a result of the timing of the Fiscal 2008 Period calendar, which consisted of fifty-three weeks compared to fifty-two weeks during the Fiscal 2009 Period. The overall decrease in Fiscal 2009 Period attendance was mitigated by the full benefit (twelve months in the Fiscal 2009 Period as compared to eight months in the Fiscal 2008 Period) of the inclusion of 400 screens acquired from Consolidated Theatres during the Fiscal 2008 Period. Price increases identified during our ongoing periodic pricing reviews (which include analysis of various factors such as general inflationary trends and local market conditions) along with an increase in the percentage of our admissions revenues generated by premium priced IMAX® and 3D films exhibited during the Fiscal 2009 Period were the primary drivers of the increase in our Fiscal 2009 Period average ticket prices. Based on our review of certain industry sources, the increase in our admissions revenues on a per screen basis was approximately 200 basis points less than the industry's results for the Fiscal 2009 Period as compared to Fiscal 2008 Period. We believe our less than industry increase in admissions revenues on a per screen basis was largely attributable to geographical differences in film product performance and to a lesser extent, the impact of incremental competitor screens.

        During the Fiscal 2009 Period, we continued to make progress with respect to the following strategic initiatives:

  •
  We demonstrated our commitment to providing incremental value to our stockholders. Total cash dividends distributed to our stockholders during the Fiscal 2009 Period totaled approximately $110.8 million.

  •
  We opened 7 theatres with 78 screens and closed 11 underperforming theatres with 111 screens, ending the Fiscal 2009 Period with 548 theatres and 6,768 screens.

  •
  Finally, we continued to expand our use of new technologies to enhance the movie-going experience and broaden our content offerings. Specifically, the installation of digital projection systems, when combined with 3D technology or IMAX® theatre systems, allow us to offer our patrons premium 3D and large format movie experiences that we believe generate incremental revenue for the Company. As of December 31, 2009, we operated 42 IMAX® screens and operated 427 additional screens outfitted with digital 3D projection systems. In addition, we ultimately expect to outfit all of our screens with digital projection systems, with approximately 1,500 screens being digital 3D capable. We remain optimistic regarding the benefits of digital cinema primarily as it relates to future growth potential associated with 3D film product and other 3D content and are pleased to see growing support of 3D and IMAX® film product by the major motion picture studios.

        We are optimistic regarding the breadth of the 2010 film slate, including the timing of the release schedule and the number of films scheduled for release in premium-priced formats. Evidenced by the motion picture studios' continued efforts to promote and market upcoming film releases, 2010 appears to be another year of high-profile releases such as Alice in Wonderland, How to Train Your Dragon, Iron Man 2, Shrek Forever After, Sex and the City 2, Toy Story 3, The Twilight Saga: Eclipse, Inception, Megamind, Harry Potter and the Deathly Hallows: Part 1, The Chronicles of Narnia: The Voyage of the Dawn Treader, Tron Legacy, The Green Hornet and Gulliver's Travels.

        We intend to grow our theatre circuit through selective expansion and through accretive acquisitions. With respect to capital expenditures, subject to the timing of certain construction projects, we expect capital expenditures to be in the range of $75.0 million to $90.0 million for fiscal 2010, consisting of new theatre development, expansion of existing theatre facilities, upgrades and replacements.

        Overall for the fiscal 2010 year, we expect to benefit from modest increases in ticket prices and average concessions per patron and a continued increase in 3D screens and the number of films scheduled for release in premium-priced formats. In addition, we expect fiscal 2010 admissions and concessions revenues to be supported by our continued focus on efficient theatre operations. We will continue to maintain a business strategy focused on the evaluation of accretive acquisition opportunities, selective upgrades and providing incremental returns to our stockholders. For an understanding of the significant factors that influenced our performance during the past three fiscal years, the preceding and following discussion should be read in conjunction with the consolidated financial statements and the notes thereto presented in Part II, Item 8 of this Form 10-K.

        The following table sets forth the percentage of total revenues represented by certain items included in our consolidated statements of income for the Fiscal 2009 Period, the Fiscal 2008 Period and the year ended December 27, 2007 ("Fiscal 2007 Period") (dollars and attendance in millions, except average ticket prices and average concession per patron):

	Fiscal 2009 Period		Fiscal 2008 Period		Fiscal 2007 Period
	$	% of Revenue	$	% of Revenue	$	% of Revenue
Revenues:
Admissions	$1,991.6	68.8%	$1,883.1	67.9%	$1,804.5	67.8%
Concessions	775.6	26.8	758.0	27.3	735.0	27.6
Other operating revenue	126.7	4.4	130.8	4.8	121.7	4.6

Total revenues	2,893.9	100.00	2,771.9	100.0	2,661.2	100.0
Operating expenses:
Film rental and advertising costs(1)	1,046.5	52.5	990.4	52.6	957.5	53.1
Cost of concessions(2)	110.6	14.3	106.6	14.1	103.8	14.1
Rent expense(3)	378.8	13.1	363.3	13.1	335.9	12.6
Other operating expenses(3)	778.5	26.9	739.9	26.7	692.3	26.0
General and administrative expenses (including share-based compensation of $5.9 million, $5.7 million and $5.8 million for the Fiscal 2009 Period, the Fiscal 2008 Period and the Fiscal 2007 Period, respectively)(3)	64.2	2.2	62.1	2.2	63.1	2.4
Depreciation and amortization(3)	201.9	7.0	202.3	7.3	183.4	6.9
Net (gain) loss on disposal and impairment of operating assets(3)	34.0	1.2	22.4	0.8	(0.9)	—
Equity in earnings of joint venture including former employee compensation(3)	—	—	0.5	—	3.9	0.1

Total operating expenses(3)	2,614.5	90.3	2,487.5	89.7	2,339.0	87.9

Income from operations(3)	279.4	9.7	284.4	10.3	322.2	12.1
Interest expense, net(3)	151.0	5.2	128.4	4.6	117.2	4.4
Loss on debt extinguishment(3)	7.4	0.3	3.0	0.1	—	—
Earnings recognized from NCM(3)	(38.6)	1.3	(32.9)	1.2	(18.6)	0.7
Gain on NCM transaction(3)	—	—	—	—	(350.7)	13.2
Gain on sale of Fandango interest(3)	—	—	(3.4)	0.1	(28.6)	1.1
Provision for income taxes(3)	61.9	2.1	74.4	2.7	241.2	9.1
Net income attributable to controlling interest(3)	$95.5	3.3	$112.2	4.0	$360.4	13.5
Attendance	244.5	*	245.2	*	242.9	*
Average ticket price(4)	$8.15	*	$7.68	*	$7.43	*
Average concession per patron(5)	$3.17	*	$3.09	*	$3.03	*

*
Not meaningful

(1)
Percentage of revenues calculated as a percentage of admissions revenues.

(2)
Percentage of revenues calculated as a percentage of concessions revenues.

(3)
Percentage of revenues calculated as a percentage of total revenues.

(4)
Calculated as admissions revenue/attendance.

(5)
Calculated as concessions revenue/attendance.

Fiscal 2009 Period Compared to Fiscal 2008 Period

  Admissions

        Total admissions revenues increased $108.5 million during the Fiscal 2009 Period, or 5.8%, to $1,991.6 million, from $1,883.1 million in the Fiscal 2008 Period primarily due to a 6.1% increase in average ticket prices, partially offset by a 0.3% decrease in attendance. We believe the overall decrease in attendance during the Fiscal 2009 Period was primarily a result of the timing of the Fiscal 2008 Period calendar, which consisted of fifty-three weeks compared to fifty-two weeks during the Fiscal 2009 Period. The overall decrease in Fiscal 2009 Period attendance was mitigated by the full benefit (twelve months in the Fiscal 2009 Period as compared to eight months in the Fiscal 2008 Period) of the inclusion of 400 screens acquired from Consolidated Theatres during the Fiscal 2008 Period. Price increases identified during our ongoing periodic pricing reviews (which include analysis of various factors such as general inflationary trends and local market conditions) along with an increase in the percentage of our admissions revenues generated by premium priced IMAX® and 3D films exhibited during the Fiscal 2009 Period were the primary drivers of the increase in our Fiscal 2009 Period average ticket prices. Based on our review of certain industry sources, the increase in our admissions revenues on a per screen basis was approximately 200 basis points less than the industry's results for the Fiscal 2009 Period as compared to Fiscal 2008 Period. We believe our less than industry increase in admissions revenues on a per screen basis was largely attributable to geographical differences in film product performance and to a lesser extent, the impact of incremental competitor screens.

  Concessions

        During the Fiscal 2009 Period, total concessions revenues increased $17.6 million, or 2.3%, to $775.6 million, from $758.0 million for the Fiscal 2008 Period. Average concessions revenues per patron during the Fiscal 2009 Period increased 2.6%, to $3.17, from $3.09 for the Fiscal 2008 Period. The increase in total concessions revenues during the Fiscal 2009 Period was attributable to an increase in average concessions revenues per patron, partially offset by a slight decrease in attendance during the period. The increase in average concessions revenues per patron for the Fiscal 2009 Period were primarily a result of price increases and also benefitted from the concession friendly mix of film product exhibited during such periods.

  Other Operating Revenue

        Other operating revenue decreased $4.1 million, or 3.1%, to $126.7 million for the Fiscal 2009 Period, from $130.8 million for the Fiscal 2008 Period. Included in other operating revenue are the theatre access fees paid by National CineMedia (net of payments for onscreen advertising time provided to our beverage concessionaire), marketing revenues from our vendor marketing programs and other theatre revenues, including revenue related to our gift card and discount ticket programs. The decrease in other operating revenue during the Fiscal 2009 Period was primarily driven by decreases in revenues related to our gift card and discount ticket programs and other theatre revenues, partially offset by a slight increase in marketing revenues from our vendor marketing programs.

  Film Rental and Advertising Costs

        Film rental and advertising costs as a percentage of admissions revenues declined slightly to 52.5% during the Fiscal 2009 Period from 52.6% in the Fiscal 2008 Period. The decrease in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2009 Period was primarily the result of a reduction in newspaper advertising costs during such period.

  Cost of Concessions

        During the Fiscal 2009 Period, cost of concessions increased $4.0 million, or 3.8% as compared to the Fiscal 2008 Period. Cost of concessions as a percentage of concessions revenues for the Fiscal 2009 Period was approximately 14.3% compared to 14.1% for the Fiscal 2008 Period. The increase in cost of concessions as a percentage of concessions revenues during the Fiscal 2009 Period was primarily related to a greater percentage of our concession sales being generated from higher cost items and a decrease in the amount of vendor marketing revenue recorded as a reduction of cost of concessions.

  Rent Expense

        Rent expense increased by $15.5 million, or 4.3% to $378.8 million in the Fiscal 2009 Period, from $363.3 million in the Fiscal 2008 Period. The increase in rent expense during the Fiscal 2009 Period was primarily due to the full impact of Consolidated Theatres during the Fiscal 2009 Period and to a lesser extent, incremental rent from 78 new screens added during the Fiscal 2009 Period and modest increases in contingent rent, partially offset by a reduction in rent associated with the closure of 111 screens during the Fiscal 2009 Period.

  Other Operating Expenses

        Other operating expenses increased $38.6 million, or 5.2%, to $778.5 million in the Fiscal 2009 Period, from $739.9 million in the Fiscal 2008 Period. The increase in other operating expenses during the Fiscal 2009 Period as compared to the Fiscal 2008 Period was attributable to the full impact of Consolidated Theatres during the Fiscal 2009 Period, increased costs associated with higher IMAX® and 3D film revenues, increased gift card transaction fees and general inflationary increases.

  General and Administrative Expenses

        For the Fiscal 2009 Period, general and administrative expenses increased $2.1 million, or 3.4%, to $64.2 million as compared to $62.1 million in the Fiscal 2008 Period. As a percentage of total revenues, general and administrative expenses remained consistent, at 2.2%, during the Fiscal 2009 Period and the Fiscal 2008 Period. The slight increase in general and administrative expenses during the Fiscal 2009 Period was primarily attributable to increases in corporate payroll costs and legal and professional fees during such period.

  Depreciation and Amortization

        Depreciation and amortization expense decreased $0.4 million, or 0.2%, to $201.9 million for the Fiscal 2009 Period, from $202.3 million in the Fiscal 2008 Period. The decrease in depreciation and amortization expense during the Fiscal 2009 Period as compared to the Fiscal 2008 Period was primarily due to lower capital expenditures during the Fiscal 2009 Period and a slightly greater number of fully depreciated fixed assets during the Fiscal 2009 Period as compared to the Fiscal 2008 Period.

  Income from Operations

        During the Fiscal 2009 Period, income from operations decreased $5.0 million, or 1.8%, to $279.4 million, from $284.4 million in the Fiscal 2008 Period. The overall decrease in income from operations during the Fiscal 2009 Period as compared to the Fiscal 2008 Period was driven by increases in various operating expense line items including, cost of concessions, rent expense, other operating expenses, general and administrative expenses and net loss on disposal and impairment of operating assets ($34.0 million and $22.4 million, respectively, for the Fiscal 2009 Period and Fiscal 2008 Period).

  Interest Expense, net

        Net interest expense totaled $151.0 million for the Fiscal 2009 Period, which represents an increase of $22.6 million, or 17.6%, from that of the Fiscal 2008 Period. The increase in net interest expense during the Fiscal 2009 Period was principally due to a higher effective interest rate on our term facility under the Amended Senior Credit Facility (the "Term Facility") as a result of a change in our interest rate swap portfolio during the Fiscal 2009 Period, incremental interest expense related to the Fiscal 2009 Period issuance of the 8 5/8% Senior Notes, the impact of a full year of interest expense on the $200.0 million 6 1/4% Convertible Senior Notes and less interest income ($1.8 million and $6.3 million, respectively, for the Fiscal 2009 Period and the Fiscal 2008 Period) during such period.

  Earnings Recognized from NCM

        The Company recorded $39.6 million and $33.1 million, respectively, in cash distributions from National CineMedia during the Fiscal 2009 Period and Fiscal 2008 Period. Approximately $6.2 million and $2.8 million, respectively, of these cash distributions received during the Fiscal 2009 Period and the Fiscal 2008 Period were recognized as a reduction in our investment in National CineMedia. In addition, during the Fiscal 2009 Period and the Fiscal 2008 Period, the Company recorded an additional $5.2 million and $2.6 million, respectively, of equity earnings with respect to newly issued common units received from National CineMedia during such periods. As a result, during the Fiscal 2009 Period and the Fiscal 2008 Period, the Company recognized $38.6 million and $32.9 million, respectively, of earnings from National CineMedia. Such amounts are presented as "Earnings recognized from NCM" in the consolidated financial statements. The increase in earnings recognized from NCM during the Fiscal 2009 Period was primarily attributable to incremental earnings of National CineMedia and a corresponding increase in their contractually committed cash distributions to the Company.

  Income Taxes

        The provision for income taxes of $61.9 million and $74.4 million for the Fiscal 2009 Period and the Fiscal 2008 Period, respectively, reflect effective tax rates of approximately 39.4% and 39.9%, respectively. The decrease in the effective tax rate for the Fiscal 2009 Period was primarily attributable to the lapse of statute of limitations on uncertain tax positions with state taxing authorities during the Fiscal 2009 Period. The effective tax rates for the Fiscal 2009 Period and the Fiscal 2008 Period also reflect the impact of certain non-deductible expenses.

  Net Income Attributable to Controlling Interest

        During the Fiscal 2009 Period, net income attributable to controlling interest totaled $95.5 million, which represents a decrease of $16.7 million, from net income attributable to controlling interest of $112.2 million in the Fiscal 2008 Period. The decrease in net income attributable to controlling interest for the Fiscal 2009 Period was primarily attributable to a decrease in operating income coupled with incremental interest expense and loss on debt extinguishment, partially offset by incremental earnings recognized from National CineMedia described above.

Fiscal 2008 Period Compared to Fiscal 2007 Period

  Admissions

        During the Fiscal 2008 Period, total admissions revenues increased $78.6 million, or 4.4%, to $1,883.1 million, from $1,804.5 million for the Fiscal 2007 Period. The Fiscal 2008 Period results were favorably impacted by the timing of the Fiscal 2008 Period calendar, which consisted of fifty-three weeks compared to the fifty-two weeks during the Fiscal 2007 Period. The additional week of operations was the week between Christmas and New Years, a traditionally high attendance and revenue week for the Company and the industry. The additional week of operations was significant in that it accounted for approximately 9.7 million attendees, or 4.0%, of the Fiscal 2008 Period total attendance and contributed to approximately $73.6 million, or 3.9%, of the Fiscal 2008 Period total admissions revenues. The Fiscal 2008 Period results were also bolstered by the addition of the 400 screens acquired with Consolidated Theatres on April 30, 2008 and 13 net screens added since the end of the Fiscal 2007 Period. The 400 screens acquired from Consolidated Theatres accounted for 9.5 million attendees, or 3.9%, of the Fiscal 2008 Period total attendance and contributed to approximately $69.3 million, or 3.7%, of the Fiscal 2008 Period total admissions revenues. These factors were largely offset by the impact of the decline in industry attendance during the Fiscal 2008 Period and as a result, total attendance for the Fiscal 2008 Period increased by approximately 0.9%. The Fiscal 2008 Period admissions revenues were also favorably impacted by a 3.4% increase in average ticket prices. Price increases identified during our ongoing periodic pricing reviews (which include analysis of various factors including general inflationary trends and local market conditions) along with the mix of film product exhibited during the Fiscal 2008 Period were the primary drivers of the increase in our Fiscal 2008 Period average ticket price.

        On a comparable screen basis (i.e., excluding the effects of the impact of week 53 and the inclusion of Consolidated Theatres during the Fiscal 2008 Period), attendance for the Fiscal 2008 period was approximately 226.0 million, a 7.0% decrease from the Fiscal 2007 Period and admissions revenues for the Fiscal 2008 period was approximately $1,740.2 million, a decrease of 3.6% from the Fiscal 2007 Period. These declines were primarily a result of the decline in attendance among the top tier films exhibited during the Fiscal 2008 Period, partially offset by a 3.6% increase in comparable screen average ticket prices. Based on our review of certain industry sources, the decrease in our admissions revenues on a comparable screen basis was slightly greater than the industry's results for the Fiscal 2008 Period as compared to the Fiscal 2007 Period. We believe the greater than industry decline in admissions revenues on a comparable screen basis was primarily attributable to the Company's out-performance on top-tier films exhibited during the Fiscal 2007 Period, our less than industry average increase in ticket prices during the Fiscal 2008 Period and our less than industry average screen growth during the Fiscal 2008 Period.

  Concessions

        During the Fiscal 2008 Period, total concessions revenues increased $23.0 million, or 3.1%, to $758.0 million, from $735.0 million for the Fiscal 2007 Period. On a comparable screen basis, total concessions revenues for the Fiscal 2008 Period declined by approximately $38.1 million, or 5.2% from the Fiscal 2007 Period. The decline in total concessions revenues on a comparable screen basis was primarily a result of the decrease in attendance discussed above during the Fiscal 2008 Period in comparison to the Fiscal 2007 Period. Average concessions revenues per patron during the Fiscal 2008 Period was positively impacted by price increases effected during the Fiscal 2008 Period.

  Other Operating Revenues

        Total other operating revenues increased $9.1 million, or 7.5%, to $130.8 million for the Fiscal 2008 Period, from $121.7 million for the Fiscal 2007 Period. Included in other operating revenues are the theatre access fees paid by National CineMedia (net of payments for on-screen advertising time provided to our beverage concessionaire), marketing revenues from our vendor marketing programs and other theatre revenues, including revenue related to unredeemed gift cards and discount tickets. Such increase was primarily attributable to increases in revenues related to unredeemed gift cards and discount tickets, National CineMedia revenues and other theatre revenues.

  Film Rental and Advertising Costs

        Film rental and advertising costs as a percentage of admissions revenues decreased to 52.6% during the Fiscal 2008 Period as compared to 53.1% in the Fiscal 2007 Period. The decrease in film rental and advertising costs as a percentage of box office revenues during the Fiscal 2008 Period was primarily the result of a lower percentage of box office revenues generated by the top tier films exhibited during the Fiscal 2008 Period and a decline in advertising expense during the period.

  Cost of Concessions

        Cost of concessions increased $2.8 million, or 2.7%, during the Fiscal 2008 Period as compared to the Fiscal 2007 Period. Cost of concessions as a percentage of revenues for the Fiscal 2008 Period were consistent with that of the Fiscal 2007 Period. On a comparable screen basis, cost of concessions declined $5.8 million, or 5.6%, during the Fiscal 2008 Period as compared to the Fiscal 2007 Period. On a comparable screen basis, the decrease in cost of concessions during the Fiscal 2008 Period was primarily related to a change in a vendor marketing program, price increases in our concession products effected during the Fiscal 2008 Period, partially offset by slightly higher food costs. On a comparable screen basis, cost of concessions as a percentage of revenues for the Fiscal 2008 Period were consistent with that of the Fiscal 2007 Period.

  Rent Expense

        During the Fiscal 2008 Period, rent expense increased $27.4 million, or 8.2%, to $363.3 million, from $335.9 million in the Fiscal 2007 Period. Such increase was primarily due to the inclusion of Consolidated Theatres during the Fiscal 2008 Period. On a comparable screen basis, rent expense increased $6.5 million, or 1.9% during the Fiscal 2008 Period as compared to the Fiscal 2007 Period. On a comparable screen basis, the increase in rent expense in the Fiscal 2008 Period was primarily attributable to general inflationary increases and to a lesser extent, incremental rent from the inclusion of 13 net screens added since the end of the Fiscal 2007 Period.

  Other Operating Expenses

        Other operating expenses increased $47.6 million, or 6.9%, to $739.9 million in the Fiscal 2008 Period, from $692.3 million in the Fiscal 2007 Period. Such increase was primarily due to the impact of the fifty-three weeks of operations and the inclusion of Consolidated Theatres during the Fiscal 2008 Period. On a comparable screen basis, during the Fiscal 2008 Period, other operating expenses increased $10.3 million, or 1.5%, from the Fiscal 2007 Period. The increase in other operating expenses on a comparable screen basis during the Fiscal 2008 Period was primarily attributable to increases in non-rent occupancy and other fixed costs.

  General and Administrative Expenses

        General and administrative expenses decreased $1.0 million, or 1.6%, to $62.1 million during the Fiscal 2008 Period as compared to $63.1 million in the Fiscal 2007 Period. As a percentage of total revenues, general and administrative expenses decreased to 2.2% during the Fiscal 2008 Period as compared to 2.4% in the Fiscal 2007 Period. The slight decrease in general and administrative expenses during the Fiscal 2008 Period was primarily attributable to a reduction of legal and professional fees and share-based compensation expense during the period.

  Depreciation and Amortization

        For the Fiscal 2008 Period, depreciation and amortization expense increased $18.9 million, or 10.3%, to $202.3 million, from $183.4 million in the Fiscal 2007 Period. Such increase was primarily due to the impact of the fifty-three weeks of operations and the inclusion of Consolidated Theatres during the Fiscal 2008 Period. On a comparable screen basis, depreciation and amortization expense increased $4.3 million, or 2.3%, during the Fiscal 2008 Period as compared to the Fiscal 2007 Period. On a comparable screen basis, the increase in depreciation and amortization expense during the Fiscal 2008 Period was primarily related to the replacement of existing older screens with newer screens.

  Income from Operations

        Income from operations totaled $284.4 million during the Fiscal 2008 Period, which represents a decrease of $37.8 million, or 11.7%, from $322.2 million in the Fiscal 2007 Period. On a comparable screen basis, during the Fiscal 2008 Period, income from operations decreased $88.2 million, or 27.4%, from the Fiscal 2007 Period. On a comparable screen basis, the decrease in income from operations during the Fiscal 2008 Period was primarily attributable to a reduction in admissions and concessions revenues, coupled with increases in certain operating expense items such as rent expense, other operating expenses, depreciation and amortization and net loss on disposal and impairment of operating assets, partially offset by increases in other operating revenues and reductions in film rental and advertising costs and cost of concessions.

  Interest Expense, net

        During the Fiscal 2008 Period, net interest expense increased $11.2 million, or 9.6%, to $128.4 million, from $117.2 million in the Fiscal 2007 Period. The increase in net interest expense during the Fiscal 2008 Period was principally due to less interest income ($6.3 million and $19.5 million, respectively, for the Fiscal 2008 Period and Fiscal 2007 Period) from a lower average cash balance outstanding as a result of the $209.3 million acquisition of Consolidated Theatres and incremental interest expense from the issuance of the $200.0 million 6 1/4% Convertible Senior Notes, partially offset by a lower effective interest rate on our Term Facility under the Amended Senior Credit Facility during the Fiscal 2008 Period.

  Earnings Recognized from NCM

        The Company recorded $33.1 million and $18.6 million, respectively, in cash distributions from National CineMedia during the Fiscal 2008 Period and Fiscal 2007 Period. Approximately $2.8 million of these cash distributions received during the Fiscal 2008 Period were recognized as a reduction in our investment in National CineMedia. The remaining amounts were recognized in equity earnings during each of these periods and have been included as component of "Earnings recognized from NCM" in the consolidated financial statements. In addition, during the Fiscal 2008 Period, the Company recorded an additional $2.6 million of equity earnings with respect to additional investments in National CineMedia during such period. As a result, during the Fiscal 2008 Period and the Fiscal 2007 Period, the Company recognized $32.9 million and $18.6 million, respectively, of earnings from National CineMedia.

        During the first fiscal quarter of 2007, the Company recorded a loss of $2.0 million, representing its pre-IPO share of the net loss of National CineMedia.

  Income Taxes

        The provision for income taxes of $74.4 million and $241.2 million for the Fiscal 2008 Period and the Fiscal 2007 Period, respectively, reflect effective tax rates of approximately 39.9% and 40.1%, respectively. The effective tax rates for the Fiscal 2008 Period and the Fiscal 2007 Period reflect the impact of certain non-deductible expenses.

  Net Income Attributable to Controlling Interest

        During the Fiscal 2008 Period, net income attributable to controlling interest totaled $112.2 million, which represents a decrease of $248.2 million, from net income attributable to controlling interest of $360.4 million in the Fiscal 2007 Period. The decrease in net income attributable to controlling interest for the Fiscal 2008 Period as compared to the Fiscal 2007 Period was primarily attributable to a $350.7 million gain ($209.0 million after related tax effects) resulting from transactions completed in connection with the Fiscal 2007 Period IPO of NCM, Inc., the impact of a $3.0 million loss ($1.8 million after related tax effects) on debt extinguishment recorded in the Fiscal 2008 Period in connection with the redemption of approximately $123.7 million principal amount of the 3 3/4% Convertible Senior Notes, the $28.6 million gain ($17.2 million after related tax effects) recorded in connection with the sale of the Company's equity interest in Fandango during the Fiscal 2007 Period, a decrease in operating income and incremental interest expense, partially offset by the impact of incremental earnings recognized from National CineMedia described above.

Cash Flows

        The following table summarizes certain cash flow data for the Fiscal 2009 Period, the Fiscal 2008 Period and the Fiscal 2007 Period:

	Fiscal 2009 Period	Fiscal 2008 Period	Fiscal 2007 Period
	(in millions)
Net cash provided by operating activities	$410.8	$270.9	$453.4
Net cash (used in) provided by investing activities	(110.5)	(338.5)	299.8
Net cash used in financing activities	(142.4)	(197.4)	(480.2)

Net increase (decrease) in cash and cash equivalents	$157.9	$(265.0)	$273.0

  Fiscal 2009 Period Compared to Fiscal 2008 Period

        Net cash flows provided by operating activities increased by approximately $139.9 million to approximately $410.8 million for the Fiscal 2009 Period from approximately $270.9 million for the Fiscal 2008 Period. The increase in net cash flows generated from operating activities for the Fiscal 2009 Period was primarily attributable to an increase in working capital, primarily the timing of certain Fiscal 2009 Period vendor payments.

        Net cash flows used in investing activities totaled approximately $110.5 million for the Fiscal 2009 Period compared to cash flows used in investing activities of approximately $338.5 million for the Fiscal 2008 Period. Contributing to the decrease in cash flows used in investing activities during the Fiscal 2009 Period was the impact of the $209.3 million acquisition of Consolidated Theatres during the Fiscal 2008 Period coupled with capital expenditures that were approximately $22.9 million lower during the Fiscal 2009 Period, partially offset by less proceeds from the disposition of assets of approximately $2.8 million during the Fiscal 2009 Period.

        Net cash flows used in financing activities were approximately $142.4 million for the Fiscal 2009 Period compared to cash flows used in financing activities of approximately $197.4 million for the Fiscal 2008 Period. The net decrease in cash flows used in financing activities during the Fiscal 2009 Period was primarily attributable to a $73.4 million reduction of dividends paid to shareholders during the Fiscal 2009 Period as compared to the Fiscal 2008 Period, partially offset by the impact of the net cash proceeds associated with the convertible note hedge arrangement with Credit Suisse (the "2008 Convertible Note Hedge") and a warrant to Credit Suisse to purchase shares of our Class A common stock (the "2008 Warrant") transactions during the Fiscal 2008 Period and incremental debt acquisition costs incurred during the Fiscal 2009 Period related to issuance of 8 5/8% Senior Notes and the First Amendment (the "Amendment") to the Amended Senior Credit Facility, as described further in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

  Fiscal 2008 Period Compared to Fiscal 2007 Period

        Net cash flows provided by operating activities decreased by approximately $182.5 million to approximately $270.9 million for the Fiscal 2008 Period from approximately $453.4 million for the Fiscal 2007 Period. The decrease in net cash flows generated from operating activities for the Fiscal 2008 Period was primarily attributable to the transactions completed in the Fiscal 2007 Period in connection with the IPO of NCM, Inc. (see Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion). These transactions resulted in approximately $100.1 million of net cash provided by operating activities in the Fiscal 2007 Period. In addition to the changes in cash flows related to the IPO of NCM, Inc., the timing of other Fiscal 2008 Period vendor payments negatively impacted cash flows from operating activities.

        Net cash flows used in investing activities totaled approximately $338.5 million for the Fiscal 2008 Period compared to cash flows provided by investing activities of approximately $299.8 million for the Fiscal 2007 Period. Contributing to the increase in cash flows used in investing activities was the $209.3 million acquisition of Consolidated Theatres during the Fiscal 2008 Period, incremental capital expenditures of approximately $17.3 million coupled with fewer proceeds from the disposition of assets of approximately $37.0 million during the Fiscal 2008 Period as compared to the Fiscal 2007 Period, the impact of $315.1 million of proceeds received in connection with the redemption of preferred units of NCM during the Fiscal 2007 Period, the impact of $32.2 million of proceeds from the sale of NCM common units to NCM, Inc. during the Fiscal 2007 Period and the impact of the $28.6 million of proceeds received in connection with the sale of the Company's equity interest in Fandango during the Fiscal 2007 Period.

        Net cash flows used in financing activities were approximately $197.4 million for the Fiscal 2008 Period compared to cash flows used in financing activities of approximately $480.2 million for the Fiscal 2007 Period. The net decrease in cash flows used in financing activities during the Fiscal 2008 Period was primarily attributable to a $300.9 million reduction of dividends paid to shareholders during the Fiscal 2008 Period as compared to the Fiscal 2007 Period, the proceeds received in connection with the issuance of $200.0 million 6 1/4% Convertible Senior Notes during the Fiscal 2008 Period, partially offset by net cash used to redeem approximately $123.7 million principal amount of the 3 3/4% Convertible Senior Notes, net cash used in connection with the 2008 Convertible Note Hedge and 2008 Warrant transactions during the Fiscal 2008 Period, fewer proceeds from stock option exercises and fewer excess tax benefits from share-based payment arrangements during the Fiscal 2008 Period as compared to the Fiscal 2007 Period.

Liquidity and Capital Resources

        On a consolidated basis, we expect our primary uses of cash to be for operating expenses, capital expenditures, investments, general corporate purposes related to corporate operations, debt service and the Company's quarterly dividend payments. The principal sources of liquidity are cash generated from operations, cash on hand and borrowings under the Amended Senior Credit Facility described below. Under the terms of the Amended Senior Credit Facility and the 8 5/8% Senior Notes issued during the year ended December 31, 2009, Regal Cinemas is restricted as to how much it can advance or distribute to Regal, its indirect parent. Since Regal is a holding company with no significant assets other than the stock of its subsidiaries, this restriction could impact Regal's ability to effect future debt or dividend payments, pay corporate expenses or redeem or convert for cash its 6 1/4% Convertible Senior Notes.

        Our revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit cards at the point of sale. Our operating expenses are primarily related to film and advertising costs, rent and occupancy, and payroll. Film costs are ordinarily paid to distributors within 30 days following receipt of admissions revenues and the cost of the Company's concessions are generally paid to vendors approximately 30 to 35 days from purchase. Our current liabilities generally include items that will become due within 12 months. In addition, from time to time, we use cash from operations and borrowings to fund dividends in excess of net income (loss) attributable to controlling interest and cash flows from operating activities less cash flows from investing and other financing activities. As a result, at any given time, our balance sheet may reflect a working capital deficit.

        We fund the cost of capital expenditures through internally generated cash flows, cash on hand, proceeds from disposition of assets and financing activities. Our capital requirements have historically arisen principally in connection with acquisitions of theatres, new theatre construction, adding new screens to existing theatres, upgrading the Company's theatre facilities (including digital 3D and IMAX® screens) and replacing equipment.

        The costs of implementing digital projection in our theatres will be substantially funded by DCIP. We expect that with respect to our existing theatres, DCIP will cover substantially all of the costs of installing digital projection systems, and with respect to our new-build theatres, DCIP will cover substantially all of the estimated incremental cost of digital projection systems over conventional film projectors. We expect DCIP to fund the cost of conversion through the collection of virtual print fees from motion picture studios and equipment lease payments from participating exhibitors. We will bear operating and maintenance costs with respect to digital projection systems in our theatres, which we expect to be relatively comparable to what we currently spend on our conventional film projectors. We have made incremental investments in digital projectors and 3D projection technology to selectively add 3D capable digital projection systems to our circuit to capture incremental 3D admissions revenues. To that end, as of December 31, 2009, we operated 42 IMAX® screens and operated 427 additional screens outfitted with digital 3D projection systems.

        We expect DCIP to complete the execution of definitive agreements and related financing transactions in connection with the conversion to digital projection during the first quarter of 2010. The anticipated financing is expected to cover the cost of conversion for approximately 70% of our circuit's screens. We ultimately expect to outfit all of our screens with digital projection systems, with approximately 1,500 screens being digital 3D capable. In the event that future additional financing is unavailable to complete the conversion of the remaining screens in our circuit as expected, we may have to incur additional capital expenditures in order to complete the full conversion of our circuit. As of the date of this Form 10-K, we have already begun to convert our existing theatres from 35 mm film projection to digital projection and intend to complete the conversion of our entire circuit in approximately three to four years.

        We believe the installation of digital projection systems, when combined with 3D technology or IMAX® theatre systems, will allow us to offer our patrons premium 3D and large format movie experiences, which we believe will generate incremental revenue for the Company. We remain optimistic about the benefits of digital cinema primarily as it relates to future growth potential associated with 3D film product and other 3D content and are pleased to see growing support of 3D and IMAX® film product by the major motion picture studios.

        We intend to continue to grow our theatre circuit through selective expansion and acquisition opportunities. The Company has a formal and intensive review procedure for the authorization of capital projects, with the most important financial measure of acceptability for a discretionary non-maintenance capital project being whether its projected discounted cash flow return on investment meets or exceeds the Company's internal rate of return targets. The credit crisis of late 2008 and early 2009 negatively impacted real estate development and has caused a temporary slowdown in our building program. As a result, we currently expect capital expenditures for theatre development, replacement, expansion, upgrading and replacements to be below our historical levels and in the range of approximately $75.0 million to $90.0 million in fiscal year 2010, exclusive of acquisitions. Such capital expenditures are expected to be partially funded through asset dispositions conducted during the normal course of our business. During the Fiscal 2009 Period, we invested approximately $108.8 million in capital expenditures.

        As described more fully in Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, on February 13, 2007, NCM, Inc., a newly formed entity that serves as the sole manager of National CineMedia, completed an IPO of its common stock. In connection with the IPO of NCM, Inc., RCH, AMC and Cinemark amended and restated the operating agreement of National CineMedia and other ancillary agreements. In connection with the series of transactions completed in connection with the IPO, Regal received gross cash proceeds totaling approximately $628.3 million and retained a 22.6% interest in NCM, Inc. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007. The Company used the remaining net cash proceeds along with additional cash on hand for the acquisition of Consolidated Theatres as more fully described below and in Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

        During the year ended December 27, 2007, the Company sold its equity interest in Fandango for proceeds of $28.6 million. As a result of this transaction, the Company recognized a gain on the sale of approximately $28.6 million ($17.2 million after tax). In addition, during the year ended January 1, 2009, the Company received an additional $3.4 million of sale proceeds related to Fandango. Accordingly, the Company recognized an additional gain of $3.4 million ($2.0 million after tax) during the year ended January 1, 2009. In connection with the sale, the Company agreed to amend its existing contract with Fandango in exchange for an amendment fee totaling $5.5 million. This amount has been recorded as deferred revenue and will be amortized to revenue on a straight-line basis over the six-year term of the amendment.

        On March 10, 2008, Regal issued $200.0 million aggregate principal amount of 6 1/4% Convertible Senior Notes. Concurrent with the issuance of the 6 1/4% Convertible Senior Notes, we entered into simultaneous convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes into shares of our Class A common stock. The net cost of the convertible note hedge and warrant transactions was approximately $6.6 million and is included as a component of equity in the accompanying consolidated balance sheets. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, for further description of the 6 1/4% Convertible Senior Notes and the related convertible note hedge and warrant transactions. The Company used cash on hand and a portion of the net proceeds from the issuance of the 6 1/4% Convertible Senior Notes to redeem approximately $90.0 million principal amount of Regal's 3 3/4% Convertible Senior Notes due May 15, 2008, in a series of privately negotiated transactions. As a result of the early redemption, the Company recorded a $3.0 million loss on debt extinguishment (as retrospectively adjusted for the adoption of certain provisions of ASC Subtopic 470-20 described in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) during the quarter ended March 27, 2008. In connection with the early redemption, the Company received net proceeds of approximately $13.7 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes described further in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Such proceeds were recorded as an increase to additional paid-in capital. In connection with the final maturity of the 3 3/4% Convertible Senior Notes on May 15,

2008, holders of the remaining $33.7 million in principal amount exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $51.4 million using the remaining proceeds from the issuance of the 6 1/4% Convertible Senior Notes. In connection with these conversions, the Company received net proceeds of approximately $5.2 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes. Such proceeds were also recorded as an increase to additional paid-in capital. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this transaction.

        On April 30, 2008, the Company acquired Consolidated Theatres, which held a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. The total net cash purchase price for the acquisition was approximately $209.3 million. The results of operations of the acquired theatres have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date. In conjunction with the closing of the acquisition, we entered into a final judgment with the DOJ, which required us to hold separate and divest ourselves of four theatres comprising 52 screens in North Carolina. During the quarter ended September 25, 2008, the Company entered into an agreement to sell three of the four theatres and recorded impairment charges of approximately $7.9 million related to these theatres. On October 23, 2008, the Company completed its divestiture of the three theatres. On April 30, 2009, the Company completed its divestiture of the last of the four theatres. See Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this transaction.

        As described more fully in Note 4 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, on April 9, 2008, we received from National CineMedia approximately 0.8 million newly issued common units of National CineMedia. On May 29, 2008, we received from National CineMedia approximately 2.9 million newly issued common units of National CineMedia in accordance with the adjustment provisions of the Common Unit Adjustment Agreement for our increase in screens in connection with our acquisition of Consolidated Theatres. Finally, on March 17, 2009, we received from National CineMedia approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. These adjustments increased the number of National CineMedia common units held by us to approximately 25.4 million and as a result, on a fully diluted basis, we own a 25.0% interest in NCM, Inc. as of December 31, 2009.

        Regal Cinemas maintains its Amended Senior Credit Facility, which consists of the Term Facility in an aggregate original principal amount of $1,700.0 million and a revolving facility (the "Revolving Facility") in an aggregate principal amount of up to $100.0 million. Due to the bankruptcy filings by Lehman Brothers Holdings, Inc. ("Lehman") and certain of its affiliates and the sudden deterioration in the credit standing of the Lehman affiliate party to our Revolving Facility, the aggregate principal amount available for drawing under the Revolving Facility was reduced by $5.0 million to $95.0 million during fiscal 2008. The Revolving Facility has a separate sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit. The Term Facility will mature on October 27, 2013 and the Revolving Facility will mature on October 27, 2011.

        As described more fully in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, on January 20, 2009, Regal Cinemas entered into the Amendment to the Amended Senior Credit Facility. Under the Amendment, (i) the Applicable Margin, as defined in the Amendment, for revolving loans under the Revolving Facility and for term loans under the Term Facility (each of which are determined by reference to the then-applicable Consolidated Leverage Ratio) was increased by 2.0%, (ii) Regal Cinemas' ability to elect interest periods for LIBOR borrowings was limited to interest periods of 2, 3, 6 or (if available to all lenders) 12 months, with 1 month interest periods no longer being available, and (iii) Regal Cinemas may exclude a minimum of $100.0 million, but not more than $200.0 million, of Subordinated Debt, as defined in the Amendment, that is used to repay amounts outstanding under the Term Loan from certain financial covenant calculations.

        On July 15, 2009, Regal Cinemas Corporation issued $400.0 million in aggregate principal amount of 8 5/8% Senior Notes at a price equal to 97.561% of their face value in a transaction exempt from registration under the Securities Act. The 8 5/8% Senior Notes bear interest at a rate of 8 5/8% per year, payable semiannually in arrears in cash on July 15 and January 15 of each year, commencing on January 15, 2010. The 8 5/8% Senior Notes will mature on July 15, 2019. The net proceeds from the offering, after deducting the initial purchase discount and offering expenses paid by the Company, were approximately $381.3 million. The Company used all of the net proceeds to repay a portion of the Amended Senior Credit Facility. As a result of this repayment, the Company recorded a loss on debt extinguishment of approximately $7.4 million, representing the pro-rata write off of unamortized debt issue costs under the Amended Credit Facility. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for further discussion of this transaction.

        As of December 31, 2009, we had approximately $1,265.4 million aggregate principal amount outstanding under the Term Facility, $390.7 million aggregate principal amount outstanding (net of debt discount) under the 8 5/8% Senior Notes, $194.6 million aggregate principal amount outstanding (net of debt discount) under the 6 1/4% Convertible Senior Notes, and $51.5 million aggregate principal amount outstanding under the Regal Cinemas 9 3/8% Senior Subordinated Notes (the "Senior Subordinated Notes"). As of December 31, 2009, we had approximately $2.7 million outstanding in letters of credit, leaving approximately $92.3 million available for drawing under the Revolving Facility.

        Regal paid four quarterly cash dividends of $0.18 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $110.8 million in the aggregate, during the Fiscal 2009 Period. Further, on February 16, 2010, the Company declared a cash dividend of $0.18 per share on each share of the Company's Class A and Class B common stock (including outstanding restricted stock), payable on March 16, 2010, to stockholders of record on March 4, 2010. These dividends have been or will be funded through cash flow from operations and available cash on hand. We, at the discretion of the board of directors and subject to applicable law, anticipate paying regular quarterly dividends on our Class A and Class B common stock for the foreseeable future. The amount, if any, of the dividends to be paid in the future will depend upon our then available cash, anticipated cash needs, overall financial condition, loan agreement restrictions, future prospects for earnings and cash flows, as well as other relevant factors.

EBITDA

        Earnings before interest, taxes, depreciation, and amortization ("EBITDA") were approximately $510.3 million, $517.3 million and $902.2 million for the Fiscal 2009 Period, the Fiscal 2008 Period and the Fiscal 2007 Period, respectively. The net decrease in EBITDA in the Fiscal 2009 Period from the Fiscal 2008 Period was primarily attributable to a decrease in operating income during the Fiscal 2009 Period. The Company uses EBITDA as a supplemental liquidity measure because we find it useful to understand and evaluate our capacity, excluding the impact of interest, taxes, and non-cash depreciation and amortization charges, for servicing our debt, paying dividends and otherwise meeting our cash needs, prior to our consideration of the impacts of other potential sources and uses of cash, such as working capital items. We believe that EBITDA is useful to investors for these purposes as well. EBITDA should not be considered an alternative to, or more meaningful than, net cash provided by operating activities, as determined in accordance with U.S. generally accepted accounting principles ("GAAP"), since it omits the impact of interest, taxes and changes in working capital that use or provide cash (such as receivables, payables and inventories) as well as the sources or uses of cash associated with changes in other balance sheet items (such as long term loss accruals and deferred items). Because EBITDA excludes depreciation and amortization, EBITDA does not reflect any cash requirements for the replacement of the assets being depreciated and amortized, which assets will often have to be replaced in the future. Further, EBITDA, because it also does not reflect the impact of debt service, income taxes, cash dividends, capital expenditures and other cash commitments from time to time as described in more detail elsewhere in this Form 10-K, does not represent how much discretionary cash we have available for other purposes. Nonetheless, EBITDA is a key measure expected by and useful to our fixed income investors, rating agencies and the banking community all of whom believe, and we concur, that these measures are critical to the capital markets' analysis of our ability to service debt, fund capital expenditures, pay dividends and otherwise meet cash needs, respectively. We also evaluate EBITDA because it is clear that movements in these non-GAAP measures impact our ability to attract financing and pay dividends. EBITDA, as calculated, may not be comparable to similarly titled measures reported by other companies. A reconciliation of EBITDA to net cash provided by operating activities is calculated as follows (in millions):

	Fiscal 2009 Period	Fiscal 2008 Period	Fiscal 2007 Period
EBITDA	$510.3	$517.3	$902.2
Interest expense, net	(151.0)	(128.4)	(117.2)
Provision for income taxes	(61.9)	(74.4)	(241.2)
Deferred income taxes	(1.1)	(20.2)	(6.1)
Gain on sale of Fandango interest	—	(3.4)	(28.6)
Changes in operating assets and liabilities	44.1	(73.7)	265.4
Loss on debt extinguishment	7.4	3.0	—
Gain on NCM transaction	—	—	(350.7)
Other items, net	63.0	50.7	29.6

Net cash provided by operating activities	$410.8	$270.9	$453.4

Contractual Cash Obligations and Commitments

        The Company has assumed long-term contractual obligations and commitments in the normal course of business, primarily debt obligations and non-cancelable operating leases. Other than operating leases which are detailed below, the Company does not utilize variable interest entities or any other form of off-balance sheet financing. As of December 31, 2009, the Company's estimated contractual cash obligations and commercial commitments over the next several periods are as follows (in millions):

	Payments Due By Period
	Total	Current	13 - 36 months	37 - 60 months	After 60 months
Contractual Cash Obligations:
Debt obligations(1)	$1,917.3	$9.9	$277.8	$1,229.4	$400.2
Future interest on debt obligations(2)	593.5	120.6	200.4	100.1	172.4
Capital lease obligations, including interest(3)	24.0	3.5	7.0	6.9	6.6
Lease financing arrangements, including interest(3)	127.1	13.8	27.6	27.7	58.0
Purchase commitments(4)	48.9	19.6	29.3	—	—
Operating leases(5)	3,612.6	359.6	694.6	656.7	1,901.7
FIN 48 liabilities(6)	2.4	2.4	—	—	—
Other long term liabilities	4.5	3.3	0.7	0.5	—

Total	$6,330.3	$532.7	$1,237.4	$2,021.3	$2,538.9

	Amount of Commitment Expiration per Period
	Total Amounts Available	Current	13 - 36 months	37 - 60 months	After 60 months
Other Commercial Commitments(7)	$95.0	$—	$95.0	$—	$—

(1)
These amounts are included on our consolidated balance sheet as of December 31, 2009. Our Amended Senior Credit Facility provides for mandatory prepayments under certain scenarios. See Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our long-term debt obligations and related matters.

(2)
Future interest payments on the Company's unhedged debt obligations (consisting of approximately $265.4 million of variable interest rate borrowings under the Term Facility, $400.0 million outstanding under the 8 5/8% Senior Notes, $200.0 million outstanding under the 6 1/4% Convertible Senior Notes, approximately $51.5 million due under the Senior Subordinated Notes and approximately $0.3 million of other debt obligations) are based on the stated fixed rate or in the case of the $265.4 million of variable interest rate borrowings under the Term Facility, the current interest rate as of December 31, 2009 (3.75%). Future interest payments on the Company's hedged indebtedness as of December 31, 2009 (the remaining $1,000.0 million of borrowings under the Term Facility) are based on (1) the applicable margin (as defined in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K) as of December 31, 2009 (3.50%) and (2) the expected fixed interest payments under the Company's interest rate swap agreements, which are described in further detail under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(3)
The present value of these obligations, excluding interest, is included on our consolidated balance sheet as of December 31, 2009. Future interest payments are calculated based on interest rates implicit in the underlying leases, which have a weighted average interest rate of 11.21%, maturing in various installments through 2021. Refer to Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for additional information about our capital lease obligations and lease financing arrangements.

(4)
Includes estimated capital expenditures to which we were committed as of December 31, 2009, including improvements associated with existing theatres, the construction of new theatres and the estimated cost of ADA related betterments.

(5)
We enter into operating leases in the ordinary course of business. Such lease agreements provide us with the option to renew the leases at defined or then fair value rental rates for various periods. Our future operating lease obligations would change if we exercised these renewal options or if we enter into additional operating lease agreements. Our operating lease obligations are further described in Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

(6)
These amounts are included on our consolidated balance sheet as of December 31, 2009 and represent liabilities associated with unrecognized tax benefits. The table does not include approximately $24.0 million of recorded liabilities associated with unrecognized tax benefits for which we do not believe that the amount and timing of the payments are reasonably estimable.

(7)
In addition, as of December 31, 2009, Regal Cinemas had approximately $92.3 million available for drawing under the $95.0 million Revolving Facility. Regal Cinemas also maintains a sublimit within the Revolving Facility of $10.0 million for short-term loans and $30.0 million for letters of credit.

        We believe that the amount of cash and cash equivalents on hand, cash flow expected from operations and availability under our Revolving Facility will be adequate for the Company to execute its business strategy and meet anticipated requirements for lease obligations, capital expenditures, working capital and debt service for the next 12 months.

Ratings

        The Company is rated by nationally recognized rating agencies. The significance of individual ratings varies from agency to agency. However, companies assigned ratings at the top end of the range have, in the opinion of certain rating agencies, the strongest capacity for repayment of debt or payment of claims, while companies at the bottom end of the range have the weakest capability. Ratings are always subject to change and there can be no assurance that the Company's current ratings will continue for any given period of time. A downgrade of the Company's debt ratings, depending on the extent, could increase the cost to borrow funds. Below are our latest ratings per category, which were current as of the date of this Form 10-K.

Category	Moody's	Standard and Poor's
Regal Cinemas 8 5/8% Senior Notes	—	B-
Regal Cinemas Amended Senior Credit Facility	Ba3	B+

Debt Obligations

        On October 27, 2006, Regal Cinemas entered into its Amended Senior Credit Facility which consisted of the Term Facility in an aggregate principal amount of $1,700.0 million and a Revolving Facility in an aggregate principal amount of up to $100.0 million. Due to the late 2008 bankruptcy filings by Lehman and certain of its affiliates and the sudden deterioration in the credit standing of the Lehman affiliate party to our Revolving Facility, the aggregate principal amount available for drawing under the Revolving Facility was reduced by $5.0 million to $95.0 million during fiscal 2008. For a detailed summary of the material terms of our Amended Senior Credit Facility, please refer to the information provided under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Please refer to Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K for a discussion of the fiscal 2009 amendment to our Amended Senior Credit Facility and other financing transactions effected during the year ended December 31, 2009, including the issuance of the $400.0 million 8 5/8% Senior Notes. For information regarding our other material debt instruments, including our 6 1/4% Convertible Senior Notes, Regal Cinemas' Senior Subordinated Notes and the 8 5/8% Senior Notes, please see the information under Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Interest Rate Swaps

        As described in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, Regal Cinemas had three interest rate swap agreements effective as of January 1, 2009, which hedged an aggregate of approximately $700.0 million of variable rate debt obligations. During the quarter ended April 2, 2009, Regal Cinemas entered into four additional hedging relationships via four distinct interest rate swap agreements with maturity terms of two to three years each from the respective effective dates of the swaps, which require Regal Cinemas to pay interest at fixed rates ranging from 2.15% to 2.53% and receive interest at a variable rate. These interest rate swaps were designated to hedge approximately $1,000.0 million of variable rate debt obligations and became effective during the year ended December 31, 2009. During the year ended December 31, 2009, the three interest rate swaps effective as of January 1, 2009 matured. As a result, the Company's four interest rate swap agreements effective as of December 31, 2009 hedge an aggregate of approximately $1,000.0 million of variable rate debt obligations at an effective rate of approximately 5.82%.

        On September 15, 2008, because of the sudden deterioration in the credit standing of the Lehman counterparty to an interest rate swap agreement designated to hedge approximately $100.0 million of variable rate debt obligations, the Company concluded that the hedging relationship was no longer expected to be highly effective in achieving offsetting cash flows. As a result, on September 15, 2008, the hedging relationship ceased to qualify for hedge accounting. For the period from September 15, 2008 through September 25, 2008, the Company recognized $0.5 million (the change in fair value of the former hedging derivative) as a reduction of interest expense in the consolidated financial statements. On October 3, 2008, the Lehman counterparty filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. As a result, an event of default occurred under the provisions of the interest rate swap agreement between the Company and the Lehman counterparty, which effectively terminated the interest rate swap on October 3, 2008, as indicated above. Accordingly, $1.6 million of accumulated other comprehensive loss as of October 3, 2008 will be reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings (i.e., when interest payments are made on the variable rate debt obligations) as an adjustment to interest expense over the remaining life of the two-year original hedge as long as the variable rate debt obligations remain outstanding. During the quarter ended October 1, 2009, the Company released the final portion of the deferred loss in accumulated other comprehensive loss by recording interest expense (net of related tax effects) of approximately $0.4 million and a corresponding $0.4 million reduction of other comprehensive loss. In addition, during the year ended December 31, 2009, the Company paid a final termination value of approximately $2.5 million (including accrued interest) associated with the interest rate swap.

        Under the terms of the Company's effective interest rate swap agreements as of December 31, 2009, Regal Cinemas pays interest at various fixed rates ranging from 2.15% to 2.53% and receives interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps qualify for cash flow hedge accounting treatment and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month

LIBOR on approximately $1,000.0 million of variable rate obligations. The change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings (interest expense). As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income (loss) related to the designated hedging instruments (the three interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap.

        As of December 31, 2009, the aggregate fair value of the Company's four interest rate swaps was determined to be approximately $(16.8) million, which was recorded as a component of "Other Non-Current Liabilities" with a corresponding amount of $(10.3) million, net of tax, recorded to "Accumulated Other Comprehensive Loss, Net." As of January 1, 2009, the aggregate fair value of effective interest rate swaps was determined to be approximately $(14.2) million, which was recorded as a component of "Accrued Expenses" with a corresponding amount of $(8.7) million, net of tax, recorded to "Accumulated Other Comprehensive Loss, Net." These interest rate swaps exhibited no ineffectiveness during the years ended December 31, 2009, January 1, 2009 and December 27, 2007 and accordingly, the net losses on the swaps of $1.6 million, $8.7 million and $15.2 million, respectively, were reported as a component of other comprehensive loss for the years ended December 31, 2009, January 1, 2009 and December 27, 2007. The fair value of the Company's interest rate swaps is based on level 2 inputs as described in ASC Topic 820, Fair Value Measurements and Disclosures, which include observable inputs such as dealer quoted prices for similar assets or liabilities, and represents the estimated amount Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates, credit risk and counterparty credit risk. The counterparties to the Company's interest rate swaps are major financial institutions. The Company evaluates the bond ratings of the financial institutions and believes that credit risk is at an acceptably low level.

Sale-Leaseback Transactions

        For information regarding our various sale and leaseback transactions, refer to Note 6 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

Critical Accounting Estimates

        Our consolidated financial statements are prepared in conformity with U.S generally accepted accounting principles, which require management to make estimates and assumptions that affect the reported amounts of the assets and liabilities and disclosures of contingent assets and liabilities as of the date of the balance sheet as well as the reported amounts of revenues and expenses during the reporting period. We routinely make estimates and judgments about the carrying value of our assets and liabilities that are not readily apparent from other sources. We evaluate and modify on an ongoing basis such estimates and assumptions, which include those related to film costs, property and equipment, goodwill, income taxes and purchase accounting as well as others discussed in Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. Estimates and assumptions are based on historical and other factors believed to be reasonable under the circumstances. The results of these estimates may form the basis of the carrying value of certain assets and liabilities. Actual results, under conditions and circumstances different from those assumed, may differ materially from estimates. The impact and any associated risks related to estimates, assumptions, and accounting policies are discussed within "Management's Discussion and Analysis of Financial Condition and Results of Operations", as well as in the notes to the consolidated financial statements, if applicable, where such estimates, assumptions, and accounting policies affect our reported and expected results. Management has discussed the development and selection of its critical accounting estimates with the audit committee of our board of directors and the audit committee has reviewed our related disclosures herein.

        We believe the following accounting policies are critical to our business operations and the understanding of our results of operations and affect the more significant judgments and estimates used in the preparation of our consolidated financial statements:

  •
  We have applied the principles of purchase accounting when recording theatre acquisitions. Under purchase accounting principles, we are required to estimate the fair value of all assets and liabilities, including: (i) the acquired tangible and intangible assets, including property and equipment, (ii) the liabilities assumed at the date of acquisition, and (iii) the related deferred tax assets and liabilities. Because the estimates we make in purchase accounting can materially impact our future results of operations, for significant acquisitions, we have obtained assistance from third party valuation specialists in order to make these valuation estimates, which are made based on information available to us at the acquisition date. The estimation of the fair value of the assets and liabilities involves a number of judgments and estimates that could differ materially from the actual amounts. Historically, the estimates made have not experienced significant changes and, as a result, we have not disclosed such changes.

  •
  ASC Subtopic 350-20, Intangibles—Goodwill and Other—Goodwill specifies that goodwill and indefinite-lived intangible assets will be subject to an annual impairment assessment. Based on our annual impairment assessment conducted during fiscal 2009, fiscal 2008 and fiscal 2007, we were not required to record a charge for goodwill impairment. In assessing the recoverability of the goodwill, we must make various assumptions regarding estimated future cash flows and other factors in determining the fair values of the respective assets. If these estimates or their related assumptions change in the future, we may be required to record impairment charges for these assets in future periods.

  •
  We estimate our film cost expense and related film cost payable based on management's best estimate of the expected box office revenue of each film over the length of its run in our theatres and the ultimate settlement of such film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement. The ultimate revenues of a film can be estimated reasonably accurately within a few weeks after the film is released based on the film's initial box office performance, which is determined by a film's initial box office receipts. As a result, there are typically insignificant variances between our estimates of film cost expense and the final film cost payable, because we make such estimates based on each film's box office receipts through the end of the reporting period. For the fiscal years ended December 31, 2009, January 1, 2009 and December 27, 2007, there were no significant changes in our film cost estimation and settlement procedures.

  •
  We depreciate and amortize the components of our property and equipment relating to both owned and leased theatres on a straight-line basis over the shorter of the lease term or the estimated useful lives of the assets. Each owned theatre consists of a building structure, structural improvements, seating and concession and film display equipment. While we have assigned an estimated useful life of less than 30 years to certain acquired facilities, we estimate that our newly constructed buildings generally have an average economic useful life of 30 years. Certain of our buildings have been in existence for more than forty years. With respect to equipment (e.g., concession stand, point-of-sale equipment, etc.), a substantial portion is depreciated over seven years or less, which has been our historical replacement period. Seats and 35mm projection equipment generally have a longer useful economic life, and their depreciable lives (12-15 years) are based on our experience and replacement practices. The estimates of the assets' useful lives require our judgment and our knowledge of the assets being depreciated and amortized. Further, we review the economic useful lives of such assets annually and make adjustments thereto as necessary. To the extent we determine that certain of our assets have become obsolescent, we accelerate depreciation over the remaining useful lives of the assets. Actual economic lives may differ materially from these estimates.

    The majority of our properties have been appraised. Such appraisals supported the estimated lives being used for depreciation and amortization purposes. Furthermore, our analysis of our historical capital replacement program is consistent with our depreciation policies. Finally, we review long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. Such analysis generally evaluates assets for impairment on an individual theatre basis. When the estimated future undiscounted cash flows of the operations to which the assets relate do not exceed the carrying value of the assets, such assets are written down to fair value. Our experience indicates that theatre properties become impaired primarily due to market or competitive factors rather than physical (wear and tear) or functional (inadequacy or obsolescence) factors. In this regard, we do not believe the frequency or volume of facilities impaired due to these market factors are significant enough to impact the useful lives used for depreciation periods.

    For the fiscal years ended December 31, 2009, January 1, 2009 and December 27, 2007, no significant changes have been made to the depreciation and amortization rates applied to operating assets, the underlying assumptions related to estimates of depreciation and amortization, or the methodology applied. For the fiscal year ended December 31, 2009, consolidated depreciation and amortization expense was $201.9 million, representing 7.0% of consolidated total revenues. If the estimated lives of all assets being depreciated were increased by one year, the consolidated depreciation and amortization expense would have decreased by approximately $13.0 million or 6.5%. If the estimated lives of all assets being depreciated were decreased by one year, the consolidated depreciation and amortization expense would have increased by approximately $15.0 million or 7.4%.

  •
  Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. We record a valuation allowance if it is deemed more likely than not that our deferred income tax assets will not be realized. We reassess the need for such valuation allowance on an ongoing basis. An increase in the valuation allowance generally results in an increase in the provision for income taxes recorded in such period. A decrease in the valuation allowance generally results in a decrease to the provision for income taxes recorded in such period.

    Additionally, income tax rules and regulations are subject to interpretation, require judgment by us and may be challenged by the tax authorities. As described further in Note 7 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, effective December 29, 2006, the Company adopted the provisions of ASC Subtopic 740-10, Income Taxes—Overview. Although we believe that our tax return positions are fully supportable, in accordance with ASC Subtopic 740-10, we recognize a tax benefit only for tax positions that we determine will more likely than not be sustained based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of our process for determining our provision for income taxes. Among other items deemed relevant by us, the evaluations are based on new legislation, other new technical guidance, judicial proceedings, and our specific circumstances, including the progress of tax audits. Any change in the determination of the amount of tax benefit recognized relative to an uncertain tax position impacts the provision for income taxes in the period that such determination is made.

    For fiscal 2009, our provision for income taxes was $61.9 million. Changes in management's estimates and assumptions regarding the probability that certain tax return positions will be sustained, the enacted tax rate applied to deferred tax assets and liabilities, the ability to realize the value of deferred tax assets, or the timing of the reversal of tax basis differences could impact the provision for income taxes and change the effective tax rate. A one percentage point change in the effective tax rate from 39.4% to 40.4% would have increased the current year income tax provision by approximately $1.6 million.

Quarterly Results

        The Company's consolidated financial statements for fiscal 2008 include the results of operations of the 28 theatres acquired from Consolidated Theatres on April 30, 2008 for the period subsequent to the date of acquisition. The acquisition of Consolidated Theatres is described in Note 3 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K. The comparability of our results between quarters is impacted by the inclusion from such date of the results of operations of the Consolidated Theatres acquisition and to a lesser extent, seasonality.

        The following tables set forth selected unaudited quarterly results for the eight quarters ended December 31, 2009. The quarterly financial data as of each period presented below have been derived from Regal's unaudited condensed consolidated financial statements for those periods. Results for these periods are not necessarily indicative of results for the full year. The quarterly financial data should be read in conjunction with the consolidated financial statements of Regal and notes thereto included in Part II, Item 8 of this Form 10-K.

	Dec. 31, 2009	Oct. 1, 2009	July 2, 2009	April 2, 2009	Jan. 1, 2009(1)	Sept. 25, 2008	June 26, 2008	March 27, 2008
	In millions (except per share data)
Total revenues	$765.6	$673.5	$789.2	$665.6	$711.7	$757.6	$675.8	$626.8
Income from operations	82.2	38.4	96.3	62.5	71.4	75.7	64.7	72.6
Net income (loss) attributable to controlling interest	35.5	(1.8)	40.5	21.3	29.4	31.0	24.3	27.5
Diluted earnings (loss) per share	0.23	(0.01)	0.26	0.14	0.19	0.20	0.16	0.17
Dividends per common share	$0.18	$0.18	$0.18	$0.18	$0.30	$0.30	$0.30	$0.30

(1)
The fiscal quarter ended January 1, 2009 was comprised of 14 weeks.

Inflation

        The Company does not believe that inflation has had a material impact on its financial position or results of operations.

Seasonality

        The Company's revenues are usually seasonal, coinciding with the timing of releases of motion pictures by the major distributors. Generally, motion picture studios release the most marketable motion pictures during the summer and the holiday seasons. The unexpected emergence of a "hit" film during other periods can alter the traditional pattern. The timing of movie releases can have a significant effect on the Company's results of operations, and the results of one fiscal quarter are not necessarily indicative of the results for the next or any other fiscal quarter. The seasonality of motion picture exhibition, however, has become less pronounced as motion picture studios are releasing motion pictures somewhat more evenly throughout the year.

Recent Accounting Pronouncements

        For a discussion of the recent accounting pronouncements relevant to our operations, please refer to the information provided under Note 2 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, which information is incorporated herein by reference.

Off-Balance Sheet Arrangements

        Other than the operating leases detailed above in this Form 10-K, under the heading "Contractual Cash Obligations and Commitments," the Company has no other off-balance sheet arrangements.

FORWARD-LOOKING STATEMENTS

        Some of the information in this Form 10-K includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Form 10-K, including, without limitation, certain statements under "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" may constitute forward-looking statements. In some cases you can identify these forward-looking statements by words like "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of those words and other comparable words. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those indicated in these statements as a result of certain risk factors as more fully discussed under "Risk Factors" below.

RISK FACTORS

        Investing in our securities involves a significant degree of risk. In addition to the other information contained in this Form 10-K, you should consider the following factors before investing in our securities.

Our substantial lease and debt obligations could impair our financial condition.

        We have substantial lease and debt obligations. For fiscal 2009, our total rent expense and net interest expense were approximately $378.8 million and $151.0 million, respectively. As of December 31, 2009, we had total debt obligations of $1,997.1 million. As of December 31, 2009, we had total contractual cash obligations of approximately $6,330.3 million. For a detailed discussion of our contractual cash obligations and other commercial commitments over the next several years, refer to "Management's Discussion and Analysis of Financial Condition and Results of Operations—Contractual Cash Obligations and Commitments" provided in Part II, Item 7 of this Form 10-K.

        If we are unable to meet our lease and debt service obligations, we could be forced to restructure or refinance our obligations and seek additional equity financing or sell assets. We may be unable to restructure or refinance our obligations and obtain additional equity financing or sell assets on satisfactory terms or at all. As a result, inability to meet our lease and debt service obligations could cause us to default on those obligations. Many of our lease agreements and the agreements governing the terms of our debt obligations contain restrictive covenants that limit our ability to take specific actions or require us not to allow specific events to occur and prescribe minimum financial maintenance requirements that we must meet. If we violate those restrictive covenants or fail to meet the minimum financial requirements contained in a lease or debt instrument, we would be in default under that instrument, which could, in turn, result in defaults under other leases and debt instruments. Any such defaults could materially impair our financial condition and liquidity.

Our theatres operate in a competitive environment.

        The motion picture exhibition industry is fragmented and highly competitive with no significant barriers to entry. Theatres operated by national and regional circuits and by small independent exhibitors compete with our theatres, particularly with respect to film licensing, attracting patrons and developing new theatre sites. Moviegoers are generally not brand conscious and usually choose a theatre based on its location, the films showing there and its amenities.

        Generally, stadium seating found in modern megaplex theatres is preferred by patrons over slope-floored multiplex theatres, which were the predominant theatre-type built prior to 1996. Although, as of December 31, 2009, approximately 80% of our screens were located in theatres featuring stadium seating, we still serve many markets with sloped-floored multiplex theatres. These theatres may be more vulnerable to competition than our modern megaplex theatres, and should other theatre operators choose to build and operate modern megaplex theatres in these markets, the performance of our theatres in these markets may be significantly and negatively impacted. In addition, should other theatre operators return to the aggressive building strategies undertaken in the late 1990's, our attendance, revenue and income from operations per screen could decline substantially.

We depend on motion picture production and performance.

        Our ability to operate successfully depends upon the availability, diversity and appeal of motion pictures, our ability to license motion pictures and the performance of such motion pictures in our markets. We license first-run motion pictures, the success of which has increasingly depended on the marketing efforts of the major motion picture studios. Poor performance of, or any disruption in the production of these motion pictures (including by reason of a strike or lack of adequate financing), or a reduction in the marketing efforts of the major motion picture studios, could hurt our business and results of operations. In addition, a change in the type and breadth of movies offered by motion picture studios may adversely affect the demographic base of moviegoers.

Development of digital technology may increase our capital expenses.

        The industry is in the process of converting film-based media to electronic-based media. There are a variety of constituencies associated with this anticipated change, which may significantly impact industry participants, including content providers, distributors, equipment providers and exhibitors. Should the conversion process rapidly accelerate and the major motion picture studios not cover the cost of the conversion as expected, we may have to use cash flow from operations, cash on hand or raise additional capital to finance the conversion costs associated with this potential change. The additional capital necessary may not, however, be available to us on attractive terms, if at all. Furthermore, it is impossible to accurately predict how the roles and allocation of costs (including operating costs) between various industry participants will change as the industry changes from physical media to electronic media.

An increase in the use of alternative film delivery methods may drive down movie theatre attendance and reduce ticket prices.

        We also compete with other movie delivery vehicles, including cable television, downloads via the Internet, in-home video and DVD, satellite and pay-per-view services. Traditionally, when motion picture distributors licensed their products to the domestic exhibition industry, they refrained from licensing their motion pictures to these other delivery vehicles during the theatrical release window. We believe that a material contraction of the current theatrical release window could significantly dilute the consumer appeal of the in-theatre motion picture offering, which could have a material adverse effect on our business and results of operations. We also compete for the public's leisure time and disposable income with other forms of entertainment, including sporting events, concerts, live theatre and restaurants.

We depend on our relationships with film distributors.

        The film distribution business is highly concentrated, with ten major film distributors accounting for approximately 95% of our admissions revenues during fiscal 2009. Our business depends on maintaining good relations with these distributors. In addition, we are dependent on our ability to negotiate commercially favorable licensing terms for first-run films. A deterioration in our relationship with any of the ten major film distributors could affect our ability to negotiate film licenses on favorable terms or our ability to obtain commercially successful films and, therefore, could hurt our business and results of operations.

No assurance of a supply of motion pictures.

        The distribution of motion pictures is in large part regulated by federal and state antitrust laws and has been the subject of numerous antitrust cases. Consent decrees resulting from those cases effectively require major motion picture distributors to offer and license films to exhibitors, including us, on a film-by-film and theatre-by-theatre basis. Consequently, we cannot assure ourselves of a supply of motion pictures by entering into long-term arrangements with major distributors, but must compete for our licenses on a film-by-film and theatre-by-theatre basis.

We may not benefit from our acquisition strategy.

        We may have difficulty identifying suitable acquisition candidates. Even if we do identify such candidates, we anticipate significant competition from other motion picture exhibitors and financial buyers when trying to acquire these candidates, and there can be no assurances that we will be able to acquire such candidates at reasonable prices or on favorable terms. Moreover, some of these possible buyers may be stronger financially than we are. As a result of this competition for limited assets, we may not succeed in acquiring suitable candidates or may have to pay more than we would prefer to make an acquisition. If we cannot identify or successfully acquire suitable acquisition candidates, we may not be able to successfully expand our operations and the market price of our securities could be adversely affected.

        In any acquisition, we expect to benefit from cost savings through, for example, the reduction of overhead and theatre level costs, and from revenue enhancements resulting from the acquisition. There can be no assurance, however, that we will be able to generate sufficient cash flow from these acquisitions to service any indebtedness incurred to finance such acquisitions or realize any other anticipated benefits. Nor can there be any assurance that our profitability will be improved by any one or more acquisitions. If we cannot generate sufficient cash flow to service debt incurred to finance an acquisition, our results of operations and profitability would be adversely affected. Any acquisition may involve operating risks, such as:

  •
  the difficulty of assimilating the acquired operations and personnel and integrating them into our current business;

  •
  the potential disruption of our ongoing business;

  •
  the diversion of management's attention and other resources;

  •
  the possible inability of management to maintain uniform standards, controls, procedures and policies;

  •
  the risks of entering markets in which we have little or no experience;

  •
  the potential impairment of relationships with employees;

  •
  the possibility that any liabilities we may incur or assume may prove to be more burdensome than anticipated;

  •
  the possibility that any acquired theatres or theatre circuit operators do not perform as expected; and

  •
  the possibility that the Antitrust Division of the United States Department of Justice (the "DOJ") may require us to dispose of existing or acquired theatres in order to complete acquisition opportunities.

Our investment in and revenues from National CineMedia may be negatively impacted by the competitive environment in which National CineMedia operates.

        As of December 31, 2009, we owned approximately 25.0% of National CineMedia. In addition, we receive theatre access fees and mandatory distributions of excess cash from National CineMedia. National CineMedia's in-theatre advertising operations compete with other cinema advertising companies and other advertising mediums including, most notably, television, newspaper, radio and the Internet. There can be no guarantee that in-theatre advertising will continue to attract major advertisers or that National CineMedia's in-theatre advertising format will be able to generate expected sales of advertising. Although we have representation on the board of directors of National CineMedia, we do not control this business. Should National CineMedia fail to maintain the level of profitability it hopes to achieve, its results of operations may be adversely affected and our investment in and earnings and cash flows from National CineMedia may be adversely impacted.

We depend on our senior management.

        Our success depends upon the retention of our senior management, including Michael Campbell, our Executive Chairman and Amy Miles, our Chief Executive Officer. We cannot assure you that we would be able to find qualified replacements for the individuals who make up our senior management if their services were no longer available. The loss of services of one or more members of our senior management team could have a material adverse effect on our business, financial condition and results of operations. The loss of any member of senior management could adversely affect our ability to effectively pursue our business strategy.

The interests of our controlling stockholder may conflict with your interests.

        Anschutz Company owns all of our outstanding Class B common stock. Our Class A common stock has one vote per share while our Class B common stock has ten votes per share on all matters to be voted on by stockholders. As a result, as of December 31, 2009, Anschutz Company controlled approximately 78% of the voting power of all of our outstanding common stock. For as long as

Anschutz Company continues to own shares of common stock representing more than 50% of the voting power of our common stock, it will be able to elect all of the members of our board of directors and determine the outcome of all matters submitted to a vote of our stockholders, including matters involving mergers or other business combinations, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional shares of common stock or other equity securities and the payment of dividends on common stock. Anschutz Company will also have the power to prevent or cause a change in control, and could take other actions that might be desirable to Anschutz Company but not to other stockholders. In addition, Anschutz Company and its affiliates have controlling interests in companies in related and unrelated industries, including interests in the sports, motion picture production and music entertainment industries. In the future, it may combine our company with one or more of its other holdings.

A prolonged economic downturn could materially affect our business by reducing consumer spending on movie attendance.

        We depend on consumers voluntarily spending discretionary funds on leisure activities. Motion picture theatre attendance may be affected by prolonged negative trends in the general economy that adversely affect consumer spending, such trends resulting from terrorist attacks on, or wars or threatened wars involving, the United States. During 2008, many economists determined that the U.S. economy had entered into a recession as a result of the deterioration in the credit markets and the related financial crisis, as well as a variety of other factors. A prolonged reduction in consumer confidence or disposable income in general may affect the demand for motion pictures or severely impact the motion picture production industry, which, in turn, could adversely affect our operations.

The global financial crisis may have an impact on our business and financial condition in ways that we currently cannot predict.

        In late 2008 and early 2009, global financial markets experienced significant disruptions and the United States and many other economies experienced a prolonged economic downturn, resulting in heightened credit risk, reduced valuation of investments and decreased economic activity. While economic conditions have recently improved, that trend may not continue and the U.S. economy may continue to be weak for the foreseeable future or may further deteriorate. Even if growth continues, it may be at a slow rate for an extended period of time and other economic conditions, such as the commercial real estate environment may continue to be weak. If economic conditions remain weak or deteriorate, or if financial markets experience additional significant disruption, it could materially adversely affect our results of operations, financial position and/or liquidity. For example, deteriorating conditions in the global credit markets could negatively impact our business partners which may impact film production, the development of new theatres or the enhancement of existing theatres, including delaying the deployment of new projection and other technologies to our theatres.

        In addition, our ability to access capital markets may be restricted at times when the implementation of our business strategy may require us to do so, which could have an impact on our flexibility to react to changing economic and business conditions. For example, our future ability to borrow on our revolving credit facility (the "Revolving Facility") or the effectiveness of our remaining and future interest rate hedging arrangements could be negatively impacted if one or more counterparties files for bankruptcy protection or otherwise fails to perform their obligations thereunder. All of these factors could adversely affect our credit ratings, the market price of our Class A common stock and our financial condition and results of operations.

Substantial sales of our Class A common stock could cause the market price for our Class A common stock to decline.

        We cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Sales of substantial amounts of shares of our Class A common stock in the public market, or the perception that those sales will occur, could cause the market price of our Class A common stock to decline.

        As of February 24, 2010, we had outstanding 23,708,639 shares of Class B common stock that may convert into Class A common stock on a one-for-one basis, all of which shares of common stock constitute "restricted securities" under the Securities Act. Provided the holders comply with the applicable volume limits and other conditions prescribed in Rule 144 under the Securities Act, all of these restricted securities are currently freely tradable.

        Anschutz Company is able to sell their shares pursuant to the registration rights that we have granted. We cannot predict whether substantial amounts of our Class A common stock will be sold in the open market in anticipation of, or following, any divestiture by Anschutz Company or our directors or executive officers of their shares of our common stock.

Our amended and restated certificate of incorporation and our amended and restated bylaws contain anti-takeover protections, which may discourage or prevent a takeover of our company, even if an acquisition would be beneficial to our stockholders.

        Provisions contained in our amended and restated certificate of incorporation and amended and restated bylaws, as amended, as well as provisions of the Delaware General Corporation Law, could delay or make it more difficult to remove incumbent directors or for a third party to acquire us, even if a takeover would benefit our stockholders.

Our issuance of shares of preferred stock could delay or prevent a change of control of our company.

        Our board of directors has the authority to cause us to issue, without any further vote or action by the stockholders, up to 50,000,000 shares of preferred stock, par value $0.001 per share, in one or more series, to designate the number of shares constituting any series, and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, voting rights, rights and terms of redemption, redemption price or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by the stockholders, even where stockholders are offered a premium for their shares.

Our issuance of preferred stock could dilute the voting power of the common stockholders.

        The issuance of shares of preferred stock with voting rights may adversely affect the voting power of the holders of our other classes of voting stock either by diluting the voting power of our other classes of voting stock if they vote together as a single class, or by giving the holders of any such preferred stock the right to block an action on which they have a separate class vote even if the action were approved by the holders of our other classes of voting stock.

Our issuance of preferred stock could adversely affect the market value of our common stock.

        The issuance of shares of preferred stock with dividend or conversion rights, liquidation preferences or other economic terms favorable to the holders of preferred stock could adversely affect the market price for our common stock by making an investment in the common stock less attractive. For example, investors in the common stock may not wish to purchase common stock at a price above the conversion price of a series of convertible preferred stock because the holders of the preferred stock would effectively be entitled to purchase common stock at the lower conversion price causing economic dilution to the holders of common stock.

We are a holding company dependent on our subsidiaries for our ability to service our debt and pay our dividends.

        Regal is a holding company with no operations of our own. Consequently, our ability to service our and our subsidiaries' debt and pay dividends on our common stock is dependent upon the earnings from the businesses conducted by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation to provide us with funds for our payment obligations, whether by dividends, distributions, loans or other payments. Any distribution of earnings to us from our subsidiaries, or advances or other distributions of funds by these subsidiaries to us, all of which are subject to statutory or contractual restrictions, are contingent upon the subsidiaries' earnings and are subject to various business considerations. Our right to receive any assets of any of our subsidiaries upon their liquidation or reorganization, and therefore the right of the holders of our 6 1/4% Convertible Senior Notes due March 15, 2011 (the "6 1/4% Convertible Senior Notes") and our common stock to participate in those assets, will be structurally subordinated to the claims of that subsidiary's creditors. In addition, even if we were a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us.

Hedging transactions and other transactions.

        We have entered into convertible note hedge and warrant transactions with respect to our common stock, the exposure for which was held by Credit Suisse International ("Credit Suisse") at the time the 6 1/4% Convertible Senior Notes were issued. The convertible note hedge and warrant transactions are expected to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes. In connection with these hedging arrangements, Credit Suisse has taken positions in our Class A common stock in secondary market transactions and/or entered into various derivative transactions after the pricing of the 6 1/4% Convertible Senior Notes. Such hedging arrangements could affect the price of our Class A common stock. Credit Suisse may modify its hedge positions from time to time prior to the March 15, 2011 maturity of the 6 1/4% Convertible Senior Notes by purchasing and selling shares of our Class A common stock, other securities of Regal or other instruments we may wish to use in connection with such hedging. We cannot assure you that such activity will not affect the market price of our Class A common stock. For further description of the convertible note hedge and warrant transactions, see Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

        The Company's market risk is confined to interest rate exposure of its and its wholly owned subsidiaries' debt obligations that bear interest based on floating rates. The Amended Senior Credit Facility provides variable rate interest that could be adversely affected by an increase in interest rates. Borrowings under the Term Facility bear interest, at Regal Cinemas' option, at either an adjusted Eurodollar rate (as defined in the Amended Senior Credit Facility) or the base rate plus, in each case, an applicable margin.

        Under the terms of the Company's effective interest rate swap agreements (which hedge an aggregate of approximately $1,000.0 million of variable rate debt obligations as of December 31, 2009) described in Note 5 to the consolidated financial statements included in Part II, Item 8 of this Form 10-K, Regal Cinemas pays interest at various fixed rates ranging from 2.15% to 2.53% and receives interest at a variable rate based on the 3-month LIBOR.

        As of December 31, 2009 and January 1, 2009, borrowings of $1,265.4 million and $1,661.8 million, respectively, were outstanding under the Term Facility and the prior term facility, respectively, at an effective interest rate of 5.38% (as of December 31, 2009) and 4.42% (as of January 1, 2009), after the impact of the interest rate swaps is taken into account. A hypothetical change of 10% in the Company's effective interest rate under the Term Facility as of December 31, 2009, would increase or decrease interest expense by $6.8 million for the year ended December 31, 2009.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

MANAGEMENT'S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

The Board of Directors
Regal Entertainment Group:

        Management is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934, as amended.

        Management, including our principal executive officer and principal financial officer, conducted an evaluation of the effectiveness of such controls as of December 31, 2009. This assessment was based on criteria for effective internal control over financial reporting described in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on this assessment, our management believes that the Company's internal control over financial reporting is effective as of December 31, 2009.

        KPMG LLP, independent registered public accounting firm of the Company's consolidated financial statements, has issued an audit report on management's assertion with respect to the effectiveness of the Company's internal control over financial reporting as of December 31, 2009, as stated in their report which is included herein.

/s/ AMY E. MILES Amy E. Miles Chief Executive Officer (Principal Executive Officer)	/s/ DAVID H. OWNBY David H. Ownby Executive Vice President and Chief Financial Officer (Principal Financial Officer)

 Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
Regal Entertainment Group:

        We have audited the accompanying consolidated balance sheets of Regal Entertainment Group as of December 31, 2009 and January 1, 2009, and the related consolidated statements of income, deficit and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2009. We also have audited Regal Entertainment Group's internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Regal Entertainment Group's management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the consolidated financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

        A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

        Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Regal Entertainment Group as of December 31, 2009 and January 1, 2009, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2009, in conformity with U.S. generally accepted accounting principles. Also in our opinion, Regal Entertainment Group maintained, in all material respects, effective internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

        As discussed in the notes to the consolidated financial statements, the Company changed the manner in which it accounts for noncontrolling interests as of January 2, 2009 (note 2), convertible debt instruments as of January 2, 2009 (notes 2 and 5) and uncertain tax positions as of December 29, 2006 (note 7).

/s/ KPMG LLP

Nashville, Tennessee
March 1, 2010

REGAL ENTERTAINMENT GROUP

CONSOLIDATED BALANCE SHEETS

(in millions, except share data)

	December 31, 2009	January 1, 2009
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$328.1	$170.2
Trade and other receivables	69.0	73.2
Inventories	12.3	8.3
Prepaid expenses and other current assets	8.6	6.1
Assets held for sale	0.6	0.9
Deferred income tax asset	10.3	14.8

TOTAL CURRENT ASSETS	428.9	273.5
PROPERTY AND EQUIPMENT:
Land	118.6	118.6
Buildings and leasehold improvements	1,921.4	1,911.5
Equipment	1,016.3	974.5
Construction in progress	8.8	14.1

Total property and equipment	3,065.1	3,018.7
Accumulated depreciation and amortization	(1,246.4)	(1,082.2)

TOTAL PROPERTY AND EQUIPMENT, NET	1,818.7	1,936.5
GOODWILL	178.8	178.8
INTANGIBLE ASSETS, NET	11.7	15.5
DEFERRED INCOME TAX ASSET	78.1	78.2
OTHER NON-CURRENT ASSETS	121.5	113.3

TOTAL ASSETS	$2,637.7	$2,595.8

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$17.1	$23.4
Accounts payable	198.5	162.0
Accrued expenses	65.2	77.8
Deferred revenue	93.9	95.6
Interest payable	21.8	7.4

TOTAL CURRENT LIABILITIES	396.5	366.2
LONG-TERM DEBT, LESS CURRENT PORTION	1,892.6	1,887.0
LEASE FINANCING ARRANGEMENTS, LESS CURRENT PORTION	72.0	77.2
CAPITAL LEASE OBLIGATIONS, LESS CURRENT PORTION	15.4	17.3
NON-CURRENT DEFERRED REVENUE	341.2	339.9
OTHER NON-CURRENT LIABILITIES	166.9	144.1

TOTAL LIABILITIES	2,884.6	2,831.7
DEFICIT:
Class A common stock, $0.001 par value; 500,000,000 shares authorized, 130,292,790 and 129,801,284 shares issued and outstanding at December 31, 2009 and January 1, 2009, respectively	0.1	0.1
Class B common stock, $0.001 par value; 200,000,000 shares authorized, 23,708,639 shares issued and outstanding at December 31, 2009 and January 1, 2009	—	—
Preferred stock, $0.001 par value; 50,000,000 shares authorized; none issued and outstanding	—	—
Additional paid-in capital (deficit)	(282.9)	(265.8)
Retained earnings	47.0	40.1
Accumulated other comprehensive loss, net	(10.3)	(9.9)

TOTAL STOCKHOLDERS' DEFICIT OF REGAL ENTERTAINMENT GROUP	(246.1)	(235.5)
Noncontrolling interest	(0.8)	(0.4)

TOTAL DEFICIT	(246.9)	(235.9)

TOTAL LIABILITIES AND DEFICIT	$2,637.7	$2,595.8

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF INCOME

(in millions, except share and per share data)

	Year Ended December 31, 2009	Year Ended January 1, 2009	Year Ended December 27, 2007
REVENUES:
Admissions	$1,991.6	$1,883.1	$1,804.5
Concessions	775.6	758.0	735.0
Other operating revenue	126.7	130.8	121.7

TOTAL REVENUES	2,893.9	2,771.9	2,661.2
OPERATING EXPENSES:
Film rental and advertising costs	1,046.5	990.4	957.5
Cost of concessions	110.6	106.6	103.8
Rent expense	378.8	363.3	335.9
Other operating expenses	778.5	739.9	692.3
General and administrative expenses (including share-based compensation of $5.9, $5.7 and $5.8 for the years ended December 31, 2009, January 1, 2009 and December 27, 2007, respectively)	64.2	62.1	63.1
Depreciation and amortization	201.9	202.3	183.4
Net loss (gain) on disposal and impairment of operating assets	34.0	22.4	(0.9)
Joint venture employee compensation	—	0.5	3.9

TOTAL OPERATING EXPENSES	2,614.5	2,487.5	2,339.0

INCOME FROM OPERATIONS	279.4	284.4	322.2
OTHER EXPENSE (INCOME):
Interest expense, net	151.0	128.4	117.2
Loss on extinguishment of debt	7.4	3.0	—
Earnings recognized from NCM	(38.6)	(32.9)	(18.6)
Gain on NCM transaction	—	—	(350.7)
Gain on sale of Fandango interest	—	(3.4)	(28.6)
Other, net	2.4	2.9	1.4

TOTAL OTHER EXPENSE (INCOME), NET	122.2	98.0	(279.3)

INCOME BEFORE INCOME TAXES	157.2	186.4	601.5
PROVISION FOR INCOME TAXES	61.9	74.4	241.2

NET INCOME	95.3	112.0	360.3
NONCONTROLLING INTEREST, NET OF TAX	0.2	0.2	0.1

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$95.5	$112.2	$360.4

EARNINGS PER SHARE OF CLASS A AND CLASS B COMMON STOCK (NOTE 12):
Basic	$0.62	$0.73	$2.37
Diluted	$0.62	$0.72	$2.26
AVERAGE SHARES OUTSTANDING (in thousands):
Basic	153,062	152,849	151,876
Diluted	154,092	155,175	159,474
Dividends declared per common share	$0.72	$1.20	$3.20

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF DEFICIT AND COMPREHENSIVE INCOME (LOSS)

(in millions, except per share data)

	Class A Common Stock		Class B Common Stock
					Additional Paid-In Capital (Deficit)		Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Deficit of Regal Entertainment Group
						Retained Earnings			Noncontrolling Interest	Total Deficit
	Shares	Amount	Shares	Amount
Balances, December 28, 2006	126.4	$0.1	24.0	—	$(68.8)	$36.6	$13.6	$(18.5)	$1.9	$(16.6)
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	(15.2)	(15.2)	—	(15.2)
Net income attributable to controlling interest	—	—	—	—	—	360.4	—	360.4	—	360.4

Total comprehensive income	—	—	—	—	—	—	—	—	—	345.2
Noncontrolling interest adjustments	—	—	—	—	—	—	—	—	(1.4)	(1.4)
Conversion of Class B shares into Class A shares	0.2	—	(0.2)	—	—	—	—	—	—	—
Share-based compensation expense	—	—	—	—	5.6	—	—	5.6	—	5.6
Exercise of stock options	2.7	—	—	—	15.6	—	—	15.6	—	15.6
Tax benefit from exercise of stock options and other	—	—	—	—	15.3	—	—	15.3	—	15.3
Issuance of restricted stock	0.2	—	—	—	—	—	—	—	—	—
Extraordinary cash dividend declared, $2.00 per share	—	—		—	(83.9)	(218.1)	—	(302.0)	—	(302.0)
Adoption of ASC Subtopic 740-10	—	—	—	—	—	3.7	—	3.7	—	3.7
Cash dividends declared, $1.20 per share	—	—	—	—	(41.4)	(141.7)	—	(183.1)	—	(183.1)

Balances, December 27, 2007	129.5	0.1	23.8	—	(157.6)	40.9	(1.6)	(118.2)	0.5	(117.7)
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	(8.3)	(8.3)	—	(8.3)
Net income attributable to controlling interest	—	—	—	—	—	112.2	—	112.2	—	112.2

Total comprehensive income	—	—	—	—	—	—	—	—	—	103.9
Noncontrolling interest adjustments	—	—	—	—	—	—	—	—	(0.9)	(0.9)
Share-based compensation expense	—	—	—	—	5.5	—	—	5.5	—	5.5
Exercise of stock options	0.1	—	—	—	0.5	—	—	0.5	—	0.5
Tax benefit from exercise of stock options and other	—	—	—	—	0.5	—	—	0.5	—	0.5
Issuance of restricted stock	0.2	—	—	—	—	—	—	—	—	—
ASC Subtopic 470-20 adjustments to additional paid-in capital	—	—	—	—	(35.0)	—	—	(35.0)	—	(35.0)
Impact attributable to 3 3/4% Convertible Senior Notes convertible note hedge and warrant	—	—	—	—	(6.6)	—	—	(6.6)	—	(6.6)
Tax impact attributable to 6 1/4% Convertible Senior Notes convertible note hedge and warrant	—	—	—	—	4.7	—	—	4.7	—	4.7
Net payment on 6 1/4% Convertible Senior Notes convertible note hedge and warrant	—	—	—	—	(6.6)	—	—	(6.6)	—	(6.6)
Cash dividends declared, $1.20 per share	—	—	—	—	(71.2)	(113.0)	—	(184.2)	—	(184.2)

Balances, January 1, 2009	129.8	0.1	23.8	—	(265.8)	40.1	(9.9)	(235.5)	(0.4)	(235.9)
Comprehensive Income:
Change in fair value of interest rate swap transactions, net of tax	—	—	—	—	—	—	(0.4)	(0.4)	—	(0.4)
Net income attributable to controlling interest	—	—	—	—	—	95.5	—	95.5	—	95.5

Total comprehensive income	—	—	—	—	—	—	—	—	—	95.1
Noncontrolling interest adjustments	—	—	—	—	—	—	—	—	(0.4)	(0.4)
Share-based compensation expense	—	—	—	—	5.9	—	—	5.9	—	5.9
Exercise of stock options	0.1	—	—	—	0.1	—	—	0.1	—	0.1
Tax benefits from exercise of stock options, vesting of restricted stock and other	—	—	—	—	(0.9)	—	—	(0.9)	—	(0.9)
Issuance of restricted stock	0.4	—	—	—	—	—	—	—	—	—
Cash dividends declared, $0.72 per share	—	—	—	—	(22.2)	(88.6)	—	(110.8)	—	(110.8)

Balances, December 31, 2009	130.3	$0.1	23.8	$—	$(282.9)	$47.0	$(10.3)	$(246.1)	$(0.8)	$(246.9)

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in millions)

	Year Ended December 31, 2009	Year Ended January 1, 2009	Year Ended December 27, 2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$95.3	$112.0	$360.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	201.9	202.3	183.4
Amortization of debt discount	4.6	4.2	4.6
Amortization of debt acquisition costs	8.9	7.0	6.1
Share-based compensation expense	5.9	5.7	5.8
Change in fair value of interest rate swap	—	(0.5)	—
Deferred income tax benefit	(1.1)	(20.2)	(6.1)
Net loss (gain) on disposal and impairment of operating assets	34.0	22.4	(0.9)
Equity in earnings of non-consolidated entities and other	(2.3)	1.1	5.3
Excess cash distribution on NCM shares	6.2	2.8	—
Gain on sale of Fandango interest	—	(3.4)	(28.6)
Gain on NCM transaction	—	—	(350.7)
Loss on extinguishment of debt	7.4	3.0	—
Non-cash rent expense	5.9	8.2	8.8
Changes in operating assets and liabilities (excluding effects of acquisitions):
Trade and other receivables	4.2	(22.0)	9.2
Inventories	(4.0)	0.4	—
Prepaid expenses and other assets	0.4	10.7	0.8
Accounts payable	36.5	(23.5)	15.0
Income taxes payable	6.1	21.5	(44.4)
Deferred revenue	(7.3)	(27.2)	294.3
Accrued expenses and other liabilities	8.2	(33.6)	(9.5)

NET CASH PROVIDED BY OPERATING ACTIVITIES	410.8	270.9	453.4
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(108.8)	(131.7)	(114.4)
Proceeds from disposition of assets	0.8	3.6	40.6
Investment in DCIP	(2.5)	(4.0)	(1.5)
Cash used for acquisitions, net of cash acquired	—	(209.3)	—
Proceeds from sale of Fandango interest	—	3.4	28.6
Distributions (to) from partnership	—	(0.5)	0.3
Proceeds from redemption of preferred units of NCM	—	—	315.1
Proceeds from sale of NCM common units to NCM, Inc.	—	—	32.2
Purchase of partnership interests, net of cash acquired	—	—	(1.1)

NET CASH (USED IN) PROVIDED BY INVESTING ACTIVITIES	(110.5)	(338.5)	299.8

REGAL ENTERTAINMENT GROUP

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in millions)

	Year Ended December 31, 2009	Year Ended January 1, 2009	Year Ended December 27, 2007
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash used to pay dividends	(110.8)	(184.2)	(485.1)
Proceeds from stock option exercises	0.1	0.5	15.6
Net proceeds from issuance of Regal Cinemas 8 5/8 Senior Notes	390.2	—	—
Net payments on long term obligations	(402.7)	(27.0)	(22.5)
Cash used to purchase treasury shares and other	(0.4)	—	(0.4)
Payment of debt acquisition costs and other	(18.8)	(5.1)	(2.3)
Excess tax benefits from share-based payment arrangements	—	0.2	14.6
Proceeds from issuance of 6 1/4% Convertible Senior Notes	—	200.0	—
Net cash paid for 6 1/4% Convertible Senior Notes convertible note hedge and warrant	—	(6.6)	—
Cash used to redeem 3 3/4% Convertible Senior Notes	—	(194.1)	(0.1)
Net proceeds from 3 3/4% Convertible Senior Notes hedge and warrant	—	18.9	—

NET CASH USED IN FINANCING ACTIVITIES	(142.4)	(197.4)	(480.2)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	157.9	(265.0)	273.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	170.2	435.2	162.2

CASH AND CASH EQUIVALENTS AT END OF YEAR	$328.1	$170.2	$435.2

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds received	$39.8	$93.8	$271.2

Cash paid for interest	$124.6	$145.0	$127.7

SUPPLEMENTAL NON-CASH INVESTING ACTIVITIES:
Investment in NCM	$7.0	$73.4	$—

See accompanying notes to consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2009, January 1, 2009 and December 27, 2007

1. THE COMPANY AND BASIS OF PRESENTATION

        Regal Entertainment Group (the "Company," "Regal," "we" or "us") is the parent company of Regal Entertainment Holdings, Inc. ("REH"), which is the parent company of Regal Cinemas Corporation ("Regal Cinemas") and its subsidiaries. Regal Cinemas' subsidiaries include Regal Cinemas, Inc. ("RCI") and its subsidiaries, which include Edwards Theatres, Inc. ("Edwards"), Hoyts Cinemas Corporation ("Hoyts") and United Artists Theatre Company ("United Artists"). The terms Regal or the Company, REH, Regal Cinemas, RCI, Edwards, Hoyts and United Artists shall be deemed to include the respective subsidiaries of such entities when used in discussions included herein regarding the current operations or assets of such entities.

        Regal operates the largest theatre circuit in the United States, consisting of 6,768 screens in 548 theatres in 39 states and the District of Columbia as of December 31, 2009. The Company formally operates on a 52-week fiscal year with each quarter generally consisting of 13 weeks, unless otherwise noted. The Company's fiscal year ends on the first Thursday after December 25, which in certain years (such as fiscal 2008) results in a 53-week fiscal year.

        In May 2002, the Company sold 18.0 million shares of its Class A common stock in an initial public offering at a price of $19.00 per share, receiving aggregate net offering proceeds, net of underwriting discounts, commissions and other offering expenses, of $314.8 million.

        In March 2005, Regal and AMC Entertainment Inc. ("AMC") announced the combination of the operations of RCM and AMC's subsidiary, National Cinema Network, Inc. ("NCN"), into a new joint venture company known as National CineMedia, LLC ("National CineMedia"). In July 2005, Cinemark, Inc. ("Cinemark"), through a wholly owned subsidiary, acquired an interest in National CineMedia. On February 13, 2007, National CineMedia, Inc. ("NCM, Inc."), a newly formed entity that serves as the sole manager of National CineMedia, completed an initial public offering, or IPO, of its common stock. In connection with the IPO of NCM, Inc., RCM, through its wholly owned subsidiary Regal CineMedia Holdings, LLC ("RCH"), AMC and Cinemark amended and restated the operating agreement of National CineMedia and other ancillary agreements. In connection with the series of transactions completed in connection with the IPO, Regal received gross cash proceeds totaling approximately $628.3 million and retained a 22.6% interest in NCM, Inc. After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, including outstanding restricted stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this $302.0 million dividend on April 13, 2007. As discussed further in Note 4—"Investment in National CineMedia, LLC," as a result of the transactions completed in connection with the IPO, the Company recognized a gain of approximately $350.7 million during the year ended December 27, 2007.

        On February 12, 2007, we, along with AMC and Cinemark, formed a joint venture company known as Digital Cinema Implementation Partners, LLC, a Delaware limited liability company ("DCIP"), to create a financing model and establish agreements with major motion picture studios for the implementation of digital cinema. The Company's cumulative cash investment in DCIP totaled approximately $8.0 million as of December 31, 2009. Such investment is included as a component of "Other Non-Current Assets" in the accompanying consolidated balance sheets. We account for our investment in DCIP following the equity method of accounting. For the years ended December 31,

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

1. THE COMPANY AND BASIS OF PRESENTATION (Continued)

2009, January 1, 2009 and December 27, 2007, the Company recorded losses of $2.9 million, $3.2 million and $1.2 million, respectively, representing its share of the net loss of DCIP. Such amounts are presented as a component of "Other, net."

        On March 10, 2008, Regal issued $200.0 million aggregate principal amount of 6 1/4% Convertible Senior Notes due March 15, 2011 (the "6 1/4% Convertible Senior Notes"). Concurrent with the issuance of the 6 1/4% Convertible Senior Notes, we entered into simultaneous convertible note hedge and warrant transactions with respect to our Class A common stock in order to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes into shares of our Class A common stock. The net cost of the convertible note hedge and warrant transactions was approximately $6.6 million and is included as a component of equity in the accompanying consolidated balance sheets. See Note 5—"Debt Obligations" for further description of the 6 1/4% Convertible Senior Notes and the related convertible note hedge and warrant transactions. The Company used cash on hand and a portion of the net proceeds from the issuance of the 6 1/4% Convertible Senior Notes to redeem approximately $90.0 million principal amount of Regal's 3 3/4% Convertible Senior Notes due May 15, 2008 (the "3 3/4% Convertible Senior Notes"), in a series of privately negotiated transactions. As a result of the early redemption, the Company recorded a $3.0 million loss on debt extinguishment (as retrospectively adjusted for the adoption of certain provisions of FASB Accounting Standards Codification ("ASC") Subtopic 470-20, Debt—Debt with Conversion and other Options related to the accounting for convertible debt instruments that may be settled in cash upon conversion (including partial cash settlements), described below and in Note 5—"Debt Obligations") during the year ended January 1, 2009. In connection with the early redemption, the Company received net proceeds of approximately $13.7 million from Credit Suisse International ("Credit Suisse") attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes described further in Note 5—"Debt Obligations." Such proceeds were recorded as an increase to additional paid-in capital. In connection with the final maturity of the 3 3/4% Convertible Senior Notes on May 15, 2008, holders of the remaining $33.7 million in principal amount exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $51.4 million using the remaining proceeds from the issuance of the 6 1/4% Convertible Senior Notes. In connection with these conversions, the Company received net proceeds of approximately $5.2 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes. Such proceeds were also recorded as an increase to additional paid-in capital. See Note 5—"Debt Obligations" for further discussion of this transaction.

        On April 30, 2008, the Company acquired Consolidated Theatres Holdings, G.P. ("Consolidated Theatres"), which held a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. The total net cash purchase price for the acquisition was approximately $209.3 million. The results of operations of the acquired theatres have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date. In conjunction with the closing, we entered into a final judgment with the Antitrust Division of the United States Department of Justice ("DOJ"), which required us to hold separate and divest ourselves of four theatres comprising 52 screens in North Carolina. During the year ended January 1, 2009, the Company entered into an agreement to sell three of the four theatres and recorded impairment charges of approximately $7.9 million related to these theatres. On October 23, 2008, the Company completed its

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

1. THE COMPANY AND BASIS OF PRESENTATION (Continued)

divestiture of the three theatres. On April 30, 2009, the Company completed its divestiture of the last of the four theatres. See Note 3—"Acquisition" for further discussion of this transaction.

        As described more fully in Note 5—"Debt Obligations," effective January 2, 2009, the Company retrospectively adopted certain provisions of ASC Subtopic 470-20. Our 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes described in Note 5 are within the scope of ASC Subtopic 470-20; therefore, we retrospectively recorded the debt portions of the 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes at their fair values as of the respective dates of issuance and amortize the related debt discount into interest expense over the life of each debt instrument during the periods in which the debt instruments are outstanding. A cumulative effect of a change in accounting principle in the amount of $(9.1) million was recorded as of the beginnings of fiscal 2006 (December 30, 2005) with a corresponding reduction to retained earnings. The accompanying consolidated balance sheet as of January 1, 2009 and the consolidated statements of income for the years ended January 1, 2009 and December 27, 2007 presented herein have been retrospectively adjusted to give effect to the application of ASC Subtopic 470-20. Please refer to Note 5—"Debt Obligations" for further discussion of the application of ASC Subtopic 470-20.

        As described more fully in Note 4—"Investment in National CineMedia, LLC," on April 9, 2008, we received from National CineMedia approximately 0.8 million newly issued common units of National CineMedia. Further, on May 29, 2008, we received from National CineMedia approximately 2.9 million newly issued common units of National CineMedia in accordance with the adjustment provisions of the Common Unit Adjustment Agreement in connection with our acquisition of Consolidated Theatres. Finally, on March 17, 2009, we received from National CineMedia approximately 0.5 million newly issued common units of National CineMedia in accordance with the annual adjustment provisions of the Common Unit Adjustment Agreement. These adjustments increased the number of National CineMedia common units held by us to approximately 25.4 million and as a result, on a fully diluted basis, we own a 25.0% interest in NCM, Inc. as of December 31, 2009.

        On July 15, 2009, Regal Cinemas issued $400.0 million in aggregate principal amount of 85/8% Senior Notes due 2019 (the "8 5/8% Senior Notes") at a price equal to 97.561% of their face value in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). The net proceeds from the offering, after deducting the initial purchase discount and offering expenses paid by the Company, were approximately $381.3 million. The Company used all of the net proceeds to repay a portion of the Amended Senior Credit Facility (as defined herein). As a result of this repayment, the Company recorded a loss on debt extinguishment of approximately $7.4 million, representing the pro-rata write off of unamortized debt issue costs under the Amended Senior Credit Facility. See Note 5—"Debt Obligations" for further discussion of this transaction.

        During the year ended December 31, 2009, Regal paid four quarterly cash dividends of $0.18 on each outstanding share of the Company's Class A and Class B common stock, or approximately $110.8 million in the aggregate.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

        The consolidated financial statements include the accounts of Regal and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Revenue Recognition

        Revenues are generated principally through admissions and concessions sales with proceeds received in cash or via credit card at the point of sale. Other operating revenues consist primarily of product advertising (including vendor marketing programs) and other ancillary revenues which are recognized as income in the period earned. The Company generally recognizes payments received attributable to the marketing and advertising services provided by the Company under certain vendor programs as revenue in the period in which the related impressions are delivered. Such impressions are measured by the concession product sales volume, which is a mutually agreed upon proxy of attendance and reflects the Company's marketing and advertising services delivered to its vendors. In instances where the consideration received is in excess of fair value of the advertising services provided, the excess is recorded as a reduction of concession costs. Proceeds received from advance ticket sales and gift cards are recorded as deferred revenue. The Company recognizes revenue associated with gift cards and advanced ticket sales at such time as the items are redeemed, or when redemption becomes unlikely. The determination of the likelihood of redemption is based on an analysis of the Company's historical redemption trends.

  Cash Equivalents

        The Company considers all unrestricted highly liquid debt instruments and investments purchased with an original maturity of three months or less to be cash equivalents. At December 31, 2009, the Company held substantially all of its cash in temporary cash investments in the form of certificates of deposit and variable rate investment accounts with major financial institutions.

  Inventories

        Inventories consist of concession products and theatre supplies. The Company states inventories on the basis of first-in, first-out (FIFO) cost, which is not in excess of net realizable value.

  Property and Equipment

        The Company states property and equipment at cost. Major renewals and improvements are capitalized, while maintenance and repairs which do not improve or extend the lives of the respective assets are expensed currently. Gains and losses from disposition of property and equipment are included in income and expense when realized.

        The Company capitalizes the cost of computer equipment, system hardware and purchased software ready for service. During the years ended December 31, 2009 and January 1, 2009, the Company capitalized approximately $11.9 million and $26.6 million of such costs, which were associated primarily with (i) new point-of-sale devices at the Company's box offices and concession stands, (ii) new ticketing kiosks, and (iii) computer hardware and software purchased for the Company's theatre locations and corporate office. The Company also capitalizes certain direct external costs associated

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

with software developed for internal use after the preliminary software project stage is completed and Company management has authorized further funding for a software project and it is deemed probable of completion. We capitalize these external software development costs only until the point at which the project is substantially complete and the software is ready for its intended purpose.

        The Company records depreciation and amortization using the straight-line method over the following estimated useful lives:

Buildings	20 - 30 years
Equipment	3 - 20 years
Leasehold improvements	Lesser of term of lease or asset life
Computer equipment and software	3 - 5 years

        As of December 31, 2009 and January 1, 2009, included in property and equipment is $105.2 million of assets accounted for under capital leases and lease financing arrangements, net of accumulated depreciation of $48.2 million and $42.5 million, respectively. The Company records amortization using the straight-line method over the shorter of the lease terms or the estimated useful lives noted above.

  Impairment of Long-Lived Assets

        The Company reviews long-lived assets, including intangible assets and investments in non-consolidated entities described below, for impairment whenever events or changes in circumstances indicate that the carrying amounts of the assets may not be fully recoverable. The Company generally evaluates assets for impairment on an individual theatre basis, which management believes is the lowest level for which there are identifiable cash flows. If the sum of the expected future cash flows, undiscounted and without interest charges, is less than the carrying amount of the assets, the Company recognizes an impairment charge in the amount by which the carrying value of the assets exceeds their fair market value. The fair value of assets is determined using the present value of the estimated future cash flows or the expected selling price less selling costs for assets of which the Company expects to dispose (Level 3 inputs as described in ASC Topic 820, Fair Value Measurements and Disclosures). This analysis resulted in the recording of impairment charges of $15.3 million, $22.4 million and $6.8 million for the years ended December 31, 2009, January 1, 2009 and December 27, 2007, respectively.

  Leases

        The majority of the Company's operations are conducted in premises occupied under non-cancelable lease agreements with initial base terms ranging generally from 15 to 20 years. The Company, at its option, can renew a substantial portion of the leases at defined or then fair rental rates for various periods. Certain leases for Company theatres provide for contingent rentals based on the revenue results of the underlying theatre and require the payment of taxes, insurance, and other costs applicable to the property. Also, certain leases contain escalating minimum rental provisions. There are no conditions imposed upon us by our lease agreements or by parties other than the lessor that legally obligate the Company to incur costs to retire assets as a result of a decision to vacate our leased properties. None of our lease agreements require us to return the leased property to the lessor in its

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

original condition (allowing for normal wear and tear) or to remove leasehold improvements at our cost.

        The Company accounts for leased properties under the provisions of ASC Topic 840, Leases and other authoritative accounting literature. ASC Subtopic 840-10, Leases—Overview requires that the Company evaluate each lease for classification as either a capital lease or an operating lease. The Company performs this evaluation at the inception of the lease and when a modification is made to a lease. As to those arrangements that are classified as capital leases, the Company records property under capital leases and a capital lease obligation in an amount equal to the lesser of the present value of the minimum lease payments to be made over the life of the lease at the beginning of the lease term, or the fair value of the leased property. The property under capital lease is amortized on a straight-line basis as a charge to expense over the lease term, as defined, or the economic life of the leased property, whichever is less. During the lease term, as defined, each minimum lease payment is allocated between a reduction of the lease obligation and interest expense so as to produce a constant periodic rate of interest on the remaining balance of the lease obligation. The Company does not believe that exercise of the renewal options in its leases are reasonably assured at the inception of the lease agreements because our leases: (i) provide for either (a) renewal rents based on market rates or (b) renewal rents that equal or exceed the initial rents, and (ii) do not impose economic penalties upon our determination whether or not to exercise the renewal option. As a result, there are not sufficient economic incentives at the inception of our leases, in our view, to consider that our lease renewal options are reasonably assured of being exercised and therefore, we generally consider the initial base term as the lease term under ASC Subtopic 840-10.

        The Company records rent expense for its operating leases with contractual rent increases in accordance with ASC Subtopic 840-20, Leases—Operating Leases on a straight-line basis from the "lease commencement date" as specified in the lease agreement until the end of the base lease term.

        For leases in which the Company is involved with construction of the theatre, the Company accounts for the lease during the construction period under the provisions of ASC Subtopic 840-40, Leases—Sale-Leaseback Transactions. The landlord is typically responsible for constructing a theatre using guidelines and specifications agreed to by the Company and assumes substantially all of the risk of construction. In accordance with ASC Subtopic 840-40, if the Company concludes that it has substantially all of the construction period risks, it records a construction asset and related liability for the amount of total project costs incurred during the construction period. Once construction is completed, the Company considers the requirements under ASC Subtopic 840-40, for sale-leaseback treatment, and if the arrangement does not meet such requirements, it records the project's construction costs funded by the landlord as a financing obligation. The obligation is amortized over the financing term based on the payments designated in the contract.

        In accordance with ASC Subtopic 840-20, we expense rental costs incurred during construction periods for operating leases as such costs are incurred. For rental costs incurred during construction periods for both operating and capital leases, the "lease commencement date" is the date at which we gain access to the leased asset. Historically, and for the years ended December 31, 2009, January 1, 2009 and December 27, 2007, these rental costs have not been significant to our consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Sale and Leaseback Transactions

        The Company accounts for the sale and leaseback of real estate assets in accordance with ASC Subtopic 840-40. Losses on sale leaseback transactions are recognized at the time of sale if the fair value of the property sold is less than the undepreciated cost of the property. Gains on sale and leaseback transactions are deferred and amortized over the remaining lease term.

  Goodwill

        The changes in the carrying amount of goodwill for the years ended December 31, 2009 and January 1, 2009 are as follows (in millions):

	Year ended December 31, 2009	Year ended January 1, 2009
Balance at beginning of year	$178.8	$181.7
Adjustments related to certain pre-acquisition deferred tax assets	—	(0.1)
Other	—	(2.8)

Balance at end of year	$178.8	$178.8

        Under ASC Subtopic 350-20, Intangibles—Goodwill and Other—Goodwill, the Company has identified its reporting units to be the designated market areas in which the Company conducts its theatre operations. The fair value of the Company's identified reporting units were estimated using the expected present value of associated future cash flows and market values of the underlying theatres within each reporting unit. The Company's annual goodwill impairment assessments for the years ended December 31, 2009 and January 1, 2009 indicated that the fair value of its reporting units exceeded their carrying value and therefore, goodwill was not deemed to be impaired.

  Intangible Assets

        Intangible assets are recorded at cost or fair value, in the case of intangible assets resulting from acquisitions, and are amortized on a straight-line basis over the estimated remaining useful lives of the assets. In connection with the acquisition of Consolidated Theatres described in See Note 3—"Acquisition," the Company acquired certain identifiable intangible assets, including $9.9 million related to favorable leases with a weighted average amortization period of 13.1 years and approximately $8.2 million related to an on-screen advertising contract which will be amortized on a straight-line basis through January 2011. During the years ended December 31, 2009 and January 1, 2009, the Company recognized $3.8 million and $2.6 million of amortization, respectively, related to these intangible assets. The Company did not record an impairment of any intangible assets during the year ended

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

December 31, 2009. Estimated amortization expense for the next five fiscal years for such intangible assets as of December 31, 2009 is projected below:

Projected amortization expense (in millions)
2010	$3.7
2011	0.9
2012	0.7
2013	0.7
2014	0.7

  Debt Acquisition Costs

        Other non-current assets include debt acquisition costs, which are deferred and amortized over the terms of the related agreements using a method that approximates the effective interest method. Debt acquisition costs as of December 31, 2009 and January 1, 2009 were $64.6 million and $52.0 million, respectively, net of accumulated amortization of $31.7 million and $21.6 million, respectively.

  Investments

        The Company accounts for its investments in non-consolidated entities using the equity method of accounting and has recorded the investments within "Other Non-Current Assets" in its consolidated balance sheets. The Company records equity in earnings and losses of these entities accounted for following the equity method of accounting in its consolidated statements of income. As of December 31, 2009, the Company holds a 25.0% interest in National CineMedia (see Note 4—"Investment in National CineMedia, LLC), a one-third interest in DCIP and a 50% interest in a non-consolidated theatre. The carrying value of the Company's investment in these entities as of December 31, 2009 was approximately $83.2 million.

        During the year ended December 27, 2007, the Company sold its equity interest in Fandango for proceeds of $28.6 million. As a result of this transaction, the Company recognized a gain on the sale of approximately $28.6 million ($17.2 million after tax). In addition, during the year ended January 1, 2009, the Company received an additional $3.4 million of sale proceeds related to Fandango. Accordingly, the Company recognized an additional gain of $3.4 million ($2.0 million after tax) during the year ended January 1, 2009. In connection with the sale, the Company agreed to amend its existing contract with Fandango in exchange for an amendment fee totaling $5.5 million. This amount has been recorded as deferred revenue and will be amortized to revenue on a straight-line basis over the six year term of the amendment.

        There was no impairment of the Company's investments as of December 31, 2009.

  Income Taxes

        Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. The Company records a valuation allowance if it is deemed more likely than not that its deferred income tax assets will not be realized. The Company expects that certain deferred income tax assets are not more likely than not to be recovered and therefore has established a valuation allowance. The Company reassesses its need for the valuation allowance for its deferred income taxes on an ongoing basis.

        Additionally, income tax rules and regulations are subject to interpretation, require judgment by the Company and may be challenged by the taxation authorities. As described further in Note 7—"Income Taxes," effective December 29, 2006, the Company adopted the provisions of ASC Subtopic 740-10, Income Taxes—Overview. In accordance with ASC Subtopic 740-10, the Company recognizes a tax benefit only for tax positions that are determined to be more likely than not sustainable based on the technical merits of the tax position. With respect to such tax positions for which recognition of a benefit is appropriate, the benefit is measured at the largest amount of benefit that is greater than 50 percent likely of being realized upon ultimate settlement. Tax positions are evaluated on an ongoing basis as part of the Company's process for determining the provision for income taxes.

  Interest Rate Swaps

        Regal Cinemas has entered into hedging relationships via interest rate swap agreements to hedge against interest rate exposure of its variable rate debt obligations. Certain interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. The interest rate swaps qualify for cash flow hedge accounting treatment and as such, the change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings. As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income/loss related to the interest rate swaps will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap. In the event that an interest rate swap is terminated prior to maturity, gains or losses accumulated in other comprehensive income or loss remain deferred and are reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings. The fair value of the Company's interest rate swaps is based on level 2 inputs as described in ASC Topic 820, Fair Value Measurements and Disclosures, which include observable inputs such as dealer quoted prices for similar assets or liabilities, and represents the estimated amount Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates, credit risk and counterparty credit risk. The counterparties to the Company's interest rate swaps are major financial institutions. The Company evaluates the bond ratings of the financial institutions and believes that credit risk is at an acceptably low level.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Deferred Revenue

        Deferred revenue relates primarily to vendor marketing programs, gift cards and advance ticket sales, the amount we received related to the sale of our equity interest in Fandango (see Note 1—"The Company and Basis of Presentation") and the amount we received for agreeing to the existing exhibitor service agreement ("ESA") modification described in Note 4—"Investment in National CineMedia, LLC." Deferred revenue related to vendor marketing programs, gift cards and advance ticket sales are recognized as revenue as described above in this Note 2 under "Revenue Recognition." As described in this Note 2 under "Investments," deferred revenue related to the sale of our equity interest in Fandango will be amortized to revenue on a straight-line basis over the six-year term of the agreement. The amount we received for agreeing to the ESA modification will be amortized to advertising revenue over the 30 year term of the agreement following the units of revenue method. In addition, as described in Note 4—"Investment in National CineMedia, LLC," amounts recorded as deferred revenue in connection with the receipt of newly issued common units of NCM pursuant to the provisions of the Common Unit Adjustment Agreement will be amortized to advertising revenue over the remaining term of the ESA following the units of revenue method. As of December 31, 2009 and January 1, 2009, approximately $339.4 million and $337.2 million of deferred revenue related to the ESA was recorded as a component of non-current deferred revenue in the accompanying consolidated balance sheets.

  Deferred Rent

        The Company recognizes rent on a straight-line basis after considering the effect of rent escalation provisions resulting in a level monthly rent expense for each lease over its term. The deferred rent liability is included in other non-current liabilities in the accompanying consolidated balance sheets.

  Film Costs

        The Company estimates its film cost expense and related film cost payable based on management's best estimate of the ultimate settlement of the film costs with the distributors. Generally, less than one-third of our quarterly film expense is estimated at period-end. The length of time until these costs are known with certainty depends on the ultimate duration of the film play, but is typically "settled" within two to three months of a particular film's opening release. Upon settlement with our film distributors, film cost expense and the related film cost payable are adjusted to the final film settlement.

  Loyalty Program

        Members of the Regal Crown Club® earn credits for each dollar spent at one of our theatres and earn concession or ticket awards based on the number of credits accumulated. Because we believe that the value of the awards granted to our Regal Crown Club® members is insignificant in relation to the value of the transactions necessary to earn the award, the Company records the estimated incremental cost of providing awards under our Regal Crown Club® loyalty program at the time the awards are earned. Historically, and for the years ended December 31, 2009, January 1, 2009 and December 27, 2007, the costs of these awards have not been significant to our consolidated financial statements.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

  Advertising and Start-Up Costs

        The Company expenses advertising costs as incurred. Start-up costs associated with a new theatre are also expensed as incurred.

  Stock-Based Compensation

        As described in Note 9—"Capital Stock And Share-Based Compensation," effective December 30, 2005, we adopted ASC Subtopic 718-10, Compensation—Stock Compensation—Overall utilizing the modified prospective approach. Under ASC Subtopic 718-10, share-based compensation cost is measured at the grant date, based on the estimated fair value of the award, and is recognized as expense over the employee's requisite service period. Prior to the adoption of ASC Subtopic 718-10, we accounted for stock option grants in accordance using the intrinsic value method, and accordingly, recognized no compensation expense for stock option grants when the exercise price equaled the fair value of common stock on the date of grant.

        In connection with the adoption of ASC Subtopic 718-10, the Company also elected to adopt the alternative transition method for calculating the tax effects of share-based compensation. The alternative transition method includes a simplified method to establish the beginning balance of the additional paid-in capital pool ("APIC pool") related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies which could be recognized subsequent to the adoption of ASC Subtopic 718-10.

  Estimates

        The preparation of financial statements in conformity with U.S generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates include, but are not limited to, those related to film costs, property and equipment, goodwill, income taxes and purchase accounting. Actual results could differ from those estimates.

  Segments

        As of December 31, 2009, January 1, 2009 and December 27, 2007, the Company managed its business under one reportable segment: theatre exhibition operations.

  Acquisitions

        The Company accounts for acquisitions under the purchase method of accounting. The purchase method requires that the Company estimate the fair value of the assets acquired and liabilities assumed and allocate consideration paid accordingly. For significant acquisitions, the Company obtains independent third party valuation studies for certain of the assets acquired and liabilities assumed to assist the Company in determining fair value. The estimation of the fair values of the assets acquired and liabilities assumed involves a number of estimates and assumptions that could differ materially

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

from the actual amounts recorded. The results of the acquired businesses are included in the Company's results from operations beginning from the day of acquisition.

  Comprehensive Income

        Total comprehensive income for the years ended December 31, 2009, January 1, 2009 and December 27, 2007 was $95.1 million, $103.9 million and $345.2 million, respectively. Total comprehensive income consists of net income attributable to controlling interest and other comprehensive income (loss), net of tax, related to the change in the aggregate unrealized gain (loss) on the Company's interest rate swap arrangements during each of the years ended December 31, 2009, January 1, 2009 and December 27, 2007. The Company's interest rate swap arrangements are further described in Note 5—"Debt Obligations."

  Reclassifications

        Certain reclassifications have been made to the 2007 and 2008 consolidated financial statements to conform to the 2009 presentation.

  Recent Accounting Pronouncements

        In December 2007, the FASB issued SFAS No. 141(R), Business Combinations. SFAS No. 141(R) requires all business combinations completed after the effective date to be accounted for by applying the acquisition method (previously referred to as the purchase method). SFAS No. 141(R) expands the definition of transactions and events that qualify as business combinations; requires that the acquired assets and liabilities, including contingencies, be recorded at the fair value determined on the acquisition date and changes thereafter reflected in revenue, not goodwill; changes the recognition timing for restructuring costs; and requires acquisition costs to be expensed as incurred. Future reductions in the valuation allowance recorded relative to pre-acquisition periods will result in a decrease in the provision for income taxes. In addition, with respect to uncertain tax positions, changes in the amount of tax benefit recognized relative to pre-acquisition periods will result in an increase/decrease in the provision for income taxes (see Note 7—"Income Taxes" for further discussion). The adoption of SFAS No. 141(R) did not have a material impact on the Company's consolidated financial position, cash flows or results of operations.

        In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interest in Consolidated Financial Statements. SFAS No. 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent's equity. The amount of net income (loss) attributable to the noncontrolling interest will be included in consolidated net income (loss) on the face of the income statement. SFAS No. 160 clarifies that changes in a parent's ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS No. 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interest.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

SFAS No. 160 was adopted by the Company on January 2, 2009. The adoption had the effect of reclassifying amounts previously classified under "minority interest" (approximately $(0.4) million as of January 1, 2009 and $0.5 million as of December 27, 2007 to a component of equity under "noncontrolling interest" in the accompanying consolidated balance sheets and consolidated statements of deficit and comprehensive income (loss). Amounts previously classified under "minority interest in earnings of consolidated subsidiaries" are now classified as "noncontrolling interest" and presented net of tax below "net income" to arrive at "net income attributable to controlling interest" in the accompanying consolidated statements of income.

        In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities which amends SFAS No. 133, and requires companies with derivative instruments to disclose information about how and why a company uses derivative instruments, how derivative instruments and related hedged items are accounted for under SFAS No. 133, and how derivative instruments and related hedged items affect a company's financial position, financial performance, and cash flows. The required disclosures include the fair value of derivative instruments and their gains or losses in tabular format, information about credit-risk-related contingent features in derivative agreements, counterparty credit risk, and the company's strategies and objectives for using derivative instruments. The Statement expands the current disclosure framework in SFAS No. 133. The Company adopted SFAS No. 161 during the year ended December 31, 2009. The adoption of SFAS No. 161 had no impact on the Company's consolidated financial position, cash flows or results of operations.

        In May 2009, the FASB issued SFAS 165, Subsequent Events, which establishes reporting and disclosure requirements based on the existence of conditions at the date of the balance sheet for events or transactions that occurred after the balance sheet date but before the financial statements are issued or are available to be issued. Companies are required to disclose the date through which subsequent events have been evaluated and whether that date is the date the financial statements were issued or were available to be issued. Effective July 2, 2009, the Company adopted SFAS No. 165 and has included certain disclosures in Note 14—"Subsequent Events."

        During June 2009, the FASB issued SFAS No. 167, Amendments to FASB Interpretation No. 46(R) which is to be adopted as of the beginning of its first annual reporting period that begins after November 15, 2009, and interim and annual reporting periods thereafter. SFAS No. 167 amends FASB Interpretation No. 46(R), Consolidation of Variable Interest Entities an interpretation of ARB No. 51 ("FIN 46(R)") to require an enterprise to perform an analysis to determine whether the enterprise's variable interest or interests give it a controlling financial interest in a variable interest entity. This analysis identifies the primary beneficiary of a variable interest entity as the enterprise that has both of the following characteristics:

  a.
  The power to direct the activities of a variable interest entity that most significantly impact the entity's economic performance; and

  b.
  The obligation to absorb losses of the entity that could potentially be significant to the variable interest entity or the right to receive benefits from the entity that could potentially be significant to the variable interest entity.

        Additionally, an enterprise is required to assess whether it has an implicit financial responsibility to ensure that a variable interest entity operates as designed when determining whether it has the power

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

to direct the activities of the variable interest entity that most significantly impact the entity's economic performance. SFAS No. 167 amends FIN 46(R) to require ongoing reassessments of whether an enterprise is the primary beneficiary of a variable interest entity. SFAS No. 167 amends FIN 46(R) to add an additional reconsideration event for determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity's economic performance. SFAS No. 167 amends FIN 46(R) to require enhanced disclosures that will provide users of financial statements with more transparent information about an enterprise's involvement in a variable interest entity. The enhanced disclosures are required for any enterprise that holds a variable interest in a variable interest entity. The Company is evaluating the adoption of SFAS No. 167 and its impact on the Company's consolidated financial position, cash flows and results of operations.

        In June 2009, the FASB issued SFAS No. 168, The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles. SFAS No. 168 will become the single source of authoritative nongovernmental U.S. generally accepted accounting principles (GAAP), superseding existing FASB, American Institute of Certified Public Accountants, Emerging Issues Task Force, and related accounting literature. SFAS No. 168 reorganizes the thousands of GAAP pronouncements into roughly 90 accounting topics and displays them using a consistent structure. Also included is relevant Commission guidance organized using the same topical structure in separate sections. SFAS No. 168 was effective for financial statements issued for reporting periods that end after September 15, 2009. The Company adopted the provisions of this guidance as of October 1, 2009. The adoption did not have an impact on the Company's consolidated financial position, cash flows or results of operations.

3. ACQUISITION

  Acquisition of Consolidated Theatres

        On April 30, 2008, the Company acquired Consolidated Theatres, which held a total of 28 theatres with 400 screens in Georgia, Maryland, North Carolina, South Carolina, Tennessee and Virginia. The total net cash purchase price for the acquisition was approximately $209.3 million. In conjunction with the closing, we entered into a final judgment with the DOJ, which required us to hold separate and divest ourselves of four theatres comprising 52 screens in North Carolina. Three of the four theatres subject to the judgment were existing Regal properties and the fourth theatre was acquired from Consolidated Theatres. Because the fourth theatre had minimal and declining cash flows at the acquisition date, none of the purchase price was allocated to the long-lived assets associated with this theatre. Our impairment review during the quarter ended June 26, 2008 did not result in any impairment charges related to these four theatres on a standalone basis. However, during the quarter ended September 25, 2008, the Company made the decision to sell three of these four theatres (two of the Regal theatres and the Consolidated theatre) together in order to partially satisfy our divestiture requirement. As a result of agreeing to sell the theatres as a package, we were required to evaluate the theatres for impairment as a disposal group (as opposed to the stand alone evaluation during the quarter ended June 26, 2008) and accordingly, we recorded an impairment charge of $7.9 million during the quarter ended September 25, 2008. On October 23, 2008, the Company completed its

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

3. ACQUISITION (Continued)

divestiture of the three theatres. On April 30, 2009, the Company completed its divestiture of the last of the four theatres.

        The acquisition has been accounted for using the purchase method of accounting and, accordingly, the purchase price has been allocated to the assets acquired and liabilities assumed for each of the respective theatre locations based on their estimated fair values at the date of acquisition. The allocation of the purchase price is based on management's judgment after evaluating several factors, including an independent third party valuation. The results of operations of the acquired theatres have been included in the Company's consolidated financial statements for periods subsequent to the acquisition date.

        The following is a summary of the final allocation of the cash purchase price to the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition (in millions):

Current assets	$1.4
Property and equipment, net	209.9
Intangible assets	18.1
Current liabilities	(11.2)
Long-term liabilities	(8.9)

Total purchase price	$209.3

        The transaction included the acquisition of certain identifiable intangible assets, including $9.9 million related to favorable leases with a weighted average amortization period of 13.1 years and approximately $8.2 million related to an on-screen advertising contract which will be amortized on a straight-line basis through January 2011.

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC

        In March 2005, Regal and AMC announced the combination of the operations of RCM and AMC's subsidiary, NCN, into a new joint venture company known as National CineMedia. In July 2005, Cinemark, through a wholly owned subsidiary, acquired an interest in National CineMedia. National CineMedia concentrates on in-theatre advertising and creating complementary business lines that leverage the operating personnel, asset and customer bases of its theatrical exhibition partners, which includes us, AMC and Cinemark. National CineMedia is, subject to limited exceptions, the exclusive provider of advertising and event services to Regal, AMC and Cinemark. The Company did not recognize any gain or loss resulting from the initial formation of National CineMedia due to the Company's continued involvement in the operations of National CineMedia. Pursuant to the other documents entered into in connection with the joint venture transaction, AMC and Regal, through their subsidiaries, retained all advertising contracts signed on or before the close of business on March 31, 2005, and Cinemark retained all advertising contracts signed on or before the close of business on July 15, 2005, subject to an administrative fee payable to National CineMedia to service such contracts.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

        On February 13, 2007, NCM, Inc., the sole manager of National CineMedia, completed an IPO of its common stock. NCM, Inc. sold 38.0 million shares of its common stock for $21 per share in the IPO, less underwriting discounts and expenses. NCM, Inc. used a portion of the net cash proceeds from the IPO to acquire newly issued common units from National CineMedia. As a result of the NCM, Inc.'s acquisition of common units in National CineMedia, the Company recognized a change in interest gain of approximately $182.7 million along with a corresponding increase in the Company's equity investment in National CineMedia.

        In connection with the completion of the IPO, the joint venture partners, including RCI, amended and restated their exhibitor services agreements ("ESA") with National CineMedia. In exchange for a significant portion of its pro rata share of the IPO proceeds, RCI agreed to a modification of National CineMedia's payment obligation under the ESA. The modification extended the term of the ESA to 30 years, provided National CineMedia with a five year right of first refusal beginning one year prior to the end of the term and changed the basis upon which RCI is paid by National CineMedia from a percentage of revenues associated with advertising contracts entered into by National CineMedia to a monthly theatre access fee. The theatre access fee is composed of a fixed $0.07 payment per patron which will increase by 8% every five years starting at the end of fiscal 2011 and a fixed $800 payment per digital screen each year, which will increase by 5% annually starting at the end of fiscal 2007 (or $882 for fiscal 2009). The access fee revenues received by the Company under its contract are determined annually based on a combination of both fixed and variable factors which include the total number of theatre screens, attendance and actual revenues (as defined in the ESA) generated by National CineMedia. The ESA does not require us to maintain a minimum number of screens and does not provide a fixed amount of access fee revenue to be earned by the Company in any period. The theatre access fee paid in the aggregate to us, AMC and Cinemark will not be less than 12% of NCM's aggregate advertising revenue, or it will be adjusted upward to meet this minimum payment. On-screen advertising time provided to our beverage concessionaire is provided by National CineMedia under the terms of the ESA. In addition, we receive mandatory quarterly distributions of any excess cash from National CineMedia.

        The amount we received for agreeing to the ESA modification was approximately $281.0 million, which represents the estimated fair value of the ESA modification payment. We estimated the fair value of the ESA payment based upon a valuation performed by the Company with the assistance of third party specialists. This amount has been recorded as deferred revenue and will be amortized to advertising revenue over the 30 year term of the ESA following the units of revenue method. Under the units of revenue method, amortization for a period is calculated by computing a ratio of the proceeds received from the ESA modification payment to the total expected decrease in revenues due to entry into the new ESA over the 30 year term of the agreement and then applying that ratio to the current period's expected decrease in revenues due to entry into the new ESA.

        At the closing of the IPO, the underwriters exercised their over-allotment option to purchase an additional 4.0 million shares of common stock of NCM, Inc. at the initial offering price of $21 per share, less underwriting discounts and commissions. In connection with this over-allotment option exercise, Regal, AMC and Cinemark each sold to NCM, Inc. common units of National CineMedia on a pro rata basis at the initial offering price of $21 per share, less underwriting discounts and expenses. Regal sold approximately 1.6 million common units to NCM, Inc. for proceeds of approximately

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

$32.2 million and recognized a gain on the sale of such units of approximately $19.3 million. Upon completion of this sale of common units, Regal held approximately 21.2 million common units of National CineMedia. Such common units are immediately redeemable on a one-to-one basis for shares of NCM, Inc. common stock.

        Upon the closing of the IPO, National CineMedia entered into a $725.0 million term loan facility, the net cash proceeds of which were used to redeem preferred units issued to each of Regal, AMC and Cinemark on a pro rata basis pursuant to a recapitalization of National CineMedia prior to completion of the IPO. We received approximately $315.1 million as a result of the preferred unit redemption. The Company recognized such cash distributions from National CineMedia by (1) reducing its equity investment in National CineMedia from approximately $166.4 million to zero and (2) recording distributions in excess of the investment balance in National CineMedia of approximately $148.7 million as a gain. Because the investment (and net advances) in National CineMedia has been reduced to zero, we will not provide for any additional losses as we have not guaranteed obligations of National CineMedia and we are not otherwise committed to provide further financial support for National CineMedia. In addition, during future periods, the Company will not recognize its share of any undistributed equity in the earnings of National CineMedia from the Company's initial investment in National CineMedia until National CineMedia's future net earnings equal or exceed the amount of the above described excess distribution. Until such time, equity earnings related to the Company's initial investment in National CineMedia will be recognized only to the extent that the Company receives cash distributions from National CineMedia.

        After the payment of current taxes, net cash proceeds from these transactions totaled approximately $447.4 million. The Company used a portion of the net cash proceeds to fund an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007.

        Also in connection with the IPO, the joint venture partners entered into a Common Unit Adjustment Agreement with National CineMedia. The Common Unit Adjustment Agreement was created to account for changes in the number of theatre screens operated by each of the joint venture partners. Historically, each of the joint venture partners has increased the number of screens it operates through acquisitions and newly built theatres. Since these incremental screens and increased attendance in turn provide for additional advertising revenues to National CineMedia, National CineMedia agreed to compensate the joint venture partners by issuing additional common membership units to the joint venture partners in consideration for their increased attendance and overall contribution to the joint venture. The Common Unit Adjustment Agreement also provides protection to National CineMedia in that the joint venture partners may be required to transfer or surrender common units to National CineMedia based on certain limited events, including declines in attendance and the number of screens operated. As a result, each joint venture partner's equity ownership interests are proportionately adjusted to reflect the risks and rewards relative to their contributions to the joint venture.

        The Common Unit Adjustment Agreement provides that transfers of common units are solely between the joint venture partners and National CineMedia. There are no transfers of units among the joint venture partners. In addition, there are no circumstances under which common units would be

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

surrendered by the Company to National CineMedia in the event of an acquisition by one of the joint venture partners. However, adjustments to the common units owned by one of the joint venture partners will result in an adjustment to the Company's equity ownership interest percentage in National CineMedia.

        Pursuant to our Common Unit Adjustment Agreement, from time to time, common units of National CineMedia held by the joint venture partners will be adjusted up or down through a formula ("common unit adjustment") primarily based on increases or decreases in the number of theatre screens operated and theatre attendance generated by each joint venture partner. The common unit adjustment is computed annually, except that an earlier common unit adjustment will occur for a joint venture partner if its acquisition or disposition of theatres, in a single transaction or cumulatively since the most recent common unit adjustment, will cause a change of two percent or more in the total annual attendance of all of the joint venture partners. In the event that a common unit adjustment is determined to be a negative number, the joint venture partner shall cause, at its election, either (a) the transfer and surrender to National CineMedia a number of common units equal to all or part of such joint venture partner's common unit adjustment or (b) pay to National CineMedia, an amount equal to such joint venture partner's common unit adjustment calculated in accordance with the Common Unit Adjustment Agreement.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

        We account for our investment in National CineMedia following the equity method of accounting. The changes in the carrying amount of our investment in National CineMedia for the years ended December 31, 2009, January 1, 2009 and December 27, 2007 are as follows (in millions):

Balance as of December 28, 2006	$(1.5)
Equity in loss of National CineMedia (December 29, 2006 through February 12, 2007)	(2.0)
Gain on change in interest	182.7
Net book value of units sold in over-allotment	(12.8)
Redemption of preferred units	(166.4)
Earnings recognized from National CineMedia(1)	18.6
Distributions from National CineMedia(1)	(18.6)

Balance as of December 27, 2007	—

Receipt of additional common units(2)	73.3
Equity in earnings attributable to additional common units(3)	2.6
Earnings recognized from National CineMedia(1)	30.3
Distributions received from National CineMedia(1)	(33.1)

Balance as of January 1, 2009	73.1
Receipt of additional common units(2)	7.0
Equity in earnings attributable to additional common units(3)	5.2
Earnings recognized from National CineMedia(1)	33.4
Distributions received from National CineMedia(1)	(39.6)

Balance as of December 31, 2009	$79.1

(1)
During the years ended December 31, 2009, January 1, 2009 and December 27, 2007, the Company received $39.6 million, $33.1 million and $18.6 million, respectively, in cash distributions from National CineMedia. Approximately $6.2 million and $2.8 million of these cash distributions received during the year ended December 31, 2009 and January 1, 2009, respectively, were attributable to the receipt of additional common units pursuant to the Common Unit Adjustment Agreement and were recognized as a reduction in our investment in National CineMedia. The remaining amounts were recognized in equity earnings during each of these periods and have been included as component of "Earnings recognized from NCM" in the accompanying consolidated financial statements.

(2)
As a result of the annual adjustment provisions of the Common Unit Adjustment Agreement, on April 9, 2008, we received from National CineMedia approximately 0.8 million newly issued common units of National CineMedia. On May 29, 2008, we received from National CineMedia approximately 2.9 million newly issued common units of National CineMedia in accordance with the adjustment provisions of the Common Unit Adjustment Agreement in connection with our acquisition of Consolidated Theatres. Finally, on March 17, 2009, we received from National CineMedia approximately 0.5 million newly issued common units of National CineMedia in accordance with the

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

  annual adjustment provisions of the Common Unit Adjustment Agreement. These adjustments increased the number of National CineMedia common units held by us to approximately 25.4 million and as a result, on a fully diluted basis, we own a 25.0% interest in NCM, Inc. as of December 31, 2009. The Company recorded the additional units at fair value using the available closing stock prices of NCM, Inc. as of the dates on which the units were received. Since the additional common units received do not represent the funding of prior losses of National CineMedia, the fair value of such units were recorded as separate investment tranches in National CineMedia. As a result of these adjustments, the Company recorded increases of $73.3 million and 7.0 million to its investment in National CineMedia during the years ended December 31, 2009 and January 1, 2009.

  Since Consolidated Theatres maintains an existing agreement with an on-screen advertising provider, National CineMedia will not be provided access to such theatre locations until expiration of the related advertising contract. In accordance with the Common Unit Adjustment Agreement, Regal agreed to pay National CineMedia an amount that approximates the earnings before interest, taxes, depreciation and amortization that would have been generated by National CineMedia if it were able to sell on-screen advertising in the acquired theatre locations on an exclusive basis. The fair value of such payment was approximately $8.0 million and was accrued by the Company during the year ended January 1, 2009. Such amount was determined by the present value of the ultimate amount estimated to be paid to National CineMedia (approximately $8.9 million) through expiration of the on-screen advertising contract. The accretion associated with this obligation will be reflected in interest expense over the life of the related obligation. The Company recorded the remaining $65.4 million as an increase to deferred revenue during the year ended January 1, 2009. This amount is being amortized to advertising revenue over the remaining term of the ESA following the units of revenue method. With respect to the common units received on March 17, 2009, the Company recorded a corresponding $7.0 million increase to deferred revenue. This amount is being amortized to advertising revenue over the remaining term of the ESA following the units of revenue method.

(3)
Since the additional common units received represent separate investment tranches in National CineMedia, any undistributed equity in the earnings of National CineMedia pertaining to these tranches will be recognized under the equity method of accounting. As a result, the Company's share in the net income of National CineMedia with respect to these tranches totaled $5.2 million and $2.6 million during the years ended December 31, 2009 and January 1, 2009, respectively. Such amounts have been included as a component of "Earnings recognized from NCM" in the consolidated financial statements.

        As a result of amendment to the ESA and related modification payment, the Company recognizes various types of other revenue from National CineMedia, including per patron and per digital screen theatre access fees, net of payments for on-screen advertising time provided to our beverage concessionaire, other NCM revenue and amortization of upfront ESA modification fees utilizing the units of revenue amortization method. These revenues are presented as a component of other

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

operating revenues in the Company's financial statements and consist of the following amounts (in millions):

	Year Ended December 31, 2009	Year Ended January 1, 2009	Period from February 13, 2007 through December 27, 2007
Theatre access fees per patron	$15.8	$16.3	$14.8
Theatre access fees per digital screen	5.2	4.9	4.0
Other NCM revenue	2.7	3.5	2.8
Amortization of ESA modification fees	4.1	3.2	2.1
Payments for beverage concessionaire advertising	(14.8)	(13.6)	(16.4)

Total	$13.0	$14.3	$7.3

        As of December 31, 2009, approximately $2.1 million due from/to National CineMedia were included in both "Trade and other receivables, net" and "Accounts payable." As of January 1, 2009, approximately $2.3 million and $2.2 million due from/to National CineMedia were included in "Trade and other receivables, net" and "Accounts payable," respectively.

        Summarized unaudited consolidated statement of operations information for National CineMedia for the year ended January 1, 2009 and for the periods from February 13, 2007 through December 27, 2007 and December 29, 2006 through February 12, 2007 is as follows (in millions):

	Year Ended January 1, 2009	Period February 13, 2007 through December 27, 2007	Period December 29, 2006 through February 12, 2007
Revenues	$369.5	$308.3	23.6
Income (loss) from operations	172.6	161.5	(4.1)
Net income (loss)	95.3	113.7	(4.2)

        Summarized unaudited consolidated balance sheet information for National CineMedia as of January 1, 2009 and December 27, 2007 is as follows (in millions):

	January 1, 2009	December 27, 2007
Current assets	$128.2	$101.5
Noncurrent assets	151.7	42.7
Total assets	279.9	144.2
Current liabilities	74.3	59.6
Noncurrent liabilities	891.2	798.4
Total liabilities	965.5	858.0
Members' deficit	(685.6)	(713.8)
Liabilities and members' deficit	279.9	144.2

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

4. INVESTMENT IN NATIONAL CINEMEDIA, LLC (Continued)

        As of the date of this Form 10-K, no summarized financial information for National CineMedia was available for the year ended December 31, 2009.

5. DEBT OBLIGATIONS

        Debt obligations at December 31, 2009 and January 1, 2009 consist of the following (in millions):

	December 31, 2009	January 1, 2009
Regal Cinemas 8 5/8% Senior Notes, net of debt discount	$390.7	$—
Regal 6 1/4% Convertible Senior Notes, net of debt discount	194.6	190.5
Regal Cinemas Amended Senior Credit Facility	1,265.4	1,661.8
Regal Cinemas 9 3/8% Senior Subordinated Notes	51.5	51.5
Lease financing arrangements, weighted average interest rate of 11.21%, maturing in various installments through January 2021	77.2	81.8
Capital lease obligations, 8.5% to 10.3%, maturing in various installments through December 2017	17.3	19.0
Other	0.4	0.3

Total debt obligations	1,997.1	2,004.9
Less current portion	17.1	23.4

Total debt obligations, less current portion	$1,980.0	$1,981.5

        Regal Cinemas 8 5/8% Senior Notes—On July 15, 2009, Regal Cinemas issued $400.0 million in aggregate principal amount of the 8 5/8% Senior Notes at a price equal to 97.561% of their face value in a transaction exempt from registration under the Securities Act. Interest on the 8 5/8% Senior Notes is payable semi-annually in arrears on July 15 and January 15 of each year, beginning on January 15, 2010. The 8 5/8% Senior Notes will mature on July 15, 2019.

        The net proceeds from the offering, after deducting the initial purchase discount (approximately $9.8 million) and offering expenses paid by the Company, were approximately $381.3 million. The Company used all of the net proceeds of the offering to repay a portion of the Amended Senior Credit Facility as described further below.

        The 8 5/8% Senior Notes are Regal Cinemas' general senior unsecured obligations and rank equally in right of payment with all of its existing and future senior unsecured indebtedness; and senior in right of payment to all of Regal Cinemas' existing and future subordinated indebtedness, including its existing Senior Subordinated Notes. The 8 5/8% Senior Notes are effectively subordinated to all of Regal Cinemas' existing and future secured indebtedness, including all borrowings under the Amended Senior Credit Facility, to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of Regal Cinemas' subsidiaries that are not guarantors of the 8 5/8% Senior Notes.

        The 8 5/8% Senior Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by Regal and all of Regal Cinemas' existing and future domestic restricted subsidiaries

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

that guarantee its other indebtedness (collectively, with Regal, the "Guarantors"). The guarantees of the 8 5/8% Senior Notes are the Guarantors' general senior unsecured obligations and rank equally in right of payment with all of the Guarantors' existing and future senior unsecured indebtedness, including Regal's 6 1/4% Convertible Senior Notes, and rank senior in right of payment to all of the Guarantors' existing and future subordinated indebtedness, including the guarantees of the Senior Subordinated Notes. The 8 5/8% Senior Notes are effectively subordinated to all of the Guarantors' existing and future secured indebtedness, including the guarantees under the Amended Senior Credit Facility, to the extent of the value of the collateral securing such indebtedness, and are structurally subordinated to all existing and future indebtedness and other liabilities of any of the Guarantors' subsidiaries that is not a guarantor of the 8 5/8% Senior Notes.

        Regal 6 1/4% Convertible Senior Notes—On March 10, 2008, Regal issued $200.0 million aggregate principal amount of the 6 1/4% Convertible Senior Notes due March 15, 2011. Interest on the 6 1/4% Convertible Senior Notes is payable semi-annually in arrears on March 15 and September 15 of each year, beginning September 15, 2008. The 6 1/4% Convertible Senior Notes are senior unsecured obligations of Regal and rank on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The 6 1/4% Convertible Senior Notes are effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries have guaranteed any of our obligations with respect to the 6 1/4% Convertible Senior Notes. On or after December 15, 2010, note holders will have the option to convert their 6 1/4% Convertible Senior Notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a fundamental change (as defined in the indenture to the 6 1/4% Convertible Senior Notes dated March 10, 2008), at the then-existing conversion price per share. Prior to December 15, 2010, note holders have the right, at their option, to convert their 6 1/4% Convertible Senior Notes, in whole or in part, into shares of our Class A common stock, subject to certain limitations, unless previously purchased by us at the note holder's option upon a fundamental change, at the then existing conversion price per share, subject to further adjustments described below, if:

  •
  during any calendar quarter commencing after June 30, 2008, and only during such calendar quarter, if the last reported sale price per share of Class A common stock for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the immediately preceding calendar quarter exceeds 130% of the conversion price per share of Class A common stock for the 6 1/4% Convertible Senior Notes on the last trading day of such immediately preceding calendar quarter;

  •
  during the five consecutive business days immediately after any ten consecutive trading day period (such 10 consecutive trading day period, the "Note Measurement Period") in which the trading price (calculated using the trading price for each of the trading days in the Note Measurement Period) per $1,000 principal amount of the 6 1/4% Convertible Senior Notes was less than 95% of the product of the last reported sale price per share of Class A common stock and the conversion rate for each day of the Note Measurement Period as determined following a request by a holder of the notes in accordance with the procedures described more fully in the 6 1/4% Convertible Senior Notes indenture;

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

  •
  during certain periods if specified corporate transactions occur or specified distributions to holders of common stock are made, each as set forth in the 6 1/4% Convertible Senior Notes indenture (excluding certain distributions and excluding quarterly dividends not in excess of the base dividend amount (as defined in the 6 1/4% Convertible Senior Notes indenture)), in which case, the conversion price per share will be adjusted as set forth in the 6 1/4% Convertible Senior Notes indenture; or

  •
  a fundamental change (as defined in the 6 1/4% Convertible Senior Notes indenture) occurs, a note holder may elect to convert all or a portion of its notes at any time commencing on the effective date of such transaction or 15 days prior to the anticipated effective date (in certain circumstances) until the latter of: (i) the day before the fundamental change repurchase date and (ii) 30 days following the effective date of such transaction (but in any event prior to the close of business on the business day prior to the maturity date), in which case we will increase the conversion rate for the notes surrendered for conversion by a number of additional shares of Class A common stock, as set forth in the table in the 6 1/4% Convertible Senior Notes indenture.

        On December 31, 2009, at the then-current conversion price of $23.0336 per share (which conversion price may be adjusted pursuant to the certain events described further in the 6 1/4% Convertible Senior Notes indenture), each $1,000 of aggregate principal amount of 6 1/4% Convertible Senior Notes is convertible into approximately 43.4148 shares of our Class A common stock. Upon conversion, we may elect to deliver cash in lieu of shares of Class A common stock or a combination of cash and shares of Class A common stock. The conversion price and the number of shares delivered on conversion are subject to adjustment upon certain events.

        In connection with the issuance of the 6 1/4% Convertible Senior Notes, we used approximately $6.6 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the 6 1/4% Convertible Senior Notes. Under the terms of the convertible note hedge arrangement (the "2008 Convertible Note Hedge") with Credit Suisse, we paid $12.6 million for a forward purchase option contract under which we are entitled to purchase from Credit Suisse a fixed number of shares of our Class A common stock (at December 31, 2009, at a price per share of $23.0336). In the event of the conversion of the 6 1/4% Convertible Senior Notes, this forward purchase option contract allows us to purchase, at a fixed price equal to the implicit conversion price of shares issued under the 6 1/4% Convertible Senior Notes, a number of shares of Class A common stock equal to the shares that we issue to a note holder upon conversion. Settlement terms of this forward purchase option allow the Company to elect cash or share settlement based on the settlement option it chooses in settling the conversion feature of the 6 1/4% Convertible Senior Notes. We accounted for the 2008 Convertible Note Hedge pursuant to the guidance enumerated in ASC Subtopic 815-40, Derivatives and Hedging—Contracts in Equity's Own Equity. Accordingly, the $12.6 million purchase price of the forward stock purchase option contract was recorded as an increase to consolidated deficit.

        We also sold to Credit Suisse a warrant (the "2008 Warrant") to purchase shares of our Class A common stock. The 2008 Warrant is currently exercisable for approximately 8.7 million shares of our Class A common stock at a December 31, 2009 exercise price of $25.376 per share (which exercise price may be adjusted pursuant to the provisions of the 2008 Warrant). We received $6.0 million in cash from Credit Suisse in return for the sale of this forward share purchase option contract. Credit

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

Suisse cannot exercise the 2008 Warrant unless and until a conversion event occurs. We have the option of settling the 2008 Warrant in cash or shares of our Class A common stock. We accounted for the sale of the 2008 Warrant as the sale of a permanent equity instrument pursuant to the guidance in ASC Subtopic 815-40. Accordingly, the $6.0 million sales price of the forward stock purchase option contract was recorded as a decrease to consolidated deficit.

        The 2008 Convertible Note Hedge and the 2008 Warrant allow us to acquire sufficient Class A common shares from Credit Suisse to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeds $25.376 (as of December 31, 2009). When the fair value of our Class A common shares exceeds such price, the equity contracts no longer have an offsetting economic impact, and accordingly will no longer be effective as a share-for-share hedge of the dilutive impact of possible conversion.

        The 6 1/4% Convertible Senior Notes allow us to settle any conversion by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached with respect to the accounting for Instrument B as set forth in ASC Subtopic 815-15, Derivatives and Hedging—Embedded Derivatives. Because the accreted value of the 6 1/4% Convertible Senior Notes may be settled in cash, shares of our Class A common stock or a combination of stock and cash, the accreted value of the 6 1/4% Convertible Senior Notes is assumed to be settled in shares and will result in dilution in our earnings per share computations using the if-converted method, if the effect is dilutive.

        Regal 3 3/4% Convertible Senior Notes—On May 28, 2003, Regal issued $240.0 million aggregate principal amount of 3 3/4% Convertible Senior Notes due May 15, 2008. Interest on the 3 3/4% Convertible Senior Notes was payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2003. The 3 3/4% Convertible Senior Notes were senior unsecured obligations of Regal and ranked on parity with all of our existing and future senior unsecured indebtedness and prior to all of our subordinated indebtedness. The 3 3/4% Convertible Senior Notes were effectively subordinated to all of our future secured indebtedness to the extent of the assets securing that indebtedness and to any indebtedness and other liabilities of our subsidiaries. None of our subsidiaries guaranteed any of our obligations with respect to the 3 3/4% Convertible Senior Notes. Our note holders had the option to convert their 3 3/4% Convertible Senior Notes, in whole or in part, into shares of our Class A common stock at any time prior to maturity, subject to certain limitations, unless previously purchased by us at the note holder's option upon a change in control, at the then existing conversion price per share.

        In connection with the issuance of the 3 3/4% Convertible Senior Notes, we used approximately $18.8 million of the net proceeds of the offering to enter into convertible note hedge and warrant transactions with respect to our Class A common stock to reduce the potential dilution from conversion of the 3 3/4% Convertible Senior Notes. Under the terms of the convertible note hedge arrangement (the "Convertible Note Hedge") with Credit Suisse, we paid $36.2 million for a forward purchase option contract under which we are entitled to purchase from Credit Suisse a fixed number of shares of our Class A common stock. We accounted for the Convertible Note Hedge pursuant to the guidance in

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

ASC Subtopic 815-40. Accordingly, the $36.2 million purchase price of the forward stock purchase option contract was recorded as an increase to consolidated deficit.

        We also sold to Credit Suisse a warrant (the "Warrant") to purchase shares of our Class A common stock. We received $17.4 million in cash from Credit Suisse in return for the sale of this forward share purchase option contract. We accounted for the sale of the Warrant as the sale of a permanent equity instrument pursuant to the guidance in ASC Subtopic 815-40. Accordingly, the $17.4 million sales price of the forward stock purchase option contract was recorded as a debit to consolidated deficit.

        The Convertible Note Hedge and the Warrant allowed us to acquire sufficient Class A common shares from Credit Suisse to meet our obligation to deliver Class A common shares upon conversion by the note holder, unless the Class A common share price exceeded then current Warrant exercise prices. When the fair value of our Class A common shares exceeded such Warrant exercise prices, the equity contracts no longer had an offsetting economic impact, and accordingly were no longer effective as a hedge of the dilutive impact of possible conversion.

        The 3 3/4% Convertible Senior Notes allowed us to settle any conversion by remitting to the note holder the accreted value of the note in cash plus the conversion spread (the excess conversion value over the accreted value) in either cash, shares of our Class A common stock or a combination of stock and cash. The accounting for convertible debt with such settlement features is addressed in the consensus reached with respect to the accounting for Instrument C as set forth in ASC Subtopic 815-15. Because the accreted value of the 3 3/4% Convertible Senior Notes would be settled in cash upon the conversion, only the conversion spread (the excess conversion value over the accreted value), which could be settled in stock, resulted in dilution in our earnings-per-share computations.

        In connection with the issuance of the 6 1/4% Convertible Senior Notes described above, on March 5, 2008 and March 10, 2008, we redeemed a total of approximately $90.0 million principal amount of the 3 3/4% Convertible Senior Notes, in a series of privately negotiated transactions. As a result of the early redemption, the Company recorded a $3.0 million loss on debt extinguishment (as retrospectively adjusted for the adoption of certain provision of ASC Subtopic 470-20 described below) during the year ended January 1, 2009. In connection with the early redemption, the Company received net proceeds of approximately $13.7 million from Credit Suisse attributable to the convertible note hedge (the "2003 Convertible Note Hedge") and the warrant (the "2003 Warrant") associated with the 3 3/4% Convertible Senior Notes. Such proceeds were recorded as an increase to additional paid-in capital. In connection with the final maturity of the 3 3/4% Convertible Senior Notes on May 15, 2008, holders of the remaining $33.7 million in principal amount exercised their conversion rights. The Company elected to settle these conversions entirely in cash for approximately $51.4 million using the remaining proceeds from the issuance of the 6 1/4% Convertible Senior Notes. In connection with these conversions, the Company received net proceeds of approximately $5.2 million from Credit Suisse attributable to the convertible note hedge and warrant transactions associated with the 3 3/4% Convertible Senior Notes. Such proceeds were also recorded as an increase to additional paid-in capital.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

  Application of ASC Subtopic 470-20

        Effective January 2, 2009, the Company retrospectively adopted certain provisions of ASC Subtopic 470-20, related to the requirement that issuers of convertible debt instruments that may be settled in cash upon conversion (including partial cash settlement) should separately account for the liability and equity (conversion feature) components of such instruments. As a result, interest expense should be imputed and recognized based upon the entity's nonconvertible debt borrowing rate, which will result in incremental non-cash interest expense. Prior to the guidance in ASC Subtopic 470-20, U.S. generally accepted accounting principles provided that no portion of the proceeds from the issuance of the instrument should be attributable to the conversion feature. Our 6 1/4% Convertible Senior Notes and our 3 3/4% Convertible Senior Notes are subject to ASC Subtopic 470-20.

        We have determined that if the liability and equity components of the 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes had been separately valued at the time of their issuances on March 10, 2008 and May 28, 2003, respectively, the amounts allocated to long-term debt would have been $187.4 million (6 1/4% Convertible Senior Notes) and $203.8 million (3 3/4% Convertible Senior Notes), and the amounts allocated to equity would have been $12.6 million and $36.2 million, respectively. The effective interest rates on the 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes (based upon the Company's estimated nonconvertible debt borrowing rate at the time of each respective issuance) would have been approximately 8.7% and 6.8%, respectively. Effective with the January 2, 2009 adoption of ASC Subtopic 470-20, interest expense (amortization of debt discount) for fiscal 2003, 2004, 2005, 2006, 2007 and 2008 were increased by non-cash amounts of approximately $3.3 million, $6.0 million, $6.7 million, $5.7 million, $4.6 million and $4.2 million, respectively. In addition, the Company retrospectively reduced the previously recorded loss on debt extinguishment resulting from the early extinguishments of the 3 3/4% Convertible Senior Notes that occurred during fiscal 2006 and fiscal 2008 by approximately $35.1 million and $67.5 million, respectively. After giving effect to these adjustments and the application of the appropriate income tax benefits through the fiscal year ended December 29, 2005, a cumulative effect adjustment of $(9.1) million was recorded as of the beginning of fiscal 2006 (December 30, 2005) with a corresponding reduction to the opening balance of retained earnings.

        During the year ended December 31, 2009, the Company retrospectively recorded approximately $4.1 million of non-cash interest expense for the 6 1/4% Convertible Senior Notes. The amount of contractual coupon interest recognized on the 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes during the same period was approximately $12.5 million.

        During the year ended January 1, 2009, the Company retrospectively recorded approximately $4.2 million of non-cash interest expense for the 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes. The amount of contractual coupon interest recognized on the 6 1/4% Convertible Senior Notes and the 3 3/4% Convertible Senior Notes during the same period was approximately $11.3 million. In addition, for the year ended January 1, 2009, amounts previously recorded for loss on debt extinguishment and provision for income taxes were retrospectively (reduced) increased by $(67.5) million and $23.6 million, respectively. The resulting decrease in net income attributable to controlling interest from the adoption of ASC Subtopic 470-20 was approximately $39.7 million for the year ended January 1, 2009.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

        During the year ended December 27, 2007, the Company retrospectively recorded approximately $4.3 million of non-cash interest expense for the 3 3/4% Convertible Senior Notes. The amount of contractual coupon interest recognized on the 3 3/4% Convertible Senior Notes during the same period was approximately $4.7 million. In addition, for the year ended December 27, 2007, amounts previously recorded for provision for income taxes were retrospectively reduced by $1.7 million. The resulting increase in net income attributable to controlling interest from the adoption of ASC Subtopic 470-20 was approximately $2.6 million for the year ended December 27, 2007.

        The accompanying consolidated statements of income for the years ended January 1, 2009 and December 27, 2007 presented herein have been retrospectively adjusted to give effect to these adjustments resulting from the adoption of ASC Subtopic 470-20. In addition, the accompanying consolidated balance sheet as of January 1, 2009 presented herein has been retrospectively adjusted to give effect to the adoption of ASC Subtopic 470-20 as follows (in millions):

	As of January 1, 2009 (Previously Reported)	Impact of ASC Subtopic 470-20	As of January 1, 2009 (As Revised for ASC Subtopic 470-20)
Other assets	$113.5	$(0.2)	$113.3
Non-current deferred income tax asset	81.7	(3.5)	78.2
Long-term debt, less current portion	1,896.5	(9.5)	1,887.0
Additional paid-in capital (deficit)	(256.1)	(9.7)	(265.8)
Retained earnings	24.6	15.5	40.1

        As of December 31, 2009 and January 1, 2009, the carrying amounts of the $200.0 million 6 1/4% Convertible Senior Notes was approximately $194.6 million and $190.5 million, respectively, and the carrying amount of the related equity component (conversion feature) was $12.6 million. We anticipate recording additional non-cash interest expense on the 6 1/4% Convertible Senior Notes in the amount of $5.4 million (the unamortized discount as of December 31, 2009) through the March 2011 maturity date of the 6 1/4% Convertible Senior Notes, thereby increasing the carrying value to $200.0 million. As of December 31, 2009 and January 1, 2009, the if-converted value of the 6 1/4% Convertible Senior Notes was approximately $200.0 million.

        Regal Cinemas Fifth Amended and Restated Credit Agreement—On October 27, 2006, Regal Cinemas entered into a fifth amended and restated credit agreement (the "Amended Senior Credit Facility") with Credit Suisse, Cayman Islands Branch (as successor to Credit Suisse First Boston), as Administrative Agent and the other lenders party thereto, which consists of a term loan facility (the "Term Facility") in an aggregate original principal amount of $1,700.0 million and a revolving credit facility (the "Revolving Facility") in an aggregate principal amount of up to $100.0 million. Due to the September 2008 bankruptcy filings by Lehman Brothers Holdings, Inc. ("Lehman") and certain of its affiliates and the sudden deterioration in the credit standing of the Lehman affiliate party to our Revolving Facility, the aggregate principal amount available for drawing under the Revolving Facility was reduced by $5.0 million to $95.0 million during the year ended January 1, 2009. The Revolving

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

Facility has a separate sublimit of $10.0 million for short-term loans and a sublimit of $30.0 million for letters of credit.

        The Term Facility will mature on October 27, 2013 and the Revolving Facility will mature on October 27, 2011. Interest is payable (a) in the case of base rate loans, quarterly in arrears, and (b) in the case of Eurodollar rate loans, at the end of each interest period, but in no event less often than every three months. The Term Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Facility during the first six years thereof, with the balance payable in two equal installments, the first on June 30, 2013 and the second on October 27, 2013.

        The obligations of Regal Cinemas are secured by, among other things, a lien on substantially all of its tangible and intangible personal property (including but not limited to accounts receivable, inventory, equipment, general intangibles, investment property, deposit and securities accounts, and intellectual property) and certain real property. The obligations under the Amended Senior Credit Facility are also guaranteed by certain subsidiaries of Regal Cinemas and secured by a lien on all or substantially all of such subsidiaries' personal property and certain real property. The obligations are further guaranteed by REH, on a limited recourse basis, with such guaranty being secured by a lien on the capital stock of Regal Cinemas.

        Borrowings under the Amended Senior Credit Facility bear interest, at Regal Cinemas' option, at either a base rate or an Adjusted Eurodollar Rate (as defined in the Amended Senior Credit Facility) plus, in each case, an applicable margin. The base rate is the higher of Prime Rate, as determined by Credit Suisse, and the Federal Funds Effective Rate plus 0.5%. The applicable margin is determined according to the consolidated leverage ratio of Regal Cinemas and its subsidiaries. Calculation of interest is on the basis of the actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of base rate loans based on the Prime Rate) and interest is payable at the end of each interest period (or quarterly in the case of base rate loans based on the Prime Rate) and, in any event, at least every 3 months.

        Regal Cinemas may prepay borrowings under the Amended Senior Credit Facility, in whole or in part, in minimum amounts and subject to other conditions set forth in the Amended Senior Credit Facility. Regal Cinemas is required to make mandatory prepayments with:

  •
  50% of excess cash flow in any fiscal year (as reduced by voluntary repayments of the Term Facility), with elimination based upon achievement and maintenance of a leverage ratio of less than 3.75:1.00;

  •
  100% of the net cash proceeds of all asset sales or other dispositions of property by Regal Cinemas and its subsidiaries, subject to certain exceptions (including reinvestment rights);

  •
  100% of the net cash proceeds of issuances of funded debt of Regal Cinemas and its subsidiaries, subject to exceptions; and

  •
  50% of the net cash proceeds of issuances of equity securities by Regal Cinemas, including the net cash proceeds of capital contributions to Regal Cinemas, with elimination based upon achievement and maintenance of a leverage ratio of less than 3.50:1.00.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

        The above-described mandatory prepayments are required to be applied pro rata to the remaining amortization payments under the Term Facility. When there are no longer outstanding loans under the Term Facility, mandatory prepayments are to be applied to prepay outstanding loans under the Revolving Facility with no corresponding permanent reduction of commitments under the Revolving Facility.

        The Amended Senior Credit Facility includes several financial covenants including:

  •
  maximum ratios of (i) the sum of funded debt (net of unencumbered cash) plus the product of eight (8) times lease expense to (ii) consolidated EBITDAR (as defined in the Amended Senior Credit Facility) (initially set at 6.00:1.00 and declining in subsequent periods);

  •
  maximum ratios of funded debt (net of unencumbered cash) to consolidated EBITDA, (initially equal to 4.00:1.00 and declining in subsequent periods);

  •
  minimum ratio of (i) consolidated EBITDAR to (ii) the sum of interest expense plus lease expense of 1.50 to 1.0 throughout the term of the Amended Senior Credit Facility; and

  •
  maximum capital expenditures not to exceed 35% of consolidated EBITDA for the prior fiscal year plus a one-year carryforward for unused amounts from the prior fiscal year.

        The Amended Senior Credit Facility contains customary affirmative covenants including, among other things, maintenance of corporate existence and rights; performance of obligations; delivery of financial statements and other financial information; delivery of notices of default, litigation, ERISA events and material adverse change; maintenance of properties; maintenance of insurance; maintenance of a rating of Regal Cinemas and of the Amended Senior Credit Facility by each of Standard & Poor's Ratings Services and Moody's Investors Service, Inc; compliance with laws; inspection of books and properties; further assurances; and payment of taxes.

        The Amended Senior Credit Facility also contains customary negative covenants (subject to exceptions, limitations and baskets) which limit the ability of Regal Cinemas and its subsidiaries to, among other things, incur indebtedness, grant liens, make investments or acquisitions, engage in affiliate transactions, or pay dividends. These limitations may restrict the ability of Regal Cinemas to fund the operations of the Company or any subsidiary of the Company that is not designated as a restricted subsidiary of Regal Cinemas under the Amended Senior Credit Facility.

        The Amended Senior Credit Facility specifies customary events of default including, among other things, nonpayment of principal, interest or other amounts; breach of certain covenants; breach of representations and warranties in any material respect; cross default and cross acceleration with respect to indebtedness in an aggregate principal amount of $25.0 million or more; bankruptcy; judgments involving liability of $25.0 million or more; ERISA events; actual or asserted invalidity of guarantees or security documents; and change of control. Upon the occurrence of an event of default, all obligations under the Amended Senior Credit Facility may be accelerated.

        Under the Amended Senior Credit Facility, Regal Cinemas also established an additional term loan facility ("Incremental Term Facility") solely to fund, or reimburse Regal Cinemas for funding, distributions to the Company for the purpose of redeeming, repurchasing, acquiring or otherwise

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

settling the conversion of all or a portion of the 3 3/4% Convertible Senior Notes. The Incremental Term Facility expired on May 15, 2008, the date at which the 3 3/4% Convertible Senior Notes matured.

        On January 20, 2009, Regal Cinemas entered into the First Amendment (the "Amendment") to the Amended Senior Credit Facility. Under the Amendment, (i) the Applicable Margin, as defined in the Amendment, for Revolving Loans under the Revolving Facility and for Term Loans under the Term Facility (each of which are determined by reference to the then-applicable Consolidated Leverage Ratio) is increased by 2.0%, (ii) Regal Cinemas' ability to elect interest periods for LIBOR borrowings is limited to interest periods of 2, 3, 6 or (if available to all lenders) 12 months for the Adjusted Eurodollar Rate, with 1 month interest periods no longer being available, and (iii) Regal Cinemas may exclude a minimum of $100.0 million, but not more than $200.0 million, of Subordinated Debt, as defined in the Amendment, that is used to repay amounts outstanding under the Term Loan from certain financial covenant calculations.

        The Amendment also modifies other financial covenants to be less restrictive as follows:

  •
  (i) extending the time period for which the Maximum Consolidated Adjusted Leverage Ratio, as defined in the Amendment, may not exceed 5.75:1.00 until the 2nd fiscal quarter of 2011 and (ii) providing that the Maximum Consolidated Adjusted Leverage Ratio may not exceed (x) 5.50:1.00 from the 3rd fiscal quarter of 2011 through the 4th fiscal quarter of 2011 and (y) 5.25:1.00 from the 1st fiscal quarter of 2012 and thereafter; and

  •
  (i) extending the time period for which the Maximum Consolidated Leverage Ratio, as defined in the Amendment, may not exceed 3.75:1.00 until the 2nd fiscal quarter of 2011 and (ii) providing that the Maximum Consolidated Leverage Ratio may not exceed (x) 3.50:1.00 from the 3rd fiscal quarter of 2011 through the 4th fiscal quarter of 2011 and (y) 3.25:1.00 from the 1st fiscal quarter of 2012 and thereafter.

        Upon the execution of the Amendment to the Amended Senior Credit Facility, Regal recorded approximately $9.6 million of new debt acquisition costs and incurred approximately $0.8 million of other third party costs.

        In connection with the offering of the Regal Cinemas 8 5/8% Senior Notes described above, on July 15, 2009, the Company used all of the net proceeds (approximately $381.3 million) to repay a portion of the Amended Senior Credit Facility. As a result of this repayment, the Company recorded a loss on debt extinguishment of approximately $7.4 million, representing the pro-rata write off of unamortized debt issue costs under the Amended Senior Credit Facility.

        As of December 31, 2009 and January 1, 2009, borrowings of $1,265.4 million and $1,661.8 million, respectively, were outstanding under the Term Facility at an effective interest rate of 5.38% (as of December 31, 2009) and 4.42% (as of January 1, 2009), after the impact of the interest rate swaps described below is taken into account.

        Regal Cinemas 9 3/8% Senior Subordinated Notes—On January 29, 2002, Regal Cinemas issued $200.0 million aggregate principal amount of the Senior Subordinated Notes. Interest on the Senior Subordinated Notes is payable semi-annually on February 1 and August 1 of each year, and the Senior Subordinated Notes mature on February 1, 2012. The Senior Subordinated Notes are guaranteed by most of Regal Cinemas' existing subsidiaries and are unsecured, ranking behind Regal Cinemas'

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

obligations under the Amended Senior Credit Facility, the 8 5/8% Senior Notes and any future senior indebtedness.

        On April 17, 2002, Regal Cinemas sold an additional $150.0 million principal amount of the Senior Subordinated Notes, which were issued under the indenture pursuant to which Regal Cinemas sold its Senior Subordinated Notes in January 2002.

        Regal Cinemas has the option to redeem the Senior Subordinated Notes, in whole or in part, at any time on or after February 1, 2007 at redemption prices declining from 104.688% of their principal amount on February 1, 2007 to 100% of their principal amount on or after February 1, 2010, plus accrued interest.

        On April 15, 2004, Regal and its subsidiary, Regal Cinemas Bond Corporation, commenced a cash tender offer and consent solicitation for the $350.0 million aggregate principal amount of the Senior Subordinated Notes. On April 27, 2004, the Company completed its consent solicitation with respect to the Senior Subordinated Notes amending the indenture governing the Senior Subordinated Notes to eliminate substantially all of the restrictive covenants and certain default provisions. Consideration for each $1,000 principal amount of Senior Subordinated Notes tendered was $1,169.05, plus a consent payment of $20.00 per $1,000 principal amount of Senior Subordinated Notes for those holders who properly tendered their Senior Subordinated Notes with a consent on or before April 27, 2004. Such consideration was determined as of April 28, 2004 by reference to a fixed spread above the yield to maturity of the 2.25% U.S. Treasury Note due February 15, 2007. The tender offer was completed on May 12, 2004 and approximately $298.1 million aggregate principal amount of the Senior Subordinated Notes were purchased. Total additional consideration paid for the tender offer and consent solicitation was approximately $56.3 million. The tender offer and consent solicitation were financed with a portion of the proceeds from the Amended Senior Credit Facility described below. Approximately $918.3 million of the proceeds from the Amended Senior Credit Facility, together with a portion of Regal Cinemas' available cash, was distributed by Regal Cinemas to Regal, which used approximately $718.3 million of the proceeds to pay an extraordinary dividend of $5.00 per share to its holders of Class A and Class B common stock on June 2, 2004. The remaining balance was retained for the acquisitions of seven theatres acquired during the quarter ended July 1, 2004, 28 theatres acquired from Signature Theatres on September 30, 2004 and for general corporate purposes. Upon consummation of the refinancing of Regal Cinemas' senior indebtedness, Regal recognized a loss on debt extinguishment of approximately $76.1 million. On July 15, 2004, the Company purchased an additional $361,000 principal amount of the Senior Subordinated Notes from a third party.

  Interest Rate Swaps

        On July 13, 2004, Regal Cinemas entered into four hedging relationships via four distinct interest rate swap agreements with final maturity terms ranging from three to five years each. On September 8, 2005, Regal Cinemas entered into an additional hedging relationship via a distinct interest rate swap agreement with a maturity term of four years. These interest rate swaps were designated to hedge approximately $1,100.0 million of its variable rate debt obligations. On June 30, 2007, one of our interest rate swaps designated to hedge approximately $200.0 million of variable rate debt obligations matured. On August 9, 2007, Regal Cinemas entered into two additional hedging relationships via two distinct interest rate swap agreements with maturity terms of two years each. These interest rate swaps

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

were designated to hedge approximately $200.0 million of variable rate debt obligations. On June 30, 2008, two of our interest rate swaps designated to hedge $300.0 million of variable rate debt obligations matured. As described further below, on October 3, 2008, an interest rate swap agreement designed to hedge approximately $100.0 million of variable rate debt obligations effectively terminated. As a result, Regal Cinemas had three interest rate swap agreements effective as of January 1, 2009, which hedged an aggregate of approximately $700.0 million of variable rate debt obligations.

        During the year ended December 31, 2009, Regal Cinemas entered into four additional hedging relationships via four distinct interest rate swap agreements with maturity terms of two to three years each from the respective effective dates of the swaps, which require Regal Cinemas to pay interest at fixed rates ranging from 2.15% to 2.53% and receive interest at a variable rate. These interest rate swaps were designated to hedge approximately $1,000.0 million of variable rate debt obligations and became effective during the year ended December 31, 2009. During the year ended December 31, 2009, the three interest rate swaps effective as of January 1, 2009 matured. As a result, the Company's four interest rate swap agreements effective as of December 31, 2009 hedge an aggregate of approximately $1,000.0 million of variable rate debt obligations at an effective rate of approximately 5.82%.

        On September 15, 2008, because of the sudden deterioration in the credit standing of the Lehman counterparty to an interest rate swap agreement designated to hedge approximately $100.0 million of variable rate debt obligations, the Company concluded that the hedging relationship was no longer expected to be highly effective in achieving offsetting cash flows. As a result, on September 15, 2008, the hedging relationship ceased to qualify for hedge accounting. For the period from September 15, 2008 through September 25, 2008, the Company recognized $0.5 million (the change in fair value of the former hedging derivative) as a reduction of interest expense in the consolidated financial statements. On October 3, 2008, the Lehman counterparty filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code. As a result, an event of default occurred under the provisions of the interest rate swap agreement between us and the Lehman counterparty, which effectively terminated the interest rate swap on October 3, 2008, as indicated above. Accordingly, $1.6 million of accumulated other comprehensive loss as of October 3, 2008 will be reclassified into earnings in the periods during which the hedged forecasted transaction affects earnings (i.e., when interest payments are made on the variable rate debt obligations) as an adjustment to interest expense over the remaining life of the two-year original hedge as long as the variable rate debt obligations remain outstanding. During the quarter ended October 1, 2009, the Company released the final portion of the deferred loss in accumulated other comprehensive loss by recording interest expense (net of related tax effects) of approximately $0.4 million and a corresponding $0.4 million reduction of other comprehensive loss. In addition, during the year ended December 31, 2009, the Company paid a final termination value of approximately $2.5 million (including accrued interest) associated with the interest rate swap.

        Under the terms of the Company's effective interest rate swap agreements as of December 31, 2009, Regal Cinemas pays interest at various fixed rates ranging from 2.15% to 2.53% and receives interest at a variable rate based on the 3-month LIBOR. The 3-month LIBOR rate on each reset date determines the variable portion of the interest rate-swaps for the following three-month period. The interest rate swaps settle any accrued interest for cash on the last day of each calendar quarter, until expiration. At such dates, the differences to be paid or received on the interest rate swaps will be included in interest expense. No premium or discount was incurred upon the Company entering into

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

the interest rate swaps, because the pay and receive rates on the interest rate swaps represented prevailing rates for each counterparty at the time the interest rate swaps were entered into. The interest rate swaps qualify for cash flow hedge accounting treatment and as such, the Company has effectively hedged its exposure to variability in the future cash flows attributable to the 3-month LIBOR on approximately $1,000.0 million of variable rate obligations. The change in the fair values of the interest rate swaps is recorded on the Company's consolidated balance sheet as an asset or liability with the effective portion of the interest rate swaps' gains or losses reported as a component of other comprehensive income (loss) and the ineffective portion reported in earnings (interest expense). As interest expense is accrued on the debt obligation, amounts in accumulated other comprehensive income (loss) related to the designated hedging instruments (the four interest rate swaps) will be reclassified into earnings to obtain a net cost on the debt obligation equal to the effective yield of the fixed rate of each swap.

        As of December 31, 2009, the aggregate fair value the Company's four interest rate swaps was determined to be approximately $(16.8) million, which was recorded as a component of "Other Non-Current Liabilities" with a corresponding amount of $(10.3) million, net of tax, recorded to "Accumulated Other Comprehensive Loss, Net" As of January 1, 2009, the aggregate fair value of effective interest rate swaps was determined to be approximately $(14.2) million, which was recorded as a component of "Accrued Expenses" with a corresponding amount of $(8.7) million, net of tax, recorded to "Accumulated Other Comprehensive Loss, Net" These interest rate swaps exhibited no ineffectiveness during the years ended December 31, 2009, January 1, 2009 and December 27, 2007 and accordingly, the net losses on the swaps of $1.6 million, $8.7 million and $15.2 million, respectively, were reported as a component of other comprehensive loss for the years ended December 31, 2009, January 1, 2009 and December 27, 2007. The fair value of the Company's interest rate swaps is based on level 2 inputs as described in ASC Topic 820, which include observable inputs such as dealer quoted prices for similar assets or liabilities, and represents the estimated amount Regal Cinemas would receive or pay to terminate the agreements taking into consideration various factors, including current interest rates, credit risk and counterparty credit risk. The counterparties to the Company's interest rate swaps are major financial institutions. The Company evaluates the bond ratings of the financial institutions and believes that credit risk is at an acceptably low level.

        Lease Financing Arrangements—These obligations primarily represent capitalized lease obligations resulting from the requirements of ASC Subtopic 840-40.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

5. DEBT OBLIGATIONS (Continued)

        Maturities of Debt Obligations—The Company's long-term debt and future minimum lease payments for its capital lease obligations and lease financing arrangements are scheduled to mature as follows:

	Long-Term Debt and Other	Capital Leases	Lease Financing Arrangements	Total
	(in millions)
2010	$9.9	$3.5	$13.8	$27.2
2011	207.8	3.5	13.8	225.1
2012	64.6	3.5	13.8	81.9
2013	1,229.4	3.5	13.8	1,246.7
2014	—	3.4	13.9	17.3
Thereafter	390.9	6.6	58.0	455.5

Less: interest on capital leases and lease financing arrangements		(6.7)	(49.9)	(56.6)

Totals	$1,902.6	$17.3	$77.2	$1,997.1

6. LEASES

        The Company accounts for a majority of its leases as operating leases. Minimum rentals payable under all non-cancelable operating leases with terms in excess of one year as of January 1, 2009, are summarized for the following fiscal years (in millions):

2010	$359.6
2011	353.4
2012	341.2
2013	332.6
2014	324.1
Thereafter	1,901.7

        Rent expense under such operating leases amounted to $378.8 million, $363.3 million and $335.9 million for the years ended December 31, 2009, January 1, 2009 and December 27, 2007, respectively. Contingent rent expense was $22.3 million, $20.4 million and $19.6 million for the years ended December 31, 2009, January 1, 2009 and December 27, 2007, respectively.

  Sale-Leaseback Transactions

        The Company has historically entered into sale and leaseback transactions whereby owned properties were sold and leased back under operating leases. The minimum rentals for these operating leases are included in the table above.

        In December 1995, UATC entered into a sale and leaseback transaction whereby 31 owned properties were sold to and leased back from an unaffiliated third party. In conjunction with the transaction, the buyer of the properties issued publicly traded pass-through certificates. In connection with this sale and leaseback transaction, UATC entered into a Participation Agreement that requires

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

6. LEASES (Continued)

UATC to comply with various covenants, including limitations on indebtedness, restricted payments, transactions with affiliates, guarantees, issuance of preferred stock of subsidiaries and subsidiary distributions, transfer of assets and payment of dividends. As of December 31, 2009, 12 theatres were subject to the sale leaseback transaction and approximately $38.4 million in principal amount of pass-through certificates were outstanding.

7. INCOME TAXES

        The components of the provision for income taxes for income from operations are as follows (in millions):

	Year ended December 31, 2009	Year ended January 1, 2009	Year ended December 27, 2007
Federal:
Current	$51.3	$76.9	$199.2
Deferred	0.4	(15.8)	(6.1)

Total Federal	51.7	61.1	193.1

State:
Current	11.7	17.7	48.1
Deferred	(1.5)	(4.4)	—

Total State	10.2	13.3	48.1

Total income tax provision	$61.9	$74.4	$241.2

        During the years ended December 31, 2009, January 1, 2009 and December 27, 2007, a current tax benefit of $0.3 million, $0.5 million and $15.3 million, respectively, was allocated directly to stockholders' equity for the exercise of stock options and dividends paid on restricted stock.

        A reconciliation of the provision for income taxes as reported and the amount computed by multiplying the income before taxes and extraordinary item by the U.S. federal statutory rate of 35% was as follows (in millions):

	Year ended December 31, 2009	Year ended January 1, 2009	Year ended December 27, 2007
Provision calculated at federal statutory income tax rate	$55.0	$65.3	$210.5
State and local income taxes, net of federal benefit	7.2	8.5	27.4
Other	(0.3)	0.6	3.3

Total income tax provision	$61.9	$74.4	$241.2

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

7. INCOME TAXES (Continued)

        Significant components of the Company's net deferred tax asset consisted of the following at (in millions):

	December 31, 2009	January 1, 2009
Deferred tax assets:
Net operating loss carryforward	$38.7	$44.5
Excess of tax basis over book basis of intangible assets	33.5	46.5
Deferred revenue	138.8	140.5
Deferred rent	42.6	40.6
Interest rate swaps	6.7	7.5
Other	18.0	14.9
Accrued expenses	0.6	0.5

Total deferred tax assets	278.9	295.0
Valuation allowance	(13.1)	(12.1)

Total deferred tax assets, net of valuation allowance	265.8	282.9
Deferred tax liabilities:
Excess of book basis over tax basis of fixed assets	(110.0)	(128.5)
Excess of book basis over tax basis of NCM joint venture and other	(64.9)	(59.4)
Other	(2.5)	(2.0)

Total deferred tax liabilities	(177.4)	(189.9)

Net deferred tax asset	$88.4	$93.0

        At December 31, 2009, the Company had net operating loss carryforwards for federal income tax purposes of approximately $75.3 million with expiration commencing in 2018. The Company's net operating loss carryforwards were generated by the entities of United Artists, Edwards and Hoyts. The Tax Reform Act of 1986 imposed substantial restrictions on the utilization of net operating losses in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize the net operating losses acquired from United Artists, Edwards and Hoyts may be impaired as a result of the "ownership change" limitations.

        In assessing the realizable value of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which these temporary differences become deductible. The Company has recorded a valuation allowance against deferred tax assets at December 31, 2009 and January 1, 2009 totaling $13.1 million and $12.1 million, respectively, as management believes it is more likely than not that certain deferred tax assets will not be realized in future tax periods. Future reductions in the valuation allowance associated with a change in management's determination of the Company's ability to realize these deferred tax assets will result in a decrease in the provision for income taxes. During the year ended December 31, 2009, the valuation allowance was increased by $0.1 million as a result of an

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

7. INCOME TAXES (Continued)

adjustment in the deferred tax asset against which such valuation allowance was recorded. Additionally, during the year ended December 31, 2009, the valuation allowance was increased by $0.9 million related to management's determination that it was more likely than not that certain state net operating losses created during the year ended December 31, 2009, would not be realized.

        Effective December 29, 2006, the Company adopted the provisions of ASC Subtopic 740-10. A reconciliation of the change in the amount of unrecognized tax benefits during the years ended December 31, 2009 and January 1, 2009 was as follows (in millions):

	Year Ended December 31, 2009	Year Ended January 1, 2009
Beginning balance	$34.1	$37.9
Decreases based on tax positions related to prior years	(0.4)	—
Increases based on tax positions related to the current year	0.2	—
Expired tax attributes	(1.0)	(0.1)
State tax settlements	—	(1.5)
Lapse of statute of limitations	(2.7)	(2.2)

Ending balance	$30.2	$34.1

        Exclusive of interest and penalties, it is reasonably possible that gross unrecognized tax benefits associated with state tax positions will decrease between $2.0 million and $2.5 million within the next twelve months due the expiration of the statute of limitations and settlement of tax disputes with taxing authorities.

        The total net unrecognized tax benefits that would affect the effective tax rate if recognized at December 31, 2009 and January 1, 2009, were $17.9 million and $20.1 million, respectively. Additionally, the total net unrecognized tax benefits that would result in an increase to the valuation allowance if recognized at December 31, 2009 and January 1, 2009, were approximately $1.7 million and $1.6 million, respectively.

        The Company recognizes interest and penalties accrued related to unrecognized tax benefits as a component of income tax expense. As of December 31, 2009 and January 1, 2009, the Company had accrued gross interest and penalties of approximately $5.8 million and $2.7 million, respectively. The total amount of interest and penalties recognized in the statement of income for the year ended December 31, 2009 was $3.1 million. No interest and penalties were recognized in the statement of income for the year ended January 1, 2009. The total amount of interest and penalties recognized in the statement of income for the year ended December 27, 2007 was $0.6 million.

        The Company and its subsidiaries collectively file income tax returns in the U.S. federal jurisdiction and various state jurisdictions. The Company is not subject to U.S. federal examinations by tax authorities for years before 2006, and with limited exceptions, is not subject to state income tax examinations for years before 2005. However, the taxing authorities still have the ability to review the

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

7. INCOME TAXES (Continued)

propriety of tax attributes created in closed tax years if such tax attributes are utilized in an open tax year.

8. LITIGATION AND CONTINGENCIES

  Acquisition of Consolidated Theatres

        As described in Note 2—"Acquisition," in conjunction with the closing of Consolidated Theatres, we entered into a final judgment with the DOJ, which required us to hold separate and divest ourselves of four theatres comprising 52 screens in North Carolina. During the fiscal year ended January 1, 2009, the Company entered into an agreement to sell three of the four theatres. On October 23, 2008, the Company completed its divestiture of the three theatres. On April 30, 2009, the Company completed its divestiture of the last of the four theatres.

  Other

        Our theatres must comply with Title III of the Americans with Disabilities Act of 1990 (the "ADA") to the extent that such properties are "public accommodations" and/or "commercial facilities" as defined by the ADA. Compliance with the ADA requires that public accommodations "reasonably accommodate" individuals with disabilities and that new construction or alterations made to "commercial facilities" conform to accessibility guidelines unless "structurally impracticable" for new construction or technically infeasible for alterations. Non-compliance with the ADA could result in the imposition of injunctive relief, fines, awards of damages to private litigants and additional capital expenditures to remedy such non-compliance.

        In prior years, private litigants and the DOJ had filed claims against us or our subsidiaries alleging that a number of our theatres with stadium seating violated the ADA because these theatres allegedly failed to provide wheelchair-bound patrons with lines of sight comparable to those available to other members of the general public and denied persons in wheelchairs access to the stadium portion of the theatres. On June 8, 2005, Regal reached an agreement with the DOJ resolving and dismissing the private litigants' claims and all claims made by the United States under the ADA. From time to time, we receive claims that the stadium seating offered by our theatres allegedly violates the ADA. In these instances, we seek to resolve or dismiss these claims based on the terms of the DOJ settlement or under applicable ADA standards.

        In addition, we, from time to time, receive letters from the attorneys general of states in which we operate theatres regarding investigation into the accessibility of our theatres to persons with visual or hearing impairments. We believe we provide the members of the visually and hearing impaired communities with reasonable access to the movie-going experience.

        We believe that we are in substantial compliance with all current applicable regulations relating to accommodations for the disabled. We intend to comply with future regulations in this regard, and except as set forth above, we do not currently anticipate that compliance will require us to expend substantial funds. Our theatre operations are also subject to federal, state and local laws governing such matters as wages, working conditions, citizenship and health and sanitation requirements. We believe that we are in substantial compliance with all of such laws.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

8. LITIGATION AND CONTINGENCIES (Continued)

        We and certain of our subsidiary corporations are also presently involved in various legal proceedings arising in the ordinary course of our business operations, including, but not limited to, personal injury claims, employment and contractual matters. We believe we have adequately provided for the settlement of such matters. Management believes any additional liability with respect to these claims and disputes will not be material in the aggregate to our consolidated financial position, results of operations or cash flows.

        The Company has entered into employment contracts, to which we refer as the "employment contracts," with five of its current executive officers, Ms. Miles and Messrs. Campbell, Dunn, Ownby, and Brandow, to whom we refer as the "executive" or "executives." Under each of the employment contracts, the Company must indemnify each executive from and against all liabilities with respect to such executive's service as an officer, and as a director, to the extent applicable. In addition, under the employment contracts, each executive is entitled to severance payments in connection with the termination by the Company of the executive without cause, the termination by the executive for good reason, or the termination of the executive, under circumstances in connection with a change in control of the Company (as defined within each employment contract).

        Pursuant to each employment contract, the Company provides for severance payments if the Company terminates an executive's employment without cause or if an executive terminates his or her employment for good reason; provided, however, such executive must provide written notification to the Company of the existence of a condition constituting good reason within 90 days of the initial existence of such condition and the resignation must occur within two (2) years of such existence date. Under these circumstances, the executive shall be entitled to receive severance payments equal to (i) the actual bonus, pro-rated to the date of termination, that executive would have received with respect to the fiscal year in which the termination occurs; (ii) two times the executive's annual base salary plus one times the executive's target bonus; and (iii) continued coverage under any medical, health and life insurance plans for a 24-month period following the date of termination.

        If the Company terminates any executive's employment, or if any executive resigns for good reason, within three (3) months prior to, or one (1) year after, a change of control of the Company (as defined within each employment contract), the executive shall be entitled to receive severance payments equal to: (i) the actual bonus, pro-rated to the date of termination, that executive would have received with respect to the fiscal year in which the termination occurs; and (ii)(a) in the case of Mr. Campbell and Ms. Miles, two and one-half times the executive's annual base salary plus two times the executive's target bonus; and (b) in the case of Messrs. Dunn, Ownby, and Brandow, two times the executive's annual salary plus one and one-half times the executive's target bonus; and (iii) continued coverage under any medical, health and life insurance plans for a 30-month period following the date of termination.

        Pursuant to the employment contracts, the maximum amount of payments and benefits payable to Ms. Miles and Messrs. Campbell, Dunn, Ownby and Brandow, in the aggregate, if such executives were terminated (in the event of a change of control) would be approximately $12.9 million.

        Each employment contract contains standard provisions for non-competition and non-solicitation of the Company's employees (other than the executive's secretary or other administrative employee who worked directly for executive) that are effective during the term of the executive's employment and

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

8. LITIGATION AND CONTINGENCIES (Continued)

shall continue for a period of one year following the executive's termination of employment with the Company. Each Executive is also subject to a permanent covenant to maintain confidentiality of the Company's confidential information.

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION

  Capital Stock

        As of December 31, 2009, the Company's authorized capital stock consisted of:

  •
  500,000,000 shares of Class A common stock, par value $0.001 per share;

  •
  200,000,000 shares of Class B common stock, par value $0.001 per share; and

  •
  50,000,000 shares of preferred stock, par value $0.001 per share.

        Of the authorized shares of Class A common stock, 18.0 million shares were sold in connection with the Company's initial public offering in May 2002. The Company's Class A common stock is listed on the New York Stock Exchange under the trading symbol "RGC." As of December 31, 2009, 130,292,790 shares of Class A common stock were outstanding. Of the authorized shares of Class B common stock, 23,708,639 shares were outstanding as of December 31, 2009, all of which are held by Anschutz. Each share of Class B common stock converts into one share of Class A common stock at the option of the holder or upon certain transfers of a holder's Class B common stock. Each holder of Class B common stock is entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Of the authorized shares of the preferred stock, no shares were issued and outstanding as of December 31, 2009. The Class A common stock is entitled to one vote for each outstanding share of Class A common stock on every matter properly submitted to the stockholders for a vote. Except as required by law, the Class A and Class B common stock vote together as a single class on all matters submitted to the stockholders. The material terms and provisions of the Company's certificate of incorporation affecting the relative rights of the Class A common stock and the Class B common stock are described below.

  Common Stock

        The Class A common stock and the Class B common stock are identical in all respects, except with respect to voting and except that each share of Class B common stock will convert into one share of Class A common stock at the option of the holder or upon a transfer of the holder's Class B common stock, other than to certain transferees. Each holder of Class A common stock will be entitled to one vote for each outstanding share of Class A common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Each holder of Class B common stock will be entitled to ten votes for each outstanding share of Class B common stock owned by that stockholder on every matter properly submitted to the stockholders for their vote. Except as required by law, the Class A common stock and the Class B common stock will vote together on all matters. Subject to the dividend rights of holders of any outstanding preferred stock, holders of common stock are entitled to any dividend declared by the board of directors out of funds legally available for this purpose, and, subject to the liquidation preferences of any outstanding preferred stock, holders of common stock are entitled to receive, on a pro rata basis, all the Company's remaining assets available for distribution to

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

the stockholders in the event of the Company's liquidation, dissolution or winding up. No dividend can be declared on the Class A or Class B common stock unless at the same time an equal dividend is paid on each share of Class B or Class A common stock, as the case may be. Dividends paid in shares of common stock must be paid, with respect to a particular class of common stock, in shares of that class.

        Holders of common stock do not have any preemptive right to become subscribers or purchasers of additional shares of any class of the Company's capital stock. The outstanding shares of common stock are, when issued and paid for, fully paid and nonassessable. The rights, preferences and privileges of holders of common stock may be adversely affected by the rights of the holders of shares of any series of preferred stock that the Company may designate and issue in the future.

  Preferred Stock

        The Company's certificate of incorporation allows the Company to issue, without stockholder approval, preferred stock having rights senior to those of the common stock. The Company's board of directors is authorized, without further stockholder approval, to issue up to 50,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions of any series of preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of these series. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to the holders of common stock or could adversely affect the rights and powers, including voting rights, of the holders of common stock. The issuance of preferred stock could also have the effect of decreasing the market price of the Class A common stock. As of December 31, 2009, no shares of preferred stock are outstanding.

  Share Repurchase Program

        During 2004, the Company's board of directors authorized a share repurchase program, which provided for the authorization to repurchase up to $50.0 million of the Company's outstanding Class A common stock within a twelve month period. The share repurchase program expired in November 2009. Under the program, repurchases could be made from time to time as market conditions warranted, through open market purchases, negotiated transactions, or in such a manner deemed appropriate by the Company. Treasury shares were retired upon repurchase. At retirement, the Company recorded treasury stock purchases at cost with any excess of cost over par value recorded as a reduction of additional paid-in capital. During 2005, the Company repurchased 520,386 shares of its outstanding Class A common stock at an aggregate cost of approximately $10.0 million. The Company made no repurchases of its outstanding Class A common stock under the program during the years ended December 31, 2009, January 1, 2009 and December 27, 2007.

  Warrants

        Other than disclosed in Note 5—"Debt Obligations" and Note 12—"Earnings Per Share," no warrants to acquire the Company's Class A or Class B common stock were outstanding as of December 31, 2009.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

  Dividends

        Regal paid four quarterly cash dividends of $0.18 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $110.8 million in the aggregate, during the year ended December 31, 2009. Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $184.2 million in the aggregate, during the year ended January 1, 2009. Regal paid four quarterly cash dividends of $0.30 per share on each outstanding share of the Company's Class A and Class B common stock, or approximately $183.1 million in the aggregate, during 2007. In addition, on March 5, 2007, Regal declared an extraordinary cash dividend of $2.00 per share on each outstanding share of its Class A and Class B common stock, or approximately $302.0 million in the aggregate. Stockholders of record at the close of business on March 28, 2007 were paid this dividend on April 13, 2007.

  Share-Based Compensation

        In 2002, the Company established the Incentive Plan for a total of 11,194,354 authorized shares, which provides for the granting of incentive stock options and non-qualified stock options to officers, employees and consultants of the Company. As described below under "Restricted Stock" and "Performance Share Units" the Incentive Plan also provides for grants of restricted stock and performance shares that are subject to restrictions and risks of forfeiture.

        In conjunction with the exchange transaction on April 12, 2002, the holders of outstanding options of United Artists and Regal Cinemas received under the Incentive Plan replacement options to purchase 8,832,147 shares of Regal Class A common stock at prices ranging from $4.44 to $12.87 per share. As a result, stock option information presented herein prior to the exchange of options has been retroactively restated to reflect the effects of the exchange transaction.

Stock Options

        In connection with the July 1, 2003, June 2, 2004 and April 13, 2007 extraordinary cash dividends and pursuant to the antidilution adjustment terms of the Incentive Plan, the exercise price and the number of shares of Class A common stock subject to options held by the Company's option holders were adjusted to prevent dilution and restore their economic position to that existing immediately before the extraordinary dividends. The antidilution adjustments made with respect to such options resulted in a decrease in the range of exercise prices, from $2.4407 to $16.1768 per share, an increase in the aggregate number of shares issuable upon exercise of such options by 5,185,100, and an increase in the total number of authorized shares under the Incentive Plan to 18,269,213 (after giving effect to the May 11, 2005 amendment to the Incentive Plan, which increased the total number of shares of Class A common stock authorized for issuance under the Incentive Plan by 1,889,759 shares). As of December 31, 2009 and after giving effect to the antidilution adjustments and the May 11, 2005 amendment to the Incentive Plan, options to purchase a total of 569,757 shares of Class A common stock were outstanding under the Incentive Plan, and 1,905,432 shares remain available for future issuance under the Incentive Plan. Stock option information presented herein has been adjusted to give effect to the extraordinary dividends. There were no accounting consequences for changes made to reduce the exercise prices and increase the number of shares underlying options as a result of the extraordinary cash dividends because (1) the aggregate intrinsic value of the awards immediately after

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

the extraordinary dividends was not greater than the aggregate intrinsic value of the awards immediately before the extraordinary dividends and (2) the ratio of the exercise price per share to the market value per share was not reduced.

        Effective December 30, 2005, the Company adopted ASC Subtopic 718-10 utilizing the modified prospective approach. Prior to the adoption of ASC Subtopic 718-10, we accounted for stock option grants in accordance with the intrinsic value method, and accordingly, recognized no compensation expense for those stock options having an exercise price equal to the market value of the Company's Class A common stock on the date of the grant. Under the modified prospective approach, ASC Subtopic 718-10 applies to awards that were outstanding on December 30, 2005 and to new awards and the modification, repurchase or cancellation of awards after December 30, 2005. Under the modified prospective approach, compensation cost recognized in the first quarter of fiscal 2006 includes share-based compensation cost for all share-based payments granted prior to, but not yet vested as of December 30, 2005, based on the grant-date fair value estimated in accordance with the original provisions of SFAS No. 123, Accounting for Stock-Based Compensation and recognized as expense over the remaining requisite service period. Share-based compensation cost for all share-based payments granted subsequent to December 30, 2005 are based on the grant-date fair value estimated in accordance with the provisions of ASC Subtopic 718-10 and recognized as expense over the employee's requisite service period. Prior periods were not restated to reflect the impact of adopting the new standard. In addition, the Company has elected to adopt the alternative transition method for calculating the tax effects of share-based compensation. The alternative transition method includes a simplified method to establish the beginning balance of the APIC pool related to the tax effects of employee share-based compensation, which is available to absorb tax deficiencies recognized subsequent to the adoption of ASC Subtopic 718-10.

        Stock options granted in connection with the exchange transaction are generally exercisable in installments of 20% per year from the original grant date of the exchanged options and expire no later than 10 years from the date of grant. Stock option grants issued subsequent to the exchange transaction have been established at prices not less than the fair market value as of the date of grant and are exercisable in installments of 20% per year and expire no later than 10 years from the date of grant.

        We use the Black-Scholes option pricing model to estimate the fair value of our stock option awards based on factors at the date of grant. Stock compensation expense for each of the years ended December 31, 2009, January 1, 2009 and December 27, 2007 was based on the following assumptions at the dates the stock options were granted:

Expected volatility	38.0% - 39.0%
Expected life of options (in years)	7.5
Risk-free interest rate	3.0% - 4.9%
Dividend yield	3.0% - 4.5%

        Expected volatility is based on historical volatility of the Company's common stock price. The expected term of options granted is derived using the midpoint of the average vesting period and contractual life of the stock options. The risk-free interest rate assumption is based upon observed interest rates appropriate for the terms of the Company's employee stock options. The Company does not target a specific dividend yield for its dividend payments but is required to assume a dividend yield

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

as an input to the Black-Scholes model. The dividend yield assumption is based on the Company's history and expectation of future dividend payouts and may be subject to substantial change in the future. There were no stock options granted during the years ended December 31, 2009, January 1, 2009 and December 27, 2007.

        As share-based compensation expense recognized in the consolidated statement of income for the years ended December 31, 2009, January 1, 2009 and December 27, 2007 is based on awards ultimately expected to vest, it should be reduced for estimated forfeitures. ASC Subtopic 718-10 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

        During the years ended December 31, 2009, January 1, 2009 and December 27, 2007, the Company recognized approximately $0.1 million, $0.2 million and $1.3 million, respectively, of share-based compensation expense related to stock options. Such expense is presented as a component of general and administrative expenses.

        We receive a tax deduction for certain stock option exercises during the period the options are exercised, generally for the excess of the price at which the stock is sold over the exercise price of the options. We are required to report excess tax benefits from the award of equity instruments as financing cash flows. Excess tax benefits are recorded when a deduction reported for tax return purposes for an award of equity instruments exceeds the cumulative compensation cost for the instruments recognized for financial reporting purposes. For the year ended December 31, 2009, our consolidated statement of cash flows reflects less than $0.1 million of excess tax benefits as financing cash flows. Net cash proceeds from the exercise of stock options were $0.1 million for the year ended December 31, 2009. The actual income tax benefit realized from stock option exercises was less than $0.1 million for the same period.

        The following table represents stock option activity for the year ended December 31, 2009:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contract Life (Yrs.)
Outstanding options at beginning of year	584,482	$9.37	3.78
Granted	—	—
Exercised	(14,724)	6.99
Forfeited	(1)	4.88

Outstanding options at end of year	569,757	9.43	2.78
Exercisable options at end of year	569,757	9.43	2.78

        The aggregate intrinsic value of options outstanding and exercisable at December 31, 2009 was approximately $3.0 million. Total intrinsic value of options exercised was $0.1 million, $0.6 million and $43.9 million, for the years ended December 31, 2009, January 1, 2009 and December 27, 2007, respectively. As of January 1, 2009, the Company had 25,124 nonvested stock options outstanding with a weighted average grant date fair value of $4.55. As of December 31, 2009, the Company had no nonvested stock options outstanding.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

Restricted Stock

        The Company maintains the Incentive Plan which provides for restricted stock awards to officers, directors and key employees. Under the Incentive Plan, shares of Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment restriction. The restriction is fulfilled upon continued employment for a specified number of years (typically one to four years after the award date) and as such restrictions lapse, the award immediately vests. In addition, we will receive a tax deduction when restricted stock vests. The Incentive Plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are also subject to the terms and conditions of the Incentive Plan. On February 11, 2005, 229,990 shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $19.90 per share. On March 7, 2006, 169,689 shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. The closing price of our Class A common stock on the date of grant was $18.67 per share. On April 25, 2006, June 6, 2006 and September 18, 2006, a total of 15,973 shares were granted in the aggregate under the Incentive Plan at nominal cost to a key employee and certain newly-elected directors. The closing price of our Class A common stock was $20.51 per share on April 25, 2006, $19.28 per share on June 6, 2006 and $19.52 per share on September 18, 2006. On January 10, 2007, 164,647 shares were granted under the Incentive Plan at nominal cost to officers, key employees and certain directors. The closing price of our Class A common stock on the date of grant was $22.25 per share. On August 8, 2007 and September 5, 2007, a total of 7,846 shares were granted in the aggregate under the Incentive Plan at nominal cost to certain newly-elected directors. The closing price of our Class A common stock was $20.98 per share on August 8, 2007 and $22.40 per share on September 5, 2007. On January 16, 2008, 229,572 shares were granted under the Incentive Plan at nominal cost to officers, key employees and certain directors. The closing price of our Class A common stock on the date of grant was $17.07 per share.

        On January 14, 2009, 371,129 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. These awards vest 25% at the end of each year for four years in the case of officers and key employees and vest 100% at the end of one year in the case of directors. The closing price of our Class A common stock on the date of this grant was $10.01 per share. In addition, on June 30, 2009, 150,489 shares were granted under the Incentive Plan at nominal cost to the Company's Chief Executive Officer. The closing price of our Class A common stock on the date of grant was $13.29 per share. All of the restricted shares subject to this award vest on June 30, 2013.

        During the year ended December 31, 2009, the Company withheld approximately 40,629 shares of restricted stock at an aggregate cost of approximately $0.5 million, as permitted by the applicable equity award agreements, to satisfy employee tax withholding requirements related to the vesting of restricted stock awards.

        During the fiscal years ended December 31, 2009, January 1, 2009 and December 27, 2007, the Company recognized approximately $3.8 million, $3.7 million and $2.9 million, respectively, of share-based compensation expense related to restricted share grants. Such expense is presented as a component of general and administrative expenses. The compensation expense for these awards was

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

determined based on the market price of our stock at the date of grant applied to the total numbers of shares that were anticipated to fully vest. As of December 31, 2009, we have unrecognized compensation expense of $7.3 million associated with restricted stock awards. During the year ended December 31, 2009, the Company paid four cash dividends of $0.18 on each share of outstanding restricted stock totaling approximately $0.7 million.

        The following table represents the restricted stock activity for the years ended December 31, 2009, January 1, 2009 and December 27, 2007:

	Year Ended December 31, 2009	Year Ended January 1, 2009	Year Ended December 27, 2007
Unvested at beginning of year:	637,615	459,848	322,692
Granted during the year ended	521,618	229,572	172,493
Vested during the year ended	(183,458)	(40,284)	(26,832)
Forfeited during the year ended	(4,207)	(11,521)	(8,505)

Unvested at end of year	971,568	637,615	459,848

Performance Share Units

        The Incentive Plan also provides for grants in the form of performance share units to officers, directors and key employees. Performance share agreements are entered into between the Company and each grantee of performance share units (each a "Performance Agreement"). Our 2006 Performance Agreement covered performance share grants in the fiscal years ended January 1, 2009 and December 27, 2007. Pursuant to the terms and conditions of the 2006 Performance Agreement, grantees will be issued shares of restricted common stock of the Company in an amount determined by the attainment of Company performance criteria set forth in the 2006 Performance Agreement. The performance criteria are tied to the average annual total shareholder returns (stock price appreciation plus dividend yield) attained ("TSRA") by the Company for each full twelve month period ending on the yearly anniversary of the grant date through the applicable calculation date (subject to the provisions contained in the Performance Agreement relating to the grantee's death, disability, retirement, termination with or without cause or the occurrence of a change of control). The shares of restricted common stock received upon attainment of the performance criteria will be subject to further vesting over a period of time, provided the grantee remains a service provider to the Company during such period. Pursuant to the 2006 Performance Agreement, on the calculation date, the grantee will be entitled to receive a payment in an amount equal to the dividends paid by the Company with respect to a share of its Class A common stock from the grant date through the calculation date, multiplied by the number of shares of restricted common stock, if any, the grantee receives pursuant to the Performance Agreement.

        On June 1, 2006, 402,150 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $19.40 per share. On January 10, 2007, 188,789 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of our Class A common stock on the date of grant was $22.25 per share. On January 16, 2008, 252,721 performance shares were granted under the Incentive Plan at nominal cost to officers and key employees. The closing price of

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

our Class A common stock on the date of grant was $17.07 per share. Each performance share represents the right to receive from 0% to 175% of the target numbers of shares of restricted common stock. The number of shares of restricted common stock earned will be determined by comparing the actual TSRA on Regal's Class A common stock on the third anniversary of the grant date to the target TSRA set forth in each respective Performance Agreement. A target number of shares of restricted common stock to be earned by each eligible grantee has been established with respect to the performance share grants and is primarily based on the grantee's employee classification and base compensation, referred to as "target long-term incentive" ("Target LTI") below. In addition, these awards are subject to an additional one-year vesting requirement. The Company has developed a performance range around the target TSRA and the number of shares of restricted stock that will be issued will be based on actual TSRA, according to the following schedule:

Average Annual Shareholder Return	Target Shares of Restricted Stock
12.5% TSRA < 15.0%	50% of Target LTI
15.0% TSRA < 17.5%	100% of Target LTI
17.5% TSRA < 20.0%	125% of Target LTI
20.0% TSRA < 25.0%	150% of Target LTI
25.0% TSRA	175% of Target LTI

        Since these performance shares contain a market condition which should be reflected in the grant date fair value of an award in accordance with the provisions of ASC Subtopic 718-10, these performance shares were measured on the date of grant using a Monte Carlo simulation model. The Monte Carlo simulation model utilizes multiple input variables that determine the probability of satisfying the market condition stipulated in the award grant and calculates the fair market value for the performance shares granted. The key assumptions used for valuing these performance share awards follow:

As of December 31, 2009
Measurement dates	6/1/2006, 1/10/2007 and 1/16/2008
Measurement dates closing stock price	$17.07 - $22.25
Expected volatility	18.3% - 19.98%
Risk-free interest rate	2.55% - 5.02%
Expected dividend yield	5.39% - 7.03%

        Expected volatility is based on historical volatility of the Company's dividend adjusted common stock price measured daily over a three year period ending on the respective grant dates. The risk-free interest rate is set equal to the yield on three-year (constant maturity) U.S. Government bonds as of June 1, 2006, January 10, 2007 and January 16, 2008. The expected dividend yield assumption is based on the Company's history and expectation of future dividend payouts. The dividend yield is included in the calculation of returns for measurement against the performance goals defined above.

        In 2009, we adopted an amended and restated form of Performance Agreement. On January 14, 2009, 401,907 performance shares were granted pursuant to the 2009 Performance Agreement, at nominal cost to officers and key employees. Under the 2009 Performance Agreement, which is described in the section entitled "Compensation Discussion and Analysis—Elements of

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

9. CAPITAL STOCK AND SHARE-BASED COMPENSATION (Continued)

Compensation—Performance Shares," of our 2009 proxy statement, each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock. The number of shares of restricted common stock earned will be determined based on the attainment of specified performance goals by January 14, 2012 (the third anniversary of the grant date) set forth in each respective Performance Agreement. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $10.01 per share, which approximates the grant date fair market value of the awards.

        As of the respective grant dates, the aggregate fair value of the performance share awards was determined to be $11.6 million, which includes related dividends on shares ultimately earned and paid on the third anniversary of the respective grant dates. The fair value of the performance share awards will be amortized as compensation expense over the expected terms of the awards, which range from 3 to 4 years. During the years ended December 31, 2009, January 1, 2009 and December 27, 2007, the Company recognized approximately $2.0 million, $1.8 million and $1.6 million, respectively, of share-based compensation expense related to performance share grants. Such expense is presented as a component of general and administrative expenses. As of December 31, 2009, there was $5.4 million of unrecognized compensation cost related to the performance shares. During the year ended December 31, 2009, 175,860 shares were effectively cancelled as a result of performance criteria not being met for certain performance share awards granted on June 1, 2006.

        The following tables summarize information about the Company's number of performance shares for the years ended December 31, 2009, January 1, 2009 and December 27, 2007:

	Year Ended December 31, 2009	Year Ended January 1, 2009	Year Ended December 27, 2007
Unvested at beginning of year:	793,005	567,632	383,310
Granted	401,907	252,721	188,789
Cancelled/forfeited	(195,582)	(27,348)	(4,467)

Unvested at end of year	999,330	793,005	567,632

        The above table does not reflect the maximum or minimum number of shares of restricted stock contingently issuable. An additional 0.7 million shares of restricted stock could be issued providing the performance criteria maximums are met.

10. RELATED PARTY TRANSACTIONS

        During the year ended December 27, 2007, Regal Cinemas, incurred approximately $4.1 million of expenses payable to an Anschutz affiliate, Qwest Communications and its subsidiaries, for telecommunication services. In addition, Regal Cinemas incurred approximately $0.3 million of expenses payable to Anschutz affiliates for certain advertising services during the year ended December 27, 2007. During the year ended December 27, 2007, Regal Cinemas received less than $0.1 million, from an Anschutz affiliate for rent and other expenses related to a theatre facility.

        During the year ended December 27, 2007, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

10. RELATED PARTY TRANSACTIONS (Continued)

        During the year ended January 1, 2009, Regal Cinemas incurred capitalized costs of $14.3 million to Qwest Communications and its subsidiaries for network infrastructure upgrades. Regal Cinemas incurred approximately $4.2 million of expenses payable to Qwest Communications and its subsidiaries for telecommunication and network monitoring services during the year ended January 1, 2009. In addition, Regal Cinemas incurred approximately $0.2 million of expenses payable to Anschutz affiliates for certain advertising services during the year ended January 1, 2009. Also during the year ended January 1, 2009, Regal Cinemas received less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility.

        During the year ended January 1, 2009, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

        During the year ended December 31, 2009, Regal Cinemas incurred capitalized costs of $1.2 million to Qwest Communications and its subsidiaries for network infrastructure upgrades. Regal Cinemas incurred approximately $6.2 million of expenses payable to Qwest Communications and its subsidiaries for telecommunication and network monitoring services during the year ended December 31, 2009. In addition, Regal Cinemas incurred approximately $0.1 million of expenses payable to Anschutz affiliates for certain advertising services during the year ended December 31, 2009. Also during the year ended December 31, 2009, Regal Cinemas received less than $0.1 million from an Anschutz affiliate for rent and other expenses related to a theatre facility.

        During the year ended December 31, 2009, in connection with an agreement with an Anschutz affiliate, Regal received various forms of advertising in exchange for on-screen advertising provided in certain of its theatres. The value of such advertising was approximately $0.1 million.

        During the year ended December 28, 2006, Regal entered into a management agreement with an Anschutz affiliate to manage a Los Angeles, California theatre site on their behalf. In connection with the construction of the theatre site, Regal incurred approximately $0.6 million of out of pocket costs (primarily for legal fees and architectural plans). During the year ended December 27, 2007, the Anschutz affiliate reimbursed Regal for such legal fees and acquired the architectural plans at cost, for an aggregate total of $0.6 million. During the year ended December 31, 2009, the ultimate financial terms of the management agreement were approved by the Company's board of directors, which included a management fee payable to Regal based on a percentage of revenues generated by the theatre, subject to a minimum annual fee payable to Regal. The theatre opened in October 2009. During the remainder of fiscal 2009, the Company received approximately $0.1 million from the Anschutz affiliate for rent related to the theatre site. Finally, as of December 31, 2009, the Company is due approximately $0.6 million from the Anschutz affiliate related to certain reimbursable costs (primarily pre-opening costs) associated with the theatre.

        During 2005 and 2006, National CineMedia entered into various lease assignment and sublease arrangements with RCM pursuant to which National CineMedia leases its regional offices in Eden Prairie, Minnesota, Chicago, Illinois and New York, New York. Related party amounts for these arrangements for the fiscal year ended December 27, 2007 were approximately $0.8 million. During the years ended December 31, 2009 and January 1, 2009, only the Chicago, Illinois lease arrangement

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

10. RELATED PARTY TRANSACTIONS (Continued)

remained effective. The amounts paid by National CineMedia under this arrangement totaled approximately $0.1 million for the fiscal years ended December 31, 2009 and January 1, 2009.

11. EMPLOYEE BENEFIT PLAN

        The Company sponsors an employee benefit plan, the Regal Entertainment Group 401(k) Profit Sharing Plan (the "Plan") under section 401(k) of the Internal Revenue Code of 1986, as amended, for the benefit of substantially all full-time employees. The Plan provides that participants may contribute up to 50% of their compensation, subject to Internal Revenue Service limitations. The Plan currently matches an amount equal to 100% of the first 3% of the participant's contributions and 50% of the next 2% of the participant's contributions. Employee contributions are invested in various investment funds based upon elections made by the employee. The Company made matching contributions of approximately $2.6 million, $2.6 million and $2.4 million to the Plan in 2009, 2008 and 2007, respectively.

12. EARNINGS PER SHARE

        We compute earnings per share of Class A and Class B common stock using the two-class method. Basic earnings per share is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed using the weighted average number of common shares and, if dilutive, common stock equivalents outstanding during the period. Potential common stock equivalents consist of the incremental common shares issuable upon the exercise of common stock options, restricted stock and performance shares, the conversion spread on the 3 3/4% Convertible Senior Notes, the 2003 Warrant, the assumed conversion of the 6 1/4% Convertible Senior Notes and the 2008 Warrant issued in connection with the 6 1/4% Convertible Senior Notes. The dilutive effect of outstanding stock options, restricted shares and performance shares, the conversion spread on the 3 3/4% Convertible Senior Notes, the 2003 Warrant and the 2008 Warrant issued in connection with the 6 1/4% Convertible Senior Notes is reflected in diluted earnings per share by application of the treasury-stock method. The dilutive effect of assumed conversion of the 6 1/4% Convertible Senior Notes is reflected in diluted earnings per share by application of the if-converted method. In addition, the computation of the diluted earnings per share of Class A common stock assumes the conversion of Class B common stock, while the diluted earnings per share of Class B common stock does not assume the conversion of those shares.

        The rights, including the liquidation and dividend rights, of the holders of our Class A and Class B common stock are identical, except with respect to voting. The undistributed earnings for the periods presented are allocated based on the contractual participation rights of the Class A and Class B common shares as if the earnings for the periods presented had been distributed. As the liquidation and dividend rights are identical, the undistributed earnings are allocated on a proportionate basis. Further, as we assume the conversion of Class B common stock in the computation of the diluted earnings per share of Class A common stock, the undistributed earnings are equal to net income attributable to controlling interest for that computation.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

12. EARNINGS PER SHARE (Continued)

        The following table sets forth the computation of basic and diluted earnings per share of Class A and Class B common stock (in millions, except share and per share data):

	Year Ended December 31, 2009			Year Ended January 1, 2009			Year Ended December 27, 2007
	Class A		Class B	Class A		Class B	Class A	Class B
Basic earnings per share:
Numerator:
Allocation of undistributed earnings	$80.7		$14.8	$94.8		$17.4	$304.1	$56.3
Denominator:
Weighted average common shares outstanding (in thousands)	129,353		23,709	129,140		23,709	128,129	23,747

Basic earnings per share	$0.62		$0.62	$0.73		$0.73	$2.37	$2.37

Diluted earnings per share:
Numerator:
Allocation of undistributed earnings for basic computation	$80.7		$14.8	$94.8		$17.4	$304.1	$56.3
Reallocation of undistributed earnings as a result of conversion of Class B to Class A shares	14.8		—	17.4		—	56.3	—
Reallocation of undistributed earnings to Class B shares for effect of other dilutive securities	—		(0.1)	—		(0.3)	—	(2.7)
Interest expense on 6 1/4% Convertible Senior Notes	—	(1)	—	—	(1)	—	—	—

Allocation of undistributed earnings	$95.5		$14.7	$112.2		$17.1	$360.4	$53.6
Denominator:
Number of shares used in basic computation (in thousands)	129,353		23,709	129,140		23,709	128,129	23,747
Weighted average effect of dilutive securities (in thousands)
Add:
Conversion of Class B to Class A common shares outstanding	23,709		—	23,709		—	23,747	—
Stock options	143		—	181		—	727	—
Restricted stock and performance shares	887		—	781		—	582	—
Conversion spread on 3 3/4% Convertible Senior Notes and the 2003 Warrant	—		—	1,364		—	6,289	—
Conversion of 6 1/4% Convertible Senior Notes	—	(1)	—	—	(1)	—	—	—

Number of shares used in per share computations (in thousands)	154,092		23,709	155,175		23,709	159,474	23,747

Diluted earnings per share	$0.62		$0.62	$0.72		$0.72	$2.26	$2.26

1.
No amount reported as the impact on earnings per share of Class A common stock would have been antidilutive. There were no antidilutive common stock equivalents outstanding as of December 27, 2007.

13. FAIR VALUE OF FINANCIAL INSTRUMENTS

        The methods and assumptions used to estimate the fair value of each class of financial instrument (see Note 5—"Debt Obligations" for discussion of the Company's interest rate swap arrangements, including fair value estimation methods and assumptions) are as follows:

Cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities:

        The carrying amounts approximate fair value because of the short maturity of these instruments.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

13. FAIR VALUE OF FINANCIAL INSTRUMENTS (Continued)

Long term obligations, excluding capital lease obligations and lease financing arrangements:

        The fair value of the Amended Senior Credit Facility described in Note 5—"Debt Obligations," which consists of the Term Facility and the Revolving Facility, is estimated based on quoted market prices (Level 1 inputs as described in ASC Topic 820, Fair Value Measurements and Disclosures) as of December 31, 2009 and January 1, 2009. The associated interest rates are based on floating rates identified by reference to market rates and are assumed to approximate fair value. The fair values of the 8 5/8% Regal Cinemas Senior Notes, the 6 1/4% Convertible Senior Notes, the 3 3/4% Convertible Senior Notes and Senior Subordinated Notes are estimated based on quoted market prices (Level 1 inputs as described in ASC Topic 820) for these issuances as of December 31, 2009 and January 1, 2009. The aggregate carrying amounts and fair values of long-term debt at December 31, 2009 and January 1, 2009 consist of the following:

	December 31, 2009	January 1, 2009
	(In millions)
Carrying amount	$1,902.2	$1,903.8
Fair value	$1,923.1	$1,497.0

14. SUBSEQUENT EVENTS

  Restricted Stock and Performance Share Grants

        On January 13, 2010, 289,679 restricted shares were granted under the Incentive Plan at nominal cost to officers, directors and key employees. Under the Incentive Plan, Class A common stock of the Company may be granted at nominal cost to officers, directors and key employees, subject to a continued employment restriction (typically one to four years after the award date). The awards vest 25% at the end of each year for four years in the case of officers and key employees and vest 100% at the end of one year in the case of directors. The plan participants are entitled to cash dividends and to vote their respective shares, although the sale and transfer of such shares is prohibited during the restricted period. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $14.72 per share.

        Also on January 13, 2010, 311,953 performance shares were granted under our Incentive Plan at nominal cost to officers and key employees. Each performance share represents the right to receive from 0% to 150% of the target numbers of shares of restricted Class A common stock. The number of shares of restricted common stock earned will be determined based on the attainment of specified performance goals by January 13, 2013 (the third anniversary of the grant date) set forth in the Performance Agreement. The shares are subject to the terms and conditions of the Incentive Plan. The closing price of our Class A common stock on the date of this grant was $14.72 per share.

  Other

        On February 16, 2010, the Company declared a cash dividend of $0.18 per share on each share of the Company's Class A and Class B common stock. The dividend is payable on March 16, 2010 to stockholders of record on March 4, 2010.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION

        On July 15, 2009, Regal Cinemas issued $400.0 million in aggregate principal amount of the 8 5/8% Senior Notes. The 8 5/8% Senior Notes are fully and unconditionally guaranteed on a joint and several senior unsecured basis by Regal and all of Regal Cinemas' existing and future domestic restricted subsidiaries that guarantee Regal Cinemas' other indebtedness (the "Subsidiary Guarantors").

        The following condensed consolidating financial information, which has been prepared in accordance with the requirements for presentation of Rule 3-10(d) of Regulation S-X promulgated by the Commission, presents the condensed consolidating financial information separately for:

  (i)
  Regal, which is a guarantor of the 8 5/8% Senior Notes;

  (ii)
  Regal Cinemas, which is the issuer of the 8 5/8% Senior Notes;

  (iii)
  The Subsidiary Guarantors, on a combined basis, which are guarantors of the 8 5/8% Senior Notes;

  (iv)
  The non-guarantor subsidiaries, on a combined basis, which are not guarantors of the 8 5/8% Senior Notes;

  (v)
  Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among Regal, Regal Cinemas, the Subsidiary Guarantors and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

  (vi)
  Regal and its subsidiaries on a consolidated basis.

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
DECEMBER 31, 2009
(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$267.7	$60.4	$—	$328.1
Trade and other receivables, net	—	—	66.9	2.1	—	69.0
Other current assets	—	6.7	15.2	1.7	8.2	31.8

TOTAL CURRENT ASSETS	—	6.7	349.8	64.2	8.2	428.9
Property and equipment, net	—	—	1,778.2	52.8	(12.3)	1,818.7
Goodwill and other intangible assets	—	—	183.4	7.1	—	190.5
Deferred income tax asset	1.8	—	104.3	—	(28.0)	78.1
Other non-current assets	1.9	1,638.3	218.1	59.5	(1,796.3)	121.5

TOTAL ASSETS	$3.7	$1,645.0	$2,633.8	$183.6	$(1,828.4)	$2,637.7

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$—	$9.8	$—	$13.1	$(5.8)	$17.1
Accounts payable	0.3	—	185.0	13.2	—	198.5
Accrued expenses and other liabilities	54.9	17.8	153.6	5.9	(51.3)	180.9

TOTAL CURRENT LIABILITIES	55.2	27.6	338.6	32.2	(57.1)	396.5
Long-term debt, less current portion	194.6	1,697.8	0.2	—	—	1,892.6
Lease financing arrangements, less current portion	—	—	72.0	—	—	72.0
Capital lease obligations, less current portion	—	—	13.9	1.5	—	15.4
Deferred income tax liability	—	—	—	19.8	(19.8)	—
Other liabilities	—	17.0	462.2	28.9	—	508.1

TOTAL LIABILITIES	249.8	1,742.4	886.9	82.4	(76.9)	2,884.6
DEFICIT:
Stockholders' equity (deficit) of Regal Entertainment Group	(246.1)	(97.4)	1,748.0	100.9	(1,751.5)	(246.1)
Noncontrolling interest	—	—	(1.1)	0.3	—	(0.8)

TOTAL EQUITY (DEFICIT)	(246.1)	(97.4)	1,746.9	101.2	(1,751.5)	(246.9)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$3.7	$1,645.0	$2,633.8	$183.6	$(1,828.4)	$2,637.7

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING BALANCE SHEET INFORMATION
JANUARY 1, 2009
(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$—	$—	$117.1	$53.1	$—	$170.2
Trade and other receivables, net	—	—	71.3	1.9	—	73.2
Other current assets	3.5	7.5	14.9	1.3	2.9	30.1

TOTAL CURRENT ASSETS	3.5	7.5	203.3	56.3	2.9	273.5
Property and equipment, net	—	—	1,892.8	56.0	(12.3)	1,936.5
Goodwill and other intangible assets	—	—	187.2	7.1	—	194.3
Deferred income tax asset	—	—	103.7	—	(25.5)	78.2
Other non-current assets	3.6	1,645.7	172.6	53.8	(1,762.4)	113.3

TOTAL ASSETS	$7.1	$1,653.2	$2,559.6	$173.2	$(1,797.3)	$2,595.8

LIABILITIES AND DEFICIT
CURRENT LIABILITIES:
Current portion of debt obligations	$—	$17.0	$—	$6.4	$—	$23.4
Accounts payable	0.3	—	151.0	10.7	—	162.0
Accrued expenses and other liabilities	49.7	19.6	151.8	5.6	(45.9)	180.8

TOTAL CURRENT LIABILITIES	50.0	36.6	302.8	22.7	(45.9)	366.2
Long-term debt, less current portion	190.5	1,696.2	0.3	—	—	1,887.0
Lease financing arrangements, less current portion	—	—	77.2	—	—	77.2
Capital lease obligations, less current portion	—	—	15.6	1.7	—	17.3
Deferred income tax liability	2.1	—	—	20.4	(22.5)	—
Other liabilities	—	0.2	456.6	27.2	—	484.0

TOTAL LIABILITIES	242.6	1,733.0	852.5	72.0	(68.4)	2,831.7
DEFICIT:
Stockholders' equity (deficit) of Regal Entertainment Group	(235.5)	(79.8)	1,707.7	101.0	(1,728.9)	(235.5)
Noncontrolling interest	—	—	(0.6)	0.2	—	(0.4)

TOTAL EQUITY (DEFICIT)	(235.5)	(79.8)	1,707.1	101.2	(1,728.9)	(235.9)

TOTAL LIABILITIES AND EQUITY (DEFICIT)	$7.1	$1,653.2	$2,559.6	$173.2	$(1,797.3)	$2,595.8

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION
YEAR ENDED DECEMBER 31, 2009
(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated
REVENUES	$—	$—	$2,663.5	$237.1	$(6.7)	$2,893.9
OPERATING EXPENSES:
Film rental and advertising costs	—	—	963.6	82.9	—	1,046.5
Cost of concessions	—	—	100.5	10.1	—	110.6
Rent expense	—	—	339.8	39.0	—	378.8
Other operating expenses	—	—	704.3	74.2	—	778.5
General and administrative expenses	0.4	—	63.0	7.5	(6.7)	64.2
Depreciation and amortization	—	—	190.3	11.6	—	201.9
Net loss on disposal and impairment of operating assets	—	—	27.3	6.7	—	34.0

TOTAL OPERATING EXPENSES	0.4	—	2,388.8	232.0	(6.7)	2,614.5

INCOME (LOSS) FROM OPERATIONS	(0.4)	—	274.7	5.1	—	279.4
OTHER EXPENSE (INCOME):
Interest expense, net	18.8	122.7	9.3	0.2	—	151.0
Loss on extinguishment of debt	—	—	7.4	—	—	7.4
Earnings recognized from NCM	—	—	(38.6)	—	—	(38.6)
Other, net	(106.5)	(213.5)	(72.5)	—	394.9	2.4

TOTAL OTHER EXPENSE (INCOME), NET	(87.7)	(90.8)	(94.4)	0.2	394.9	122.2

INCOME BEFORE INCOME TAXES	87.3	90.8	369.1	4.9	(394.9)	157.2
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(8.0)	(16.4)	83.1	3.2	—	61.9

NET INCOME	95.3	107.2	286.0	1.7	(394.9)	95.3
NONCONTROLLING INTEREST, NET OF TAX	—	—	0.3	(0.1)	—	0.2

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$95.3	$107.2	$286.3	$1.6	$(394.9)	$95.5

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION
YEAR ENDED JANUARY 1, 2009
(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated
REVENUES	$—	$—	$2,546.2	$232.5	$(6.8)	$2,771.9
OPERATING EXPENSES:
Film rental and advertising costs	—	—	908.7	81.7	—	990.4
Cost of concessions	—	—	97.2	9.4	—	106.6
Rent expense	—	—	323.6	39.7	—	363.3
Other operating expenses	—	—	667.9	72.0	—	739.9
General and administrative expenses	0.4	—	61.0	7.5	(6.8)	62.1
Depreciation and amortization	—	—	190.4	11.9	—	202.3
Net loss on disposal and impairment of operating assets	—	—	22.4	—	—	22.4
Equity in earnings of joint venture including former employee compensation	—	—	0.5	—	—	0.5

TOTAL OPERATING EXPENSES	0.4	—	2,271.7	222.2	(6.8)	2,487.5

INCOME (LOSS) FROM OPERATIONS	(0.4)	—	274.5	10.3	—	284.4
OTHER EXPENSE (INCOME):
Interest expense, net	17.6	105.9	5.4	(0.5)	—	128.4
Loss on extinguishment of debt	3.0	—	—	—	—	3.0
Earnings recognized from NCM	—	—	(32.9)	—	—	(32.9)
Gain on sale of Fandango interest	—	—	(2.5)	(0.9)	—	(3.4)
Other, net	(124.5)	(214.7)	(67.3)	—	409.4	2.9

TOTAL OTHER EXPENSE (INCOME), NET	(103.9)	(108.8)	(97.3)	(1.4)	409.4	98.0

INCOME BEFORE INCOME TAXES	103.5	108.8	371.8	11.7	(409.4)	186.4
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(8.5)	(16.7)	93.8	5.8	—	74.4

NET INCOME	112.0	125.5	278.0	5.9	(409.4)	112.0
NONCONTROLLING INTEREST, NET OF TAX	—	—	0.2	—	—	0.2

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$112.0	$125.5	$278.2	$5.9	$(409.4)	$112.2

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF INCOME INFORMATION
YEAR ENDED DECEMBER 27, 2007
(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated
REVENUES	$—	$—	$2,435.4	$233.3	$(7.5)	$2,661.2
OPERATING EXPENSES:
Film rental and advertising costs	—	—	874.2	83.3	—	957.5
Cost of concessions	—	—	94.5	9.3	—	103.8
Rent expense	—	—	296.0	39.9	—	335.9
Other operating expenses	—	—	621.8	71.2	(0.7)	692.3
General and administrative expenses	0.4	—	62.0	7.5	(6.8)	63.1
Depreciation and amortization	—	—	171.5	11.9	—	183.4
Net gain on disposal and impairment of operating assets	—	—	(3.1)	2.2	—	(0.9)
Equity in earnings of joint venture including former employee compensation	—	—	3.9	—	—	3.9

TOTAL OPERATING EXPENSES	0.4	—	2,120.8	225.3	(7.5)	2,339.0

INCOME (LOSS) FROM OPERATIONS	(0.4)	—	314.6	8.0	—	322.2
OTHER EXPENSE (INCOME):
Interest expense, net	10.2	116.0	(7.1)	(1.9)	—	117.2
Earnings recognized from NCM	—	—	(18.6)	—	—	(18.6)
Gain on NCM transaction	—	—	(350.7)	—	—	(350.7)
Gain on sale of Fandango interest	—	—	(21.6)	(7.0)	—	(28.6)
Other, net	(366.5)	(465.8)	(266.4)	0.2	1,099.9	1.4

TOTAL OTHER EXPENSE (INCOME), NET	(356.3)	(349.8)	(664.4)	(8.7)	1,099.9	(279.3)

INCOME BEFORE INCOME TAXES	355.9	349.8	979.0	16.7	(1,099.9)	601.5
PROVISION FOR (BENEFIT FROM) INCOME TAXES	(4.4)	(17.3)	255.9	7.0	—	241.2

NET INCOME	360.3	367.1	723.1	9.7	(1,099.9)	360.3
NONCONTROLLING INTEREST, NET OF TAX	—	—	0.1	—	—	0.1

NET INCOME ATTRIBUTABLE TO CONTROLLING INTEREST	$360.3	$367.1	$723.2	$9.7	$(1,099.9)	$360.4

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
YEAR ENDED DECEMBER 31, 2009
(in millions)

	Regal	Regal Cinemas	Subsidiary Guarantors	Non- Guarantor Subsidiaries	Consolidating Adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(18.9)	$—	$412.6	$17.1	$—	$410.8
Cash Flows from Investing Activities:
Capital expenditures	—	—	(98.9)	(9.9)	—	(108.8)
Proceeds from disposition of assets	—	—	0.6	0.2	—	0.8
Other	—	—	(2.5)	—	—	(2.5)

NET CASH USED IN INVESTING ACTIVITIES	—	—	(100.8)	(9.7)	—	(110.5)
Cash Flows from Financing Activities:
Cash used to pay dividends	(110.8)	—	—	—	—	(110.8)
Cash received (paid) to/from REG Parent Company	130.0	(130.0)	—	—	—	—
Cash received (paid) to/from subsidiary	—	(260.2)	260.2	—	—	—
Net proceeds from issuance of Regal Cinemas 8 5/8% Senior Notes	—	390.2	—	—	—	390.2
Net payments on long-term obligations	—	—	(402.6)	(0.1)	—	(402.7)
Cash used to purchase treasury shares and other	(0.4)	—	—	—	—	(0.4)
Proceeds from stock option exercises	0.1	—	—	—	—	0.1
Payment of debt acquisition costs and other	—	—	(18.8)	—	—	(18.8)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	18.9	—	(161.2)	(0.1)	—	(142.4)

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	—	150.6	7.3	—	157.9
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	—	—	117.1	53.1	—	170.2

CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$—	$267.7	$60.4	$—	$328.1

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
YEAR ENDED JANUARY 1, 2009
(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(2.2)	$—	$262.6	$10.5	$—	$270.9
Cash Flows from Investing Activities:
Capital expenditures	—	—	(123.5)	(8.2)	—	(131.7)
Proceeds from disposition of assets	—	—	3.3	0.3	—	3.6
Cash used for acquisitions, net of cash acquired	—	—	(209.3)	—	—	(209.3)
Other	—	—	(1.5)	0.4	—	(1.1)

NET CASH USED IN INVESTING ACTIVITIES	—	—	(331.0)	(7.5)	—	(338.5)
Cash Flows from Financing Activities:
Cash used to pay dividends	(184.2)	—	—	—	—	(184.2)
Cash received/(paid) to/from REG Parent Company	172.1	(172.1)	—	—	—	—
Cash received/(paid) to/from subsidiary	—	172.1	(172.1)	—	—	—
Proceeds from stock option exercises	0.5	—	—	—	—	0.5
Net payments on long-term obligations	—	—	(26.9)	(0.1)	—	(27.0)
Proceeds from issuance of 6 1/4% Convertible Senior Notes	200.0	—	—	—	—	200.0
Net cash paid for 6 1/4% Convertible Senior Notes convertible note hedge and warrant	(6.6)	—	—	—	—	(6.6)
Cash used to redeem 3 3/4% Convertible Senior Notes	(194.1)	—	—	—	—	(194.1)
Payment of debt acquisition costs and other	(5.1)	—	0.2	—	—	(4.9)
Net proceeds from 3 3/4% Convertible Senior Notes hedge and warrant	18.9	—	—	—	—	18.9

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1.5	—	(198.8)	(0.1)	—	(197.4)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(0.7)	—	(267.2)	2.9	—	(265.0)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	0.7	—	384.3	50.2	—	435.2

CASH AND CASH EQUIVALENTS AT END OF YEAR	$—	$—	$117.1	$53.1	$—	$170.2

REGAL ENTERTAINMENT GROUP

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

December 31, 2009, January 1, 2009 and December 27, 2007

15. CONDENSED CONSOLIDATING FINANCIAL INFORMATION (Continued)

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS INFORMATION
YEAR ENDED DECEMBER 27, 2007
(in millions)

	REG Parent Company	RCC Parent Company	Subsidiary Guarantors	Subsidiary Non- Guarantors	Consolidating Adjustments	Consolidated
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	$(1.1)	$—	$445.2	$9.3	$—	$453.4
Cash Flows from Investing Activities:
Capital expenditures	—	—	(109.1)	(5.3)	—	(114.4)
Proceeds from disposition of assets	—	—	40.6	—	—	40.6
Proceeds from sale of Fandango interest	—	—	21.6	7.0	—	28.6
Proceeds from redemption of preferred units of NCM	—	—	315.1	—	—	315.1
Proceeds from sale of NCM common units to NCM, Inc.	—	—	32.2	—	—	32.2
Other	—	—	(1.5)	(0.8)	—	(2.3)

NET CASH PROVIDED BY INVESTING ACTIVITIES	—	—	298.9	0.9	—	299.8
Cash Flows from Financing Activities:
Cash used to pay dividends	(485.1)	—	—	—	—	(485.1)
Cash paid to REG Parent Company	470.7	(470.7)	—	—	—	—
Cash received from subsidiary		470.7	(470.7)	—	—	—
Proceeds from stock option exercises	15.6	—	—	—	—	15.6
Net payments on long term obligations	—	—	(22.4)	(0.1)	—	(22.5)
Cash used to redeem 3 3/4% Convertible Senior Notes	(0.1)	—	—	—	—	(0.1)
Excess tax benefits from share-based payment arrangements	—	—	14.2	0.4	—	14.6
Payment of debt acquisition costs and other	—	—	(2.7)	—	—	(2.7)

NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	1.1	—	(481.6)	0.3	—	(480.2)

NET INCREASE IN CASH AND CASH EQUIVALENTS	—	—	262.5	10.5	—	273.0
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	0.7	—	121.8	39.7	—	162.2

CASH AND CASH EQUIVALENTS AT END OF YEAR	$0.7	$—	$384.3	$50.2	$—	$435.2

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

        None.

CONTROLS AND PROCEDURES

Evaluation of Disclosure Controls and Procedures

        We maintain disclosure controls and procedures that are designed to ensure that information required to be disclosed by us in the reports that we file or submit to the Securities and Exchange Commission under the Securities Exchange Act of 1934 ("Exchange Act"), as amended, is recorded, processed, summarized and reported within the time periods specified by the Commission's rules and forms, and that information is accumulated and communicated to our management, including our principal executive and principal financial officers (whom we refer to in this periodic report as our Certifying Officers), as appropriate to allow timely decisions regarding required disclosure. Our management evaluated, with the participation of our Certifying Officers, the effectiveness of our disclosure controls and procedures as of December 31, 2009, pursuant to Rule 13a-15(b) under the Exchange Act. Based upon that evaluation, our Certifying Officers concluded that, as of December 31, 2009, our disclosure controls and procedures were effective.

Management's Report on Internal Control Over Financial Reporting and Attestation of Registered Public Accounting Firm

        Our management's report on internal control over financial reporting and our registered public accounting firm's audit report on the effectiveness of management's assessment of our internal control over financial reporting are included in Part II, Item 8, on pages 53, 54 and 55 of this Form 10-K, which are incorporated herein by reference.

Changes in Internal Control Over Financial Reporting

        There were no changes in our internal control over financial reporting that occurred during our fiscal quarter ended December 31, 2009 that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Limitations on the Effectiveness of Controls

        Management is responsible for the preparation and fair presentation of the consolidated financial statements included in this annual report. The consolidated financial statements have been prepared in conformity with U.S. generally accepted accounting principles reflect management's judgments and estimates concerning effects of events and transactions that are accounted for or disclosed. The Company's internal control over financial reporting includes those policies and procedures that pertain to the Company's ability to record, process, summarize and report reliable financial data. Management recognizes that there are inherent limitations in the effectiveness of any internal control over financial reporting, including the possibility of human error and the circumvention or overriding of internal control. Accordingly, even effective internal control over financial reporting can provide only reasonable assurance with respect to financial statement preparation. Further, because of changes in conditions, the effectiveness of internal control over financial reporting may vary over time.

OTHER INFORMATION

        None.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date REGAL ENTERTAINMENT GROUP M21753-P90430 REGAL ENTERTAINMENT GROUP 7132 REGAL LANE KNOXVILLE, TN 37918 To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. Please indicate if you plan to attend this meeting. For Against Abstain 2. Ratification of the audit committee's selection of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 30, 2010. NOTE: The shares represented by this proxy, when properly executed, will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR items 1 and 2. The undersigned hereby authorizes the proxies, and each of them, in their direction, to vote on any other business as may properly be brought before the 2010 Annual Meeting of Stockholders or any adjournment thereof. For address changes and/or comments, please check this box and write them on the back where indicated. For All Withhold All For All Except 0 0 0 0 0 0 Yes No 0 0 0 01) Thomas D. Bell, Jr. 02) David H. Keyte 03) Amy E. Miles 04) Lee M. Thomas 1. Election of Class II Directors to serve a three year term until 2013 Nominees: VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can elect to receive all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends that you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Address Changes/Comments: (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) REGAL ENTERTAINMENT GROUP THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS ANNUAL MEETING OF STOCKHOLDERS May 5, 2010 The undersigned stockholder of Regal Entertainment Group hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders, Proxy Statement and Summary Annual Report relating to the 2010 Annual Meeting of Stockholders to be held at 9:30 a.m. (Eastern Time) on May 5, 2010, at our Pinnacle Stadium 18 at Turkey Creek theatre, located at 11240 Parkside Drive, Knoxville, Tennessee 37922, and hereby appoints Peter B. Brandow and Amy E. Miles, and each of them (with full power to act alone), the attorneys and proxies of the undersigned, with full power of substitution to each, to vote all shares of the Class A and Class B common stock of Regal Entertainment Group registered in the name provided herein which the undersigned is entitled to vote at the 2010 Annual Meeting of Stockholders, and at any adjournments thereof, with all the powers the undersigned would have if personally present. Without limiting the general authorization hereby given, the proxies are, and each of them is, instructed to vote or act as directed hereby or, in the absence of any direction, in accordance with the board of directors’ recommendations on each of the proposals set forth in the Proxy Statement, which proposals are set forth on the reverse side. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSAL NO. 2. Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting: The Notice of Annual Meeting of Stockholders and Proxy Statement and Summary Annual Report are available at www.proxyvote.com. For directions to attend the Annual Meeting and Annual Meeting Admission information, contact Investor Relations at (865) 922-1123. Continued and to be signed on reverse side M21754-P90430